     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 1996

                                                REGISTRATION FILE NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                          NATIONAL MEDIA CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   DELAWARE
        (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                  13-2658741
                     (I.R.S. EMPLOYER IDENTIFICATION NO.)

                              1700 WALNUT STREET
                       PHILADELPHIA, PENNSYLVANIA 19103
                                (215) 772-5000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

             CONSTANTINOS I. COSTALAS, VICE CHAIRMAN OF THE BOARD
                          NATIONAL MEDIA CORPORATION
                              1700 WALNUT STREET
                       PHILADELPHIA, PENNSYLVANIA 19103
                                (215) 772-5000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH COPIES TO:
      STEPHEN T. BURDUMY, ESQUIRE           GERALD S. TANENBAUM, ESQUIRE
 KLEHR, HARRISON, HARVEY, BRANZBURG &          CAHILL GORDON & REINDEL
                ELLERS                             80 PINE STREET
          1401 WALNUT STREET                  NEW YORK, NEW YORK 10005
   PHILADELPHIA, PENNSYLVANIA 19102                (212) 701-3000
            (215) 568-6060

                                --------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursu-ant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities registered on this Form are to be offered on a de-layed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or inter-est reinvestment plans, check the following box. [_]

If this Form is filed to register additional securities for an offering pursu-ant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier ef-fective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act regis-tration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

    TITLE OF EACH                          PROPOSED MAXIMUM     PROPOSED       AMOUNT OF
 CLASS OF SECURITIES      AMOUNT TO BE      OFFERING PRICE  MAXIMUM AGGREGATE REGISTRATION
  TO BE REGISTERED         REGISTERED         PER SHARE     OFFERING PRICE(1)     FEE
- ------------------------------------------------------------------------------------------
Common Stock, par
 value $.01 per share
 (1)                   2,300,000 shares(2)    $20.00(3)      $46,000,000(3)    $15,863.00
- ------------------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
(1) Includes 2,300,000 Series A Preferred Stock Purchase Rights (the
    "Rights"). Since no separate consideration is paid for the Rights, the registration fee therefor is included in the fee for the Common Stock.
(2) Includes 300,000 shares of Common Stock subject to the Underwriters' over-allotment option.
(3) Based on the average of the high and low sale prices of the Registrant's Common Stock as reported on the New York Stock Exchange on June 13, 1996, estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH A DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRA-TION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS                   Subject to Completion
                              Dated June 14, 1996
2,000,000 Shares

[LOGO]

Common Stock
(par value $.01 per share)

All of the Common Stock, par value $.01 per share (the "Common Stock"), offered hereby is being offered by National Media Corporation, a Delaware corporation (the "Company").

The Common Stock is listed on the New York Stock Exchange ("NYSE") and the Philadelphia Stock Exchange ("PHLX") under the symbol "NM." On June 13, 1996, the reported last sale price of the Common Stock on the NYSE was $20.00 per share. See "Price Range of Common Stock and Dividend Policy."

SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR INFORMATION THAT SHOULD BE CONSID-ERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------

                                                 PRICE TO       UNDERWRITING   PROCEEDS TO
                                                 PUBLIC         DISCOUNT (1)   COMPANY (2)
- ------------------------------------------------------------------------------------------
Per Share                                        $              $              $
- ------------------------------------------------------------------------------------------
Total(3)                                         $              $              $
- ------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain lia-bilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $       .
(3) The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 300,000 shares of Common Stock on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be
$       , $        and $       , respectively. See "Underwriting."

The shares of Common Stock being offered by this Prospectus are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by Cahill Gordon & Reindel, counsel for the Underwriters. It is expected that delivery of the shares of Common Stock offered hereby will be made against payment therefor
on or about         , 1996 at the offices of J.P. Morgan Securities Inc., 60
Wall Street, New York, New York.

J.P. MORGAN & CO.                                                 TUCKER ANTHONY
                                                    INCORPORATED

    , 1996

                 [MAP OF WORLD HIGHLIGHTING BROADCAST REGIONS]


                                [PRODUCT SHOT]



                                [PRODUCT SHOT]

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, THE PHILADELPHIA STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTIN-UED AT ANY TIME.

No person is authorized to give any information or make any representations not contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction to any person to whom it is unlawful to make such of-fer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company subsequent to the date hereof.

                               TABLE OF CONTENTS

                                        PAGE
Incorporation of Certain Documents by
 Reference.............................    3
Prospectus Summary.....................    4
Risk Factors...........................    8
The Company............................   14
Use of Proceeds........................   16
Price Range of Common Stock and
 Dividend Policy.......................   16
Capitalization.........................   17
Pro Forma Consolidated Financial
 Statements............................   18
Selected Financial and Operating Data..   23

                                         PAGE
Management's Discussion and Analysis of
 Financial
 Condition and Results of Operations....   24
Business................................   29
Management..............................   39
Description of Capital Stock............   42
Underwriting............................   46
Legal Matters...........................   47
Experts.................................   47
Available Information...................   48
Index to Financial Statements...........  F-1

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") (File No. 1-6715) are incorporated by reference in this Prospectus:

  (a) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996;

  (b) the Company's Current Report on Form 8-K dated June 14, 1996; and

  (c) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, dated August 28, 1990, including all amendments and reports filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, of 1934, as amended (the "Exchange Act"), after the date of this Prospectus and prior to the termi-nation of the offering (the "Offering") shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such ear-lier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will furnish, without charge, to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all documents specifically incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are spe-cifically incorporated by reference therein. Requests should be directed to Marshall A. Fleisher, Esq., Vice President (Legal) and Corporate Secretary, Na-tional Media Corporation, 1700 Walnut Street, Philadelphia, Pennsylvania 19103 (telephone 215-772-5000).

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (in-cluding the notes thereto) appearing elsewhere in this Prospectus. Except as set forth in the financial statements or otherwise noted herein, the informa-tion contained in the Prospectus relating to the Company's capital stock, in-cluding the Summary Historical and Pro Forma Financial and Other Data, the Pro Forma Consolidated Financial Statements and the Selected Financial and Operat-ing Data, assumes that there will be no exercise of the Underwriters' over-al-lotment option. References herein to a particular fiscal year of the Company shall mean the year ended March 31 of the stated year (i.e., the fiscal year ended March 31, 1996 shall be referred to as "fiscal 1996"). Unless the context otherwise requires, references in this Prospectus to the "Company" or "National Media" shall refer to National Media Corporation, a Delaware corporation, and its subsidiaries.

                                  THE COMPANY

National Media is a global leader in the use of direct response transactional television programming, known as infomercials, to market consumer products. Na-tional Media is the world's largest publicly held infomercial company, making infomercial programming available to more than 260 million households in 60 countries worldwide.

The Company manages all phases of marketing the majority of its products in both the United States and international markets, including product selection and development, manufacturing by third parties, production and broadcast of infomercials, order processing and fulfillment and customer service. The Company's products are primarily concentrated in the automotive, beauty and personal care, crafts, health and fitness, kitchen and household, music, out-door and self-improvement categories. At any given time, the Company broadcasts infomercials concerning approximately 75 products in one or more geographic markets worldwide.

Net revenues for fiscal 1996 were $292.6 million, a 66.1% increase over the prior year. Net income for fiscal 1996 was $16.6 million, compared to a net loss of $672,000 for the prior year. In the fall of 1994, the Company commenced a corporate restructuring. Since then, the Company has achieved strong revenue and net income performance, posting its sixth consecutive profitable quarter in the fourth quarter of fiscal 1996. Strengthened by these recent financial re-sults, National Media is pursuing a business strategy focusing on: (i) ex-panding its global presence, (ii) developing and marketing innovative consumer products to enhance its library of infomercial programs and (iii) lowering costs by becoming a fully-integrated provider of consumer product marketing services.

Expand Global Presence. The Company is continuing its efforts to expand its po-sition as a worldwide leader in infomercial programming. Through its existing media time and order fulfillment operations, the Company has the ability to de-liver infomercial programming and products to over 260 million households worldwide. The Company intends to aggressively increase its number of media outlets in new and existing markets through strategic acquisitions and long-term and other agreements with various network affiliates and cable networks. At present, the Company has ongoing relationships, some of which are long-term, with networks in North America such as America's Talking, BET, CNBC, Discovery, E!, ESPN2, The Family Channel, FX, Home Team Sports, The Learning Channel, Lifetime Television, The Nashville Network, The New Inspirational Network, Product Information Network, SCIFI Channel, TV Food Network and USA Network and internationally, with satellite channels such as Eurosport, Flextech (Starstream) and The NBC Superchannel. The Company has also acquired the rights to use a twenty-four hour satellite transponder to broadcast its infomercials in Europe.

In addition to increasing its media time in existing markets, National Media plans to enter additional geographic markets, including South Africa, mainland China, India and Indonesia. Initial entry into these markets is currently ex-pected by the end of calendar year 1997.

Develop and Market Innovative Products to Enhance Library of Infomercial Pro-grams. The Company continually seeks out the most innovative consumer products which it can market and distribute profitably. The Company has built an in-house product development/marketing department responsible for researching, de-veloping and analyzing products and product ideas. The Company augments its product development activities through strategic relationships with Mitsui & Co., Ltd., one of the world's largest diversified services companies, certain media companies and various third-party manufacturers.

The Company believes that its large library of infomercial programs, together with its extensive international operations and expertise in product sourcing, in-bound telemarketing, order fulfillment and customer service, gives it a sig-nificant competitive advantage over others desiring to enter its existing or new markets. While the Company incurs certain initial and ongoing costs in con-nection with adapting a product and infomercial for specific markets, the pri-mary expenses of product and infomercial development and infomercial production are incurred when the product/infomercial is first developed for its initial target market. Thus, as the Company obtains sufficient media time in additional markets, it can quickly, efficiently and relatively inexpensively begin selling products in such new markets.

The Company believes that by further expanding its coverage into other parts of the world it will be able to further leverage its library of infomercial pro-grams and products by extending the time period during which each product gen-erates revenues and, therefore, the total worldwide revenues for a particular product. At present, the Company's total product/infomercial library available for introduction into each new market consists of over 100 products.

Lower Costs by Becoming a Fully-Integrated Provider of Consumer Product Market-ing Services. National Media seeks to be the low-cost provider in the infomercial industry. The Company has created a state of the art order fulfill-ment system to service its North American operations and is working to more fully integrate its entire worldwide operations. The Company also continues to explore methods to better control each step in the development and life cycle of a product/infomercial and develop its expertise in, and refine its systems with regards to, product sourcing, in-bound telemarketing, order fulfillment and customer service. National Media believes that its current competitive ad-vantages of purchased block media time, multi-country coverage and fully-inte-grated program production, product sourcing and order fulfillment, as well as the development of new long-term media and marketing partners, provide it with a strong base from which it can continue to lower its costs.

                              RECENT DEVELOPMENTS

On October 25, 1995, the Company acquired DirectAmerica Corporation and Cali-fornia Production Group, Inc. (collectively, "DirectAmerica"). DirectAmerica is a leading infomercial production company which produces infomercials for the Company as well as third parties.

On May 17, 1996, the Company acquired Positive Response Television, Inc. ("Pos-itive Response"). Positive Response was a publicly traded direct marketing com-pany and producer of infomercials. Its net revenues for the year ended December 31, 1995 were approximately $63.4 million. The Company's acquisition of Posi-tive Response will enhance its internal capability to produce a substantial number of its infomercials in the future and provide it with an internal telemarketing capability.

In late May 1996, the Company executed definitive agreements to acquire Pres-tige Marketing Limited and Prestige Marketing International Limited (collec-tively, "Prestige") and Suzanne Paul Holdings Pty Limited and its operating subsidiaries (collectively, "Suzanne Paul"), two direct response television marketing companies. The acquisitions are expected to be consummated in early July 1996.

Prestige operates out of Auckland, New Zealand. It produces its own short-form and long-form direct response television spots and broadcasts these and third-party shows in New Zealand. Prestige also licenses its shows for broadcast throughout Asia and the Pacific Rim and in Russia. Prestige conducts its own in-bound telemarketing, order fulfillment and customer service functions. In fiscal 1996, Prestige had net revenues of $18.7 million and net income of $3.3 million.

Suzanne Paul operates out of Sydney, Australia and broadcasts its programming in Australia. Suzanne Paul conducts its own in-bound telemarketing, order ful-fillment and customer service functions. In the nine months ended March 31, 1996, Suzanne Paul had net revenues of $16.2 million and net income of $2.3 million.

The acquisitions of Prestige and Suzanne Paul will extend the reach of the Company's programming firmly into the New Zealand, Australian and Southeast Asian marketplaces. The acquisitions will immediately expand the Company's presence in nine countries and add three countries to the Company's geographic reach.

The aggregate consideration to be paid by the Company for Prestige and Suzanne Paul will be approximately $4.2 million in cash, a $2.8 million note payable maturing on December 5, 1996 and 787,879 shares of Common Stock. Upon consumma-tion of these acquisitions, the Company will also fund approximately $4.6 mil-lion in dividends payable to shareholders of Suzanne Paul. In addition, the Company may be required to pay up to an aggregate of an additional $5.0 million in Common Stock, valued at then present market prices, in 1997 and 1998, con-tingent upon the levels of profitability achieved in those years by Prestige and Suzanne Paul.

                                  THE OFFERING

COMMON STOCK OFFERED............... 2,000,000 shares

COMMON STOCK OUTSTANDING AFTER THE  21,612,008 shares (1)
OFFERING...........................

USE OF PROCEEDS.................... To retire approximately $13.5 million of indebtedness incurred in connection with the acquisitions of Positive Response, Prestige and Suzanne Paul; provide approximately $13.0 million for the acquisition and retention of media access contracts, including acquiring the right to use, for a one-year period, a twenty-four hour satellite transponder to be utilized by the Company to air its infomercials in European markets; and provide approximately $11.0 million for general corporate purposes, including working capital requirements and expenditures related to potential future acquisitions. Pending the application of Offering proceeds to the above uses, the Company will invest the proceeds in short-term income producing investments. See "Use of Proceeds."

NYSE AND PHLX TRADING SYMBOL....... "NM"

DIVIDEND POLICY.................... The Company has not declared or paid a cash dividend on its Common Stock since
                                    the quarter ended December 31, 1991, and
                                    the Board of Directors does not anticipate
                                    that dividends will be paid in the
                                    foreseeable future. In addition, the
                                    Company's ability to pay dividends is
                                    restricted pursuant to the terms of
                                    certain financing agreements between the
                                    Company and its principal lender, as well
                                    as by the terms of the Company's Series B
                                    Preferred Stock (as defined). See
                                    "Description of Capital Stock."
- ---------
(1) Does not include, as of May 31, 1996, 1,245,000 shares of Common Stock is-suable upon the conversion of the Company's Series B Preferred Stock; 6,099,552 shares of Common Stock issuable upon exercise of certain warrants with a weighted average exercise price of $5.56 per share; 1,922,333 shares of Common Stock issuable upon exercise of options granted to certain direc-tors, officers, employees and consultants of the Company with a weighted average exercise price of $6.89 per share; 193,209 shares of Common Stock issuable pursuant to Positive Response's stock option plan; 787,879 shares of Common Stock issuable in connection with the acquisitions of Prestige and Suzanne Paul; 3,000,000 shares of Common Stock issuable upon exercise of options which may be granted pursuant to the Company's 1991 Option Plan if a proposed increase in shares available under the Plan receives stock-holder approval at the Company's 1996 Annual Meeting of Stockholders; any shares of Common Stock which may be issuable in connection with the Pres-tige or Suzanne Paul transactions in 1997 or 1998, contingent upon the level of net income achieved by Prestige and Suzanne Paul in those years; or any shares of Common Stock which may be issuable in connection with the DirectAmerica transaction, contingent upon the level of revenues generated through January 31, 1997.

           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

The following table presents summary historical financial and other data for each of the fiscal years in the five-year period ended March 31, 1996, as well as pro forma financial data (i) giving effect to the acquisitions of DirectAmerica (solely for Statement of Operations Data and Other Data) and Pos-itive Response and the pending acquisitions of Prestige and Suzanne Paul (col-lectively, the "Acquisitions") and (ii) giving effect to the Acquisitions and as adjusted for the Offering, as if the Acquisitions and the Offering had oc-curred as of April 1, 1995 for Statement of Operations Data and Other Data and as of March 31, 1996 for Balance Sheet Data. The historical financial data set forth below has been derived from the Company's consolidated financial state-ments and notes thereto, which have been audited by Ernst & Young LLP. The data set forth below should be read in conjunction with "Pro Forma Consolidated Fi-nancial Statements," "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's audited consolidated financial statements and notes thereto, as well as the historical financial statements and notes thereto of DirectAmerica, Positive Response, Prestige and Suzanne Paul included elsewhere in this Pro-spectus.

                                       -----------------------------------------------------------------------
                                                               YEARS ENDED MARCH 31,
                                        PRO FORMA
                                       AS ADJUSTED PRO FORMA      1996      1995      1994      1993      1992
                                       ----------- ---------  --------  --------  --------  --------  --------
Dollars in thousands, except per
 share data
STATEMENT OF OPERATIONS DATA:
Net revenues                             $374,889   $374,889   $292,607  $176,167  $172,602  $141,997  $102,218
Gross profit                               70,853     70,853     54,891    26,601    21,317    28,762    13,282
Operating income                           23,337     23,337     21,119       317    (8,399)    6,706    (6,318)
Income (loss) before
 income taxes                              23,791     21,631     20,104      (372)   (8,699)    6,335    (6,788)
Net income (loss)                          17,804     16,024     16,579      (672)   (8,699)    6,259    (4,854)
Income (loss) per common
 share(1)
  Primary                                $   0.65   $   0.64   $   0.74  $  (0.05) $  (0.72) $   0.48  $  (0.44)
  Fully-diluted                          $   0.63   $   0.61   $   0.71  $  (0.05) $  (0.72) $   0.48  $  (0.44)
                                         -----------------------------------------------------------------------

                                                                      AT MARCH 31,
                                         PRO FORMA
                                       AS ADJUSTED PRO FORMA      1996      1995      1994      1993      1992
Dollars in thousands                   ----------- ---------  --------  --------  --------  --------  --------
BALANCE SHEET DATA:
Working capital
 (deficiency)                          $ 79,504    $ 51,143  $ 38,722  $ 22,081  $  1,377  $  7,995  $ (1,780)
Total assets                            205,287    181,304    116,548    64,143    47,475    46,771    34,258
Short-term debt                             901      5,279        876       184     4,770     2,917     3,603
Long-term debt                            4,139     13,278      4,054     3,613       448     1,090     1,492
Shareholders' equity                    134,551     97,051     56,462    26,625    10,571    17,630    11,143
                                       -----------------------------------------------------------------------

                                                                YEARS ENDED MARCH 31,
                                        PRO FORMA
                                       AS ADJUSTED PRO FORMA      1996      1995      1994      1993      1992
Dollars in thousands                   ----------- ---------  --------  --------  --------  --------  --------
OTHER DATA:
Gross profit margin                        18.9%     18.9%      18.8%     15.1%     12.4%     20.3%     13.0%
Operating margin(2)                         6.2%      6.2%       7.2%      3.3%      0.4%      5.2%     (3.3%)
Current ratio(3)                           2.24       1.75       1.72      1.69      1.04      1.29      0.92
EBITDA(4)                              $ 27,768   $ 27,768   $ 23,218  $  7,485  $  2,278  $  9,453  $ (2,334)
Infomercials aired
 during period                               --         --        110        90        63        65        49
Country coverage(5)                          --         --         60        42        32        19        11

- ---------
(1) Income (loss) per common share amounts have been computed based upon the weighted average number of common shares and dilutive common share equiva-lents (options and warrants to purchase Common Stock and Series B Preferred Stock) outstanding using the "if converted method" in fiscal 1996 and 1995 and the "treasury stock method" in fiscal 1994, 1993 and 1992. For fiscal 1996 and 1995, net income used to compute primary net income per share equals net income, plus after-tax interest expense incurred on outstanding long-term debt and after-tax interest income earned on the investment of excess proceeds from the assumed exercise of all outstanding options and warrants to purchase Common Stock after repurchase using the treasury stock method of 20% of the Company's outstanding Common Stock. For fiscal 1995, 1994, 1993 and 1992, the effect of the exercise of options and warrants to purchase Common Stock and the conversion of Series B Preferred Stock was not assumed in the calculation of net income (loss) per common share be-cause the effect was anti-dilutive.
(2) Operating margin represents operating income plus severance expense of ap-proximately $2.7 million in fiscal 1995 and unusual charges of approxi-mately $2.9 million, $9.0 million, $725,000 and $3.0 million for fiscal 1995, 1994, 1993 and 1992, respectively, divided by net revenues.
(3) Current ratio represents the ratio of total current assets to total current liabilities.
(4) EBITDA represents earnings before interest, income taxes, depreciation and amortization plus severance expense of approximately $2.7 million in fiscal 1995 and unusual charges of approximately $2.9 million, $9.0 million, $725,000 and $3.0 million for fiscal 1995, 1994, 1993 and 1992, respective-ly.
(5) Country coverage represents countries where the Company's infomercials could be viewed by consumers as of the indicated year end.

                                  RISK FACTORS

The shares of Common Stock offered hereby involve certain risks. In addition to the other information set forth and incorporated by reference in this Prospec-tus, the following factors should be considered carefully by prospective in-vestors in evaluating an investment in the shares of Common Stock offered here-by.

NATURE OF THE INFOMERCIAL INDUSTRY

The worldwide infomercial industry is relatively new and is characterized by growth and competition for products, customers and media access. The success of the Company in this industry will depend in part on its continued access to me-dia time, introduction of successful products, ability to enhance its product lines and support product marketing and sales with efficient order fulfillment and customer services and successfully integrate the entities or businesses the Company has or may acquire into an efficient global company. The future reve-nues of the business will depend substantially on the Company's continuing ability to create and maintain an effective, integrated organization to develop, introduce and market products that address changing consumer needs on a timely basis, establish and maintain effective distribution channels for its products and develop new geographic markets and expand established geographic markets. There can be no assurance that the Company will be able to achieve these goals. While the Company maintains an internal product development group, there can be no assurance that present and potential third party product prov-iders will wish to market products through the Company in the future. Any sig-nificant delay or reduction in product introductions could have a material ad-verse effect on the Company's results of operations.

DEPENDENCE ON FOREIGN SALES

The Company had no sales outside the United States and Canada prior to June 1991. The Company now markets products to consumers in over 60 countries. In fiscal 1996, 1995 and 1994, approximately 51.6%, 45.7% and 26.7%, respectively, of the Company's net revenues were derived from sales to customers outside the United States and Canada. Such sales represented a 87.6% increase in fiscal 1996 from fiscal 1995, a 74.8% increase in fiscal 1995 from fiscal 1994 and a 22.6% increase in fiscal 1994 from fiscal 1993. In fiscal 1996, 1995 and 1994, sales in Germany accounted for approximately 7.0%, 13.0% and 12.0%, respective-ly, of the Company's net revenues. In early 1994, the Company began airing its infomercials in Asia. Sales of the Company's products in Asia accounted for ap-proximately 32.4% of the Company's net revenues for fiscal 1996. After giving effect to the Acquisitions (as defined) on a pro forma basis, sales of the Company's products in Asia, a significant portion of which were made in Japan, would have accounted for approximately 35.1% of the Company's net revenues for fiscal 1996. International sales activity results in increased working capital requirements as a result of additional lead time for delivery and payment of product prior to receipt of sale proceeds. While the Company's foreign opera-tions have the advantage of airing infomercials that have been successful in the United States, as well as successful infomercials produced by companies with limited media access and distribution capabilities, there can be no assur-ance that the Company's foreign operations will continue to generate increases in net revenues. In addition, the Company is subject to the risks of doing business abroad, including adverse fluctuations in currency exchange rates, transportation delays and interruptions, political and economic disruptions, the imposition of tariffs and import and export controls and increased customs or local regulations. The occurrence of any one or more of the foregoing could have a material adverse effect on the Company's results of operations.

ENTERING INTO NEW MARKETS

As the Company enters into new markets, including Asia and South America, it is faced with the uncertainty of never having done business in that commercial, political and social setting. Accordingly, despite the Company's best efforts, its likelihood of success in each new market which it enters is unpredictable for reasons particular to each such market. It is also possible that, despite the Company's apparently successful entrance into a new market, some unforeseen circumstance will arise which will limit the Company's ability to continue to do business or to expand in that new market.

DEPENDENCE ON NEW PRODUCTS; UNPREDICTABLE MARKET LIFE; AND PRODUCT RETURNS

The Company is dependent on its continuing ability to develop or obtain rights to new products to supplement or replace existing products as they mature through their product life cycles. The Company's five most successful products in each of fiscal 1996, 1995 and 1994 accounted for approximately 46.0%, 54.0% and 67.0%, respectively, of the Company's net revenues for such periods. For the most part, the Company's five most successful products change from year to year.

Product sales for a given period will depend upon, among other things, a posi-tive customer response to the Company's infomercials, the Company's effective management of product inventory and the stage in their life cycles of products sold during such period. Customer response to infomercials depends on many variables, including the appeal of the products being marketed, the effective-ness of the infomercials, the availability of competing products and the tim-ing and frequency of air-time. There can be no assurance that the Company's new products will receive market acceptance. In addition, in the event the Company does not have an adequate supply of inventory, as a result of produc-tion delays or shortages or inadequate inventory management, it may lose po-tential product sales. The ability of the Company to manage its inventory, particularly in the international market, is of critical importance due to the Company's practice of minimizing its inventory of a given product. It is pos-sible that, during a product's life, problems may arise regarding regulatory, intellectual property, product liability or other issues which may affect the continued viability of the product for sale. Most of the Company's products have a limited market life for sales through infomercials. Historically, the majority of products generate their most significant domestic revenue in their introductory year, while foreign revenues have tended to have been generated more evenly over a longer period. In the event the number of times an infomercial is broadcast within a market is increased, the market life of such product in such market may decrease. There can be no assurance that a product which has produced significant sales will continue to produce significant or any sales in the future. As a result, the Company is dependent on its ability to effectively manage the life cycles of products and to continue to identify and successfully market new products. The failure of newly introduced products or significant delays in the introduction of, or failure to introduce, new products would adversely impact the Company's results of operations in terms of both lost opportunity cost and actual loss of dollars invested.

Even when market acceptance for the Company's new products occurs, the Company's results of operations may be adversely impacted by returns of such products. While the Company establishes reserves against such returns which it believes are adequate based upon historic levels and product mix, there can be no assurance that the Company will not experience unexpectedly high levels of returns (in excess of its reserves) for certain products. In the event that returns exceed reserves, the Company's results of operations would be ad-versely affected.

DEPENDENCE ON THIRD PARTY MANUFACTURERS AND SERVICE PROVIDERS

The Company is dependent on strategic partners and other third party sources, both foreign and domestic, to manufacture all of its products, although it does not depend on any one particular supplier for a majority of its products. The Company is also dependent to an extent upon a number of companies which serve to fulfill orders placed for the Company's products and/or provide telemarketing services. The inability of the Company, either temporarily or permanently, to obtain a timely supply of product to fulfill sales orders for a specific product or to satisfy orders for such product could have a material adverse effect on the Company's results of operations. Moreover, because the time from the initial approval of a product by the Company's product develop-ment department to the first sale of such product is relatively short, the Company's ability to identify sources that can meet its production and order fulfillment deadlines at reasonable costs and produce a high-quality product or render quality service is important to its business, and there can be no assurance that the Company will successfully locate such sources. Since the Company often relies on foreign manufacturers, it must allow longer lead times to order products to fulfill customer orders, and utilizing such foreign manu-facturers exposes the Company to the general risks of doing business abroad.

DEPENDENCE ON MEDIA ACCESS

The Company is dependent on having access to media time to televise its infomercials on cable networks, network affiliates and local stations. In the normal course of business, the Company's media contracts expire pursuant to their terms from time to time. There can be no assurance that, as existing contracts expire, the Company will be able to purchase or renew media time on a long-term basis or at favorable price levels. The Company purchases a significant amount of its media time from cable television and satellite net-works. These cable television and satellite networks assemble programming for transmission to multiple and local cable system operators. These cable system operators may not be required to carry all of the network's programming. The Company currently does not pay and is not paid for the "privilege" of being broadcast by these operators. It is possible that, if demand for air time grows, these operators will begin to charge the Company to continue broadcast-ing the Company's infomercials or limit the amount of time available for broad-cast. Recently, larger multiple system operators have elected to change their operations by selling "dark" time (i.e., the hours during which a station does not broadcast its own programming). Significant increases in the cost of media time or significant decreases in the Company's access to media time, including, but not limited to, any failure to renew or extend existing agreements, could have a material adverse effect on its results of operations. There can also be no assurances that, even if the Company secures media access, its programming will attract viewers or that its products will enjoy consumer acceptance.

A significant portion of the Company's media time is purchased under contracts which are one year or greater in length. Such contracts require the Company to make advance purchases and commitments to purchase media time. To the extent the Company does not manage such media time effectively, such failure could have a material adverse effect on the Company's results of operations. However, in the past the Company has generally been able to maintain a flow of infomercials to fill media time where it has advance commitments. In addition, as part of its media strategy, the Company arranges to sell a portion of its media time to others. There can be no assurance, however, that the Company will be able to use all of its media time or sell it to others or that, upon expira-tion of such long-term contracts, the Company will be able to successfully ne-gotiate extensions of such contracts. The inability of the Company to extend one or more of such contracts on reasonable terms as they expire could have a material adverse effect on the Company's results of operations.

RECENT LOSSES

While the Company had net income of $16.6 million during fiscal 1996, the Com-pany has suffered net losses in three of its last five fiscal years, including net losses of approximately $670,000 in fiscal 1995 and approximately $8.7 mil-lion in fiscal 1994. Based upon this deterioration in the Company's financial condition and the presence of certain other conditions, as of July 13, 1994, the Company's independent auditors opined that substantial doubt existed as to the Company's ability to continue as a going concern. However, as a result of a series of capital raising transactions in fiscal 1995 and the Company's recent profitability, at March 31, 1996 the Company's working capital had increased to approximately $38.7 million. The Company's fiscal 1996 and fiscal 1995 audited financial statements contain unqualified opinions of its independent auditors. No assurance can be given that the Company's operations will continue to be profitable and/or that its financial position will continue to improve.

LITIGATION INVOLVING THE COMPANY

The Company in recent years has been involved in significant legal proceedings. Abbreviated information regarding the current status of material pending liti-gation involving the Company is set forth below. However, as it pertains to previously reported matters, such information does not purport to be complete and is qualified in its entirety by the detailed description of the legal and regulatory proceedings set forth in the reports filed by the Company pursuant to the Exchange Act and incorporated by reference herein. Such descriptions variously include information relating to the status of the proceedings and the Company's evaluation of the claims made against it. Certain of such previously reported matters have been resolved substantially in accordance with the terms set forth in such prior disclosure. In addition, as set forth above, the Com-pany consummated the acquisition of DirectAmerica on October 25, 1995. As of such date, DirectAmerica was a party to several litigation proceedings. As a result of the acquisition of DirectAmerica, any liability which DirectAmerica may have in connection with such litigation becomes the responsibility of the wholly-owned subsidiary of the Company into which DirectAmerica was merged. Al-though certain of the former shareholders of DirectAmerica have agreed to in-demnify the Company against certain of such liabilities, it is not possible to predict with any accuracy what, if any, liability the Company may have in con-nection with such matters. Further, as discussed above, the Company consummated the acquisition of Positive Response on May 17, 1996. As a result of this ac-quisition, all liabilities of Positive Response became liabilities of the whol-ly-owned subsidiary of the Company into which Positive Response was merged.

Lachance and Efron and Cohen Class Actions. In July and December 1994, stock-holders filed purported class action lawsuits in federal court against the Com-pany and certain of its former officers and directors in connection with an aborted merger transaction with ValueVision International, Inc. ("ValueVision"). The parties have reached an agreement in principle to settle these matters, along with certain similar actions filed in Delaware state court. Such settlements provided for cash payments by the Company's insurer of approximately $1.1 million and cash payments by the Company of $375,000, as to which the Company recorded a charge against earnings in the fourth quarter of fiscal 1995. Consummation of these federal court settlements is subject, among other things, to the approval of such court.

Positive Response Shareholders' California Class Action. On May 1, 1995, a pur-ported class action suit was filed in the United States District for the Cen-tral District of California against Positive Response and its principal execu-tive officers alleging that Positive Response has made false and misleading statements in its public filings, press releases and other public statements with respect to its business and financial prospects. The suit was filed on be-half of all persons who purchased Positive Response common stock during the pe-riod from January 4, 1995 to April 28, 1995. The suit seeks unspecified compen-satory damages and other equitable relief. An amended complaint was filed on June 9, 1995, which added more plaintiffs and expanded the class period from November 1994 to April 28, 1995. Positive Response moved to dismiss the amended complaint and the amended complaint was dismissed in late July 1995. On or about September 25, 1995, the plaintiffs filed a second amended complaint, which added additional officers as defendants and attempted to set forth new facts to support plaintiffs' entitlement to legal relief. On October 31, 1995, Positive Response again moved to dismiss plaintiffs' entire action. The basis of Positive Response's new motion was its contention that plaintiffs failed to allege any new facts in support of a claim that has already been dismissed. Oral argument in connection with Positive Response's motion was held on Decem-ber 11, 1995. Positive Response's motion to dismiss was denied. Discovery is continuing.

Ab Roller Plus Patent Litigation. On March 1, 1996, Precise Exercise Equipment ("Precise") filed suit in the United States District Court for the Central Dis-trict of California against certain parties, including the Company, alleging patent infringement, unfair competition and other intellectual property claims. Such claims relate to an alleged infringement of Precise's patent for an exer-cise device. The suit claims that a product marketed by the Company pursuant to a license granted by a third party violates Precise's patent. Pursuant to the terms of such license, the third party is contractually obligated to indemnify the Company in this suit. The suit seeks an injunction and treble damages. The Company's independent legal counsel has issued an opinion to the Company that the product marketed by the Company does not infringe upon Precise's patent.

REGULATORY MATTERS

The infomercial industry is regulated by the Federal Trade Commission (the "FTC"), the United States Post Office, the Consumer Product Safety Commission (the "CPSC"), the Federal Communications Commission (the "FCC"), the Food and Drug Administration (the "FDA"), various States' Attorneys General and other state and local consumer protection and health agencies. The FTC directly regu-lates marketers of products, such as the Company, credit card companies which process customer orders and others involved in the infomercial and direct mar-keting industries.

The Company's marketing activities and/or products have been and will continue to be subject to the scrutiny of each of the aforementioned regulatory agen-cies. An adverse determination or extended investigation by any of these agen-cies could have a material adverse effect on the Company. Moreover, the domes-tic and international regulatory environments in which the Company operates are subject to change from time to time. It is possible that changes in the regula-tions to which the Company is subject might have a material adverse effect on the Company's business or results of operations. As a result of prior settle-ments with the FTC, the Company has agreed to two consent orders. Prior to the Company's recent acquisition of Positive Response, Positive Response and its Chief Executive Officer, Michael S. Levey, also agreed to a consent order with the FTC. Among other things, such consent orders require the Company, Positive Response and Mr. Levey to submit compliance reports to the FTC staff. The Com-pany, Positive Response and Mr. Levey have submitted compliance reports as well as additional information requested by the FTC staff. In addition, in connec-tion with the acquisition by the Company of Positive Response, both the Company and Positive Response were required pursuant to such consent orders to, and did, notify the FTC of such acquisition and Michael S. Levey was required to, and did, notify the FTC of his pending affiliation with the Company. In early June 1996, the Company received a request from the FTC for additional informa-tion regarding 2 of the Company's infomercials in order to determine whether the Company is operating in compliance with the consent orders referred to above. Such request also included a request for additional information concern-ing the

Company's acquisition of Positive Response. The Company is responding to such request. It is possible that the notifications referred to above will result in additional requests for information from the Company and Mr. Levey and/or addi-tional scrutiny of the Company's operations. In an effort to maintain continued compliance with the terms of its consent order, shortly following its acquisi-tion of Positive Response, the Company caused Positive Response to cease airing one of its infomercials until the Company could make such changes to such infomercial or take such other actions as it deems appropriate to conform such infomercial to the Company's standards, if possible. After giving effect to the Acquisitions on a pro forma basis, such infomercial would have contributed less than 4.0% to the Company's consolidated net revenues for the quarter ended March 31, 1996. The Company is also considering changes to other Positive Re-sponse infomercials. The Company does not believe that such infomercials or the Company's actions regarding them will have a material adverse effect on the Company's financial condition.

On February 24, 1994, the staff of the CPSC notified the Company that it had made a preliminary determination that a particular model of the Company's Juice Tiger(R) product presents a "substantial product hazard" under the Consumer Product Safety Act. The CPSC staff requested that the Company take voluntary corrective action to ameliorate such alleged product hazard. While the Company has disputed that the model in question presents a substantial product hazard, the Company and the CPSC staff recently agreed upon the form and nature of vol-untary action proposed by the Company to address the CPSC staff's concerns. The Company has implemented the agreed upon plan. The Company also recently re-ceived notification of a provisional acceptance of a proposed form of settle-ment agreement with the Company, which includes a civil penalty. The cost of implementing the corrective plan and the civil penalty, as well as the other terms of the settlement agreement will not have a material adverse effect on the Company's financial condition or results of operations if the settlement agreement is finalized in the form proposed.

The Company's international business is subject to the laws and regulations of England, the European Union, Japan and other countries in which the Company sells its products, including, but not limited to, the various consumer and health protection laws and regulations in the countries in which the program-ming is broadcast, where applicable. If any significant actions were brought against the Company or any of its subsidiaries in connection with a breach of such laws or regulations, including the imposition of fines or other penalties, or against one of the entities through which the Company obtains a significant portion of its media access, the Company could be materially adversely affect-ed. There can be no assurance that changes in the laws and regulations of any territory which forms a significant portion of the Company's market will not adversely affect the Company's financial condition or results of operations.

PRODUCT LIABILITY CLAIMS

Products sold by the Company may expose it to potential liability from claims by users of such products, subject to the Company's rights, in certain instanc-es, to indemnification against such liability from the manufacturers of such products. The Company generally requires the manufacturers of its products to carry product liability insurance, although in certain instances where a lim-ited quantity of products are purchased from non-U.S. vendors, the vendor may not be formally required to carry product liability insurance. Certain of such vendors, however, may in fact maintain such insurance. There can be no assur-ance that such parties will maintain this insurance or that this coverage will be adequate to cover all potential claims, including claims by the Company for indemnification. The Company currently maintains product liability insurance coverage in amounts which it believes to be adequate. There can be no assurance that the Company will be able to maintain such coverage or obtain additional coverage on acceptable terms, or that such insurance will provide adequate cov-erage against all potential claims.

COMPETITION

The Company competes directly with several companies which generate sales from infomercials. The Company also competes with a large number of consumer product companies and retailers which have substantially greater financial, marketing and other resources than the Company, some of which have recently commenced, or indicated their intent to conduct, direct response marketing. The Company also competes with companies that make imitations of the Company's products at sub-stantially lower prices. Products similar to the Company's products may be sold in department stores, pharmacies, general merchandise stores and through maga-zines, newspapers, direct mail advertising and catalogs.

DEPENDENCE ON KEY PERSONNEL

The Company's executive officers have substantial experience and expertise in the Company's business and make significant contributions to its growth and success. The unexpected loss of the services of one or more of such individuals could have a material adverse effect on the Company.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of the shares of Common Stock currently issued, issuable upon conversion or exercise of securities convertible into or exercis-able for Common Stock or of the shares of Common Stock offered hereby could ad-versely affect the market value of the Common Stock, depending upon the timing of such sales, and, in the case of convertible and exercisable securities, may effect a dilution of the book value per share of Common Stock. See "Description of Capital Stock--Shares Eligible for Future Sale."

                                  THE COMPANY

National Media is a global leader in the use of direct response transactional television programming, known as infomercials, to market consumer products. National Media is the world's largest publicly held infomercial company, mak-ing infomercial programming available to more than 260 million households in 60 countries worldwide. Net revenues for fiscal 1996 were approximately $292.6 million, a 66.1% increase over the prior year. Net income for fiscal 1996 was approximately $16.6 million, compared to a net loss of approximately $670,000 for the prior year.

The Company manages all phases of marketing the majority of its products in both the United States and international markets, including product selection and development, manufacturing by third parties, production and broadcasting of infomercials, order processing and fulfillment and customer service. The Company's products are concentrated in the automotive, beauty and personal care, crafts, health and fitness, kitchen and household, music, outdoor and self-improvement categories. At any given time, the Company broadcasts infomercials concerning approximately 75 products in one or more geographic markets worldwide.

In the fall of calendar 1994, Mark Hershhorn was appointed as President of the Company and Brian McAdams and Constantinos Costalas were appointed as Chairman and Vice Chairman of the Company, respectively. Since then, the Company has implemented a strategy involving the recruitment of management personnel with experience in the direct-response industry and other areas relevant to the Company's business strategy, the improvement of its product development and sourcing operations and its in-house order fulfillment and customer service capabilities, the further expansion of current operations into the interna-tional marketplace and the development of other distribution outlets, particu-larly through its strategic partners and retail stores. As a result of the im-plementation of this strategy, the recapitalization of the Company which oc-curred in late 1994, the settlement of the majority of the Company's outstand-ing litigation and the introduction of the new team of senior managers, Na-tional Media has achieved strong revenue and net income performance, posting its sixth consecutive profitable quarter in the fourth quarter of fiscal 1996.

Strengthened by these recent financial results, National Media is pursuing a business strategy focusing on: (i) expanding its global presence, (ii) devel-oping and marketing innovative consumer products to enhance its library of infomercial programs and (iii) lowering costs by becoming a fully-integrated provider of consumer product marketing services.

Expand Global Presence. The Company is continuing its efforts to expand its position as a worldwide leader in infomercial programming. Through its exist-ing media time and order fulfillment operations, the Company has the ability to deliver infomercial programming and products to over 260 million households worldwide. The Company intends to aggressively increase its number of media outlets in new and existing markets through strategic acquisitions and long-term and other agreements with various network affiliates and cable networks. At present the Company has ongoing relationships, some of which are long term, with networks in North America such as America's Talking, BET, CNBC, Discov-ery, E!, ESPN2, The Family Channel, FX, Home Team Sports, The Learning Chan-nel, Lifetime Television, The Nashville Network, The New Inspirational Net-work, Product Information Network, SCIFI Channel, TV Food Network and USA Net-work and internationally, with satellite channels such as Eurosport, Flextech (Starstream) and The NBC Superchannel. The Company has also acquired the rights to use a twenty-four hour satellite transponder to broadcast its infomercials in Europe.

In addition to increasing its media time in existing markets, National Media plans to enter additional geographic markets, including South Africa, mainland China, India and Indonesia. Initial entry into these markets is currently ex-pected by the end of calendar year 1997.

Develop and Market Innovative Products to Enhance Library of Infomercial Pro-grams. The Company continually seeks out the most innovative consumer products which it can market and distribute profitably. The Company has built an in-house product development/marketing department responsible for researching, developing and analyzing products and product ideas. The Company augments its product development activities through strategic relationships with Mitsui & Co., Ltd., one of the world's largest diversified services companies, certain media companies and various third-party manufacturers.

The Company believes that its large library of infomercial programs, together with its extensive international operations and expertise in product sourcing, in-bound telemarketing, order fulfillment and customer service, gives it a significant competitive advantage over others desiring to enter its existing or new markets. While the Company incurs certain initial and ongoing costs in connection with adapting a product and infomercial for specific markets, the primary expenses of product and infomercial development and infomercial production are incurred when the product/infomercial is first developed for its initial target market. Thus, as the Company obtains sufficient media time in additional markets, it can quickly, efficiently and relatively inexpensively begin selling products in such new markets.

The Company believes that by further expanding its coverage into other parts of the world it will be able to further leverage its library of infomercial pro-grams and products by extending the time period during which each product gen-erates revenues and, therefore, the total worldwide revenues for a particular product. At present, the Company's total product/infomercial library available for introduction into each new market consists of over 100 products.

Lower Costs by Becoming a Fully-Integrated Provider of Consumer Product Market-ing Services. National Media seeks to be the low-cost provider in the infomercial industry. The Company has created a state of the art order fulfill-ment system to service its North American operations and is working to more fully integrate its entire worldwide operations. The Company also continues to explore methods to better control each step in the development and life cycle of a product/infomercial and develop its expertise in, and refine its systems with regards to, product sourcing, in-bound telemarketing, order fulfillment and customer service. National Media believes that its current competitive ad-vantages of purchased block media time, multi-country coverage and fully-inte-grated program production, product sourcing and order fulfillment, as well as the development of new long-term media and marketing partners, provide it with a strong base from which it can continue to lower its costs.

During the past 10 months, the Company has acquired or entered into agreements to acquire DirectAmerica, Positive Response, Prestige and Suzanne Paul. The ac-quisitions of DirectAmerica and Positive Response have provided the Company with greater infomercial production capabilities, enhanced telemarketing capa-bilities and additional products for its infomercial library. The acquisitions of Prestige and Suzanne Paul will extend the reach of the Company's programming firmly into the New Zealand, Australian and Southeast Asian marketplaces and
add     additional infomercials to its library.

The Company is a Delaware corporation, with its principal executive offices lo-cated at 1700 Walnut Street, Philadelphia, Pennsylvania 19103 (telephone number
(215) 772-5000).

                                USE OF PROCEEDS

The net proceeds from the Offering (after deducting underwriting discounts and estimated expenses associated with the Offering) will be approximately
$        ($        if the Underwriters' over-allotment option is exercised in full). The Company will use the net proceeds to (i) retire approximately $13.5 million of indebtedness incurred in connection with the acquisitions of Posi-tive Response, Prestige and Suzanne Paul; (ii) provide approximately $13.0 million for the acquisition and retention of media access contracts, including acquiring the rights to use, for a one-year period, a twenty-four hour satel-lite transponder to be utilized by the Company to air its infomercials in Eu-ropean markets; and (iii) provide approximately $11.0 million for general cor-porate purposes, including working capital requirements and expenditures re-lated to potential future acquisitions. Pending the application of Offering proceeds to the above uses, the Company will invest the proceeds in short-term income producing investments.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

The Common Stock is listed on the NYSE and the PHLX under the symbol "NM." The following table presents the high and low last sales prices as reported by the New York Stock Exchange for the periods indicated.

                                       =============
                                         HIGH    LOW
                                       ------ ------
Fiscal Year ended March 31, 1994       $10.25 $ 4.62
 First Quarter                           7.00   4.62
 Second Quarter                          7.12   4.87
 Third Quarter                          11.62   6.00
 Fourth Quarter
Fiscal Year ended March 31, 1995
 First Quarter                         $ 9.87 $ 3.87
 Second Quarter                          5.25   3.25
 Third Quarter                           5.87   3.50
 Fourth Quarter                          8.12   4.50
Fiscal Year ended March 31, 1996
 First Quarter                         $ 9.87 $ 7.12
 Second Quarter                         14.50   9.37
 Third Quarter                          21.00  13.75
 Fourth Quarter                         21.50  15.00
Fiscal Year ending March 13, 1997
 First Quarter (through June 13, 1996) $20.62 $16.00

On June 13, 1996, the reported last sale price of the Common Stock on the NYSE was $20.00 per share.

The Company has not declared or paid a cash dividend on its Common Stock since the quarter ended December 31, 1991, and the Board of Directors does not an-ticipate that dividends will be paid in the foreseeable future. In addition, the Company's ability to pay dividends is restricted pursuant to the terms of certain financing agreements between the Company and its principal lender, as well as by the terms of the Company's Series B Preferred Stock. See "Descrip-tion of Capital Stock."

                                 CAPITALIZATION

The table below sets forth the consolidated short-term debt and capitalization of the Company (i) as of March 31, 1996, (ii) on a pro forma basis to reflect the Acquisitions (other than the DirectAmerica acquisition, which is included in the Company's consolidated financial statements as of March 31, 1996) and
(iii) on a pro forma basis to reflect such Acquisitions and as adjusted for the Offering,as if such Acquisitions and the Offering had occurred on March 31, 1996. See "Use of Proceeds", "Pro Forma Consolidated Financial Statements" and "Selected Financial and Operating Data." This table should be read in conjunc-tion with the consolidated financial statements of the Company and the notes thereto and the historical financial statements and the notes thereto of Posi-tive Response, Prestige and Suzanne Paul appearing elsewhere in this Prospec-tus.

                                               -------------------------------
                                                     AT MARCH 31, 1996
                                                              PRO    PRO FORMA
                                                 ACTUAL     FORMA  AS ADJUSTED
                                               --------  --------  -----------
Dollars in thousands, except per share data
Short-term debt                                $     --  $  4,378   $     --
Current portion of long-term debt and capital
 lease obligations                                  876       901        901(1)
                                               --------  --------   --------
  Total short-term debt                        $    876  $  5,279   $    901
                                               ========  ========   ========
Long-term debt and capital lease obligations      4,054    13,278      4,139(1)
Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized, 136,375 shares of Series
   B Convertible Preferred Stock issued and
   outstanding (liquidation preference of
   $5,455)                                            1         1          1
  Common stock, $.01 par value, 50,000,000
   shares authorized, 18,177,292 shares issued
   and outstanding 20,801,944 shares issued
   and outstanding as adjusted to give effect
   to such Acquisitions and 22,801,944 shares
   issued and outstanding, as adjusted to give
   effect to such Acquisitions and the
   Offering (2)                                     182       208        228
  Additional paid-in capital                     48,135    88,857    126,337
  Retained earnings                              16,569    16,411     16,411
  Treasury stock, 686,710 shares, at cost        (3,791)   (3,791)    (3,791)
  Notes receivable, directors, officers,
   employees, consultants and others               (473)     (473)      (473)
  Foreign currency translation adjustment        (4,161)   (4,161)    (4,161)
                                               --------  --------   --------
  Total stockholders' equity                     56,462    97,051    134,551
                                               --------  --------   --------
  Total liabilities and shareholders' equity   $116,548  $181,304   $205,287
                                               ========  ========   ========

- ---------
(1) In connection with the acquisitions of Positive Response, Prestige and Su-zanne Paul, the Company intends to utilize approximately $13.5 million of the proceeds from the Offering to repay debt incurred in connection with such ac-quisitions.
(2) Does not include 1,363,750 shares of Common Stock issuable upon the conver-sion of the Company's Series B Preferred Stock outstanding at March 31, 1996; 6,099,552 shares of Common Stock issuable upon exercise of certain warrants outstanding at March 31, 1996 with a weighted average exercise price of $5.56 per share; 1,922,333 shares of Common Stock issuable upon exercise of options outstanding at March 31, 1996 granted to certain directors, officers, employees and consultants of the Company with a weighted average exercise price of $6.89 per share; 193,209 shares of Common Stock issuable pursuant to Positive Re-sponse's stock option plan at March 31, 1996; with respect to "shares issued and outstanding," 787,879 shares of Common Stock issuable in connection with the acquisitions of Prestige and Suzanne Paul; 3,000,000 shares of Common Stock issuable upon exercise of options which may be granted pursuant to the Company's 1991 Option Plan, if a proposed increase in shares available under the Plan receives stockholder approval at the Company's 1996 Annual Meeting of Stockholders; any shares of Common Stock which may be issuable in connection with the Prestige or Suzanne Paul transactions in 1997 or 1998, contingent upon the net income achieved by Prestige and Suzanne Paul in those years; or any shares of Common Stock which may be issuable in connection with the DirectAmerica transaction, contingent upon the level of revenues generated through January 31, 1997.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following Pro Forma Consolidated Balance Sheet (unaudited) at March 31, 1996 and Pro Forma Consolidated Statement of Income (unaudited) for the 12 months ended March 31, 1996 give pro forma effect to (i) the acquisitions of DirectAmerica (solely for Pro Forma Statement of Income data) and Positive Re-sponse and the pending acquisitions of Prestige and Suzanne Paul (the "Acqui-sitions") and (ii) the sale by the Company of the 2,000,000 shares of Common Stock offered hereby with an assumed public offering price of $20.00 per share and the use of a portion of the net proceeds therefrom to reduce indebtedness incurred in connection with the acquisitions of Positive Response, Prestige and Suzanne Paul and the investment of the remaining proceeds of the Offering in short-term income producing investments, as if such transactions occurred as of April 1, 1995 for the Pro Forma Consolidated Statement of Income and as of March 31, 1996 for the Pro Forma Consolidated Balance Sheet. The Pro Forma Consolidated Financial Statements do not give effect to any synergies or costs savings which may result from the Acquisitions, including potential cost sav-ings resulting from (i) integrating Positive Response's fulfillment operations with those of the Company, (ii) discounts available from increases in the vol-ume of media time purchased and (iii) the elimination of duplicative costs as a result of Positive Response no longer being a public company.

The pro forma information is based on (i) the historical consolidated finan-cial statements of the Company included herein, (ii) the historical combined financial statements of DirectAmerica included herein, (iii) the historical consolidated financial statements of Positive Response included herein, (iv) a combination of the historical financial statements of Prestige included herein and (v) the historical combined financial statements of Suzanne Paul, giving effect to the Acquisitions under the purchase method of accounting and the as-sumptions and adjustments described in the accompanying notes to the Pro Forma Consolidated Financial Statements. The allocation of the aggregate purchase price for the Acquisitions, together with the liabilities assumed pursuant thereto, to the net assets acquired pursuant to the Acquisitions has been based on management's preliminary estimates of the fair value of such assets and liabilities. The final allocation may differ from these estimates. The purchase price for the Acquisitions does not include contingent consideration which may be required to be paid in connection with the DirectAmerica, Pres-tige and Suzanne Paul acquisitions, but does include the shares of Common Stock issued into escrow which may be payable in connection with the Positive Response acquisition.

The pro forma information does not purport to be indicative of the combined results of operations or financial position that would have been reported had these transactions taken place as of April 1, 1995, with respect to the Pro Forma Consolidated Statements of Income data, or as of March 31, 1996, with respect to the Pro Forma Consolidated Balance Sheet data, or future results of operations or financial position of the Company. The Pro Forma Consolidated Financial Statements should be read in conjunction with the Company's histori-cal consolidated financial statements and the notes thereto and the historical financial statements and notes thereto of DirectAmerica, Positive Response, Prestige, and Suzanne Paul included elsewhere herein.

             PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                   -----------------------------------------------------------------------------------------------------------------
                                                         YEARS ENDED MARCH 31, 1996
                                       HISTORICAL
                   ----------------------------------------------------
                                                                             ADJUSTMENTS                 ADJUSTMENTS
                     NATIONAL  DIRECT  POSITIVE                 SUZANNE              FOR                         FOR       PRO FORMA
                        MEDIA AMERICA  RESPONSE  PRESTIGE(1) PAUL (2,3) ACQUISITIONS (4)  PRO FORMA         OFFERING     AS ADJUSTED
                   ---------- -------  --------  ----------- ---------- ---------------- ----------      -----------     -----------
Dollars in thousands, except per
 share data
Revenues:
 Product sales...  $  285,676 $   --   $43,362     $17,097    $19,330   $    --          $  365,465       $      --      $  365,465
 Royalties.......       5,597  1,485     1,971       1,701         --    (3,268)(5)           7,486              --           7,486
 Production
  income.........          --    692        --          --         --      (270)(5)             422              --             422
 Sales
  commissions and
  other revenues.       1,334      8       173          --          1        --               1,516              --           1,516
                   ---------- ------   -------     -------    -------   -------          ----------       ---------      ----------
 Net revenues....     292,607  2,185    45,506      18,798     19,331    (3,538)            374,889              --         374,889
Operating costs
 and expenses:
 Media purchases.      86,518     --    23,437       2,822      3,585        --             116,362              --         116,362
 Direct costs ...     151,198  1,266    20,934       8,361      9,295    (3,380)(5)         187,674              --         187,674
 Selling, general
  and                                                                      (100)(6)
  administrative.      33,772  1,011     6,029       2,430      2,314     2,060 (7)          47,516              --          47,516
 Interest income.          --     --       (36)        (11)       (73)       --                (120)         (1,199)(11)     (1,319)
 Interest
  expense........       1,015     --        --          --         --       811 (8)           1,826            (961)(11)        865
                   ---------- ------   -------     -------    -------   -------          ----------       ---------      ----------
 Total operating
  costs and
  expenses.......     272,503  2,277    50,364      13,602     15,121      (609)            353,258          (2,160)        351,098
                   ---------- ------   -------     -------    -------   -------          ----------       ---------      ----------
 Income (loss)
  before income
  taxes..........      20,104    (92)   (4,858)      5,196      4,210    (2,929)             21,631           2,160          23,791
 Income taxes....       3,525     18    (1,648)      1,827      1,504       381 (9)           5,607             380 (12)      5,987
                   ---------- ------   -------     -------    -------   -------          ----------       ---------      ----------
 Net income
  (loss).........  $   16,579 $ (110)  $(3,210)    $ 3,369    $ 2,706   $(3,310)         $   16,024       $   1,780      $   17,804
                   ========== ======   =======     =======    =======   =======          ==========       =========      ==========
Income per share
 Primary.........       $0.74                                                            $0.64 (10)       $ --           $0.65 (10)
                   ==========                                                            ==========       =========      ==========
 Fully-diluted...       $0.71                                                            $0.61 (10)       $ --           $0.63 (10)
                   ==========                                                            ==========       =========      ==========
Weighted average
 number of common
 and common
 equivalent
 shares
 outstanding
 Primary.........  23,175,900                                                        26,114,138 (10)  2,000,000 (13) 28,114,138 (10)
                   ==========                                                            ==========       =========      ==========
 Fully-diluted...  23,287,600                                                        26,225,838 (10)  2,000,000 (13) 28,225,838 (10)
                   ==========                                                            ==========       =========      ==========

- ---------
(1) Amounts included for Prestige have been translated from New Zealand dollars to U.S. dollars at the approximate average exchange rate during the year ended March 31, 1996 (US$1.0 = NZ$1.506).
(2) Amounts included for Suzanne Paul have been translated from Australian dol-lars to U.S. dollars at the approximate average exchange rate during the year ended March 31, 1996 (US$1.0 = A$1.336).
(3) Historically, Suzanne Paul's fiscal year end is June 30. Fourth quarter net revenues for the year ended June 30, 1995 were 33.6% of Suzanne Paul's to-tal net revenues for the year ended June 30, 1995. As such, 33.6% of each fiscal 1995 statement of income item was added to corresponding item for the 9 month period ended March 31, 1996 for the purpose of determining Su-zanne Paul's historical statement of income for the year ended March 31, 1996.
(4) Represents the pro forma adjustments related to the DirectAmerica, Positive Response, Prestige and Suzanne Paul acquisitions.
(5) Reflects the elimination of (i) royalty and production revenue generated by DirectAmerica and Positive Response and the related expense incurred by the Company from infomercials produced by DirectAmerica and Positive Response for the Company and (ii) royalty and production revenue generated by Pres-tige and the related expense incurred by Suzanne Paul under an existing royalty and production agreement between them.
(6) Reflects the reduction in base salary of a major DirectAmerica shareholder under his new employment agreement with the Company.

(7) Reflects the amortization of goodwill in connection with the Acquisitions, which will be amortized over 20 years from the date of the relevant Acqui-sition.
(8) Reflects the interest expense associated with the note payable of $2.8 mil-lion maturing on December 5, 1996 and the assumed borrowings under the Company's revolving credit facility to fund the cash portion of the pur-chase price and the $4.6 million dividend payable in connection with the Prestige and Suzanne Paul acquisitions.
(9) Reflects the reduced tax benefit resulting from the application of the Company's lower effective tax rate for the period to Positive Response's losses and also reflects the increased tax benefit received as a result of the interest expense incurred in connection with the Prestige and Suzanne Paul acquisitions.
(10) Pro forma net income per share and pro forma as adjusted net income per share are computed as follows (in thousands, except per share amounts):

                                                                       FULLY-
                                                           PRIMARY    DILUTED
                                                          ---------- ----------
Company's weighted averages shares and common equivalent
 shares outstanding:                                      23,175,900 23,287,600
Assumed issuance of shares for the Acquisitions:
DirectAmerica (additional shares for period prior to
 acquisition date (October 25, 1995).....................    313,586    313,586
Positive Response........................................  1,836,773  1,836,773
Prestige.................................................    706,651    706,651
Suzanne Paul.............................................     81,228     81,228
                                                          ---------- ----------
Pro forma weighted average shares........................ 26,114,138 26,225,838
                                                          ========== ==========
Pro forma net income..................................... $   16,024 $   16,024
Addback to net income under the "if converted" method....        570         --
                                                          ---------- ----------
Pro forma net income for the Acquisitions................ $   16,594 $   16,024
                                                          ========== ==========
Pro forma net income per share........................... $     0.64 $     0.61
                                                          ========== ==========
Pro forma net income per share as adjusted for the
 Offering computed as follows:
Pro forma weighed average shares outstanding as shown.... 26,114,138 26,225,838
Pro forma shares issued in the Offering..................  2,000,000  2,000,000
                                                          ---------- ----------
Pro forma shares after the Offering...................... 28,114,138 28,225,838
                                                          ========== ==========
Pro forma net income as adjusted for the Offering........ $   17,804 $   17,804
Addback to net income under the "if converted" method....        570         --
                                                          ---------- ----------
Pro forma net income as adjusted for the Offering........ $   18,374 $   17,804
                                                          ========== ==========
Pro forma net income per share as adjusted for the
 Offering................................................ $     0.65 $     0.63
                                                          ========== ==========

(11) Reflects the elimination of interest expense associated with indebtedness incurred in connection with the Positive Response, Prestige and Suzanne Paul acquisitions and also reflects the interest income associated with investing the portion of the net cash proceeds of the Offering after re-payment of indebtedness.
(12) Reflects the income tax expense associated with the net interest income and expense reflected in footnote (11) above.
(13) Reflects the issuance of 2,000,000 shares in the Offering.

                PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)

                          ---------------------------------------------------------------------------------------------------
                                                             AT MARCH 31, 1996
                                       HISTORICAL
                          -------------------------------------
                                                                    ADJUSTMENTS               ADJUSTMENTS
                          NATIONAL POSITIVE             SUZANNE             FOR                       FOR       PRO FORMA
                             MEDIA RESPONSE PRESTIGE(1) PAUL(2) ACQUISITIONS(3)     PRO FORMA    OFFERING     AS ADJUSTED
                          -------- -------- ----------- ------- ---------------     --------- -----------     -----------
Dollars in thousands
ASSETS
CURRENT ASSETS:
Cash and cash
 equivalents............  $ 18,405 $ 2,487    $   792   $   797     $   375(4)      $ 22,856   $ 23,983 (8)    $ 46,839
Accounts receivable,
 net....................    32,051   5,469      3,857     3,441      (2,644)(4,5,6)   42,174         --          42,174
Inventories.............    22,605   2,022      2,086     2,563        (400)(6)       28,876         --          28,876
Prepaid expenses and
 other..................    19,323   7,265         65       189      (1,000)(6)       25,842         --          25,842
                          -------- -------    -------   -------     -------         --------   --------        --------
Total current assets....    92,384  17,243      6,800     6,990      (3,669)         119,748     23,983         143,731
Property and equipment,
 net....................     6,954     618        773       470          --            8,815         --           8,815
Other assets............     2,907     676         --       186        (762)(6)        3,007         --           3,007
Goodwill and
 intangibles, net.......    14,303      --         19         2      35,410 (6)       49,734         --          49,734
                          -------- -------    -------   -------     -------         --------   --------        --------
Total assets............  $116,548 $18,537    $ 7,592   $ 7,648     $30,979         $181,304   $ 23,983        $205,287
                          ======== =======    =======   =======     =======         ========   ========        ========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable to bank...  $     -- $ 1,578    $    --   $    --     $    --         $  1,578   $ (1,578)(9)    $     --
Accounts payable........    20,412   1,329        681       492          --           22,914         --          22,914
Accrued expenses........    26,510   3,366        396       211         775 (5,6)     31,255         --          31,255
Sellers' note...........        --      --         --        --       2,800 (6)        2,800     (2,800)(9)          --
Current portion of long-
 term debt and capital
 lease obligations......       876      25         --        --          --              901         --             901
Other...................     5,864     401      1,059     2,332        (502)(4,5)      9,157         --           9,157
                          -------- -------    -------   -------     -------         --------   --------        --------
Total current
 liabilities............    53,662   6,699      2,136     3,035       3,073           68,605     (4,378)         64,227
Long-term debt and
 capital lease
 obligations............     4,054      85         --        --       9,139 (7)       13,278     (9,139)(9)       4,139
Other liabilities.......     2,370      --         --        --          --            2,370         --           2,370
Shareholder current
 account................        --      --        417        --        (417)(4)           --         --              --
                          -------- -------    -------   -------     -------         --------   --------        --------
Total liabilities.......    60,086   6,784      2,553     3,035      11,795           84,253    (13,517)         70,736
Shareholders' equity....    56,462  11,753      5,039     4,613      19,184 (6)       97,051     37,500 (10)    134,551
                          -------- -------    -------   -------     -------         --------   --------        --------
Total liabilities and
 shareholders' equity...  $116,548 $18,537    $ 7,592   $ 7,648     $30,979         $181,304   $ 23,983        $205,287
                          ======== =======    =======   =======     =======         ========   ========        ========

- ---------
(1) Amounts included for Prestige have been translated from New Zealand dollars to U.S. dollars at the approximate exchange rate in effect as of March 31, 1996 (US$1.0 = NZ$1.4688).
(2) Amount included for Suzanne Paul have been translated from Australian dol-lars to U.S. dollars at the approximate exchange rate in effect as of March 31, 1996 (US$1.0 = A$1.2774).
(3) Reflects the pro forma adjustments related to the Positive Response, Pres-tige and Suzanne Paul acquisitions.
(4) Reflects the settlement of advances between the prior shareholders of Pres-tige and Suzanne Paul and the respective acquired companies.
(5) Reflects the elimination of intercompany balances.
(6) Reflects the excess of the purchase price for the Positive Response, Pres-tige and Suzanne Paul acquisitions over the net assets acquired under the purchase method of accounting. The purchase price allocation for Positive Response, Prestige and Suzanne Paul are based on management's preliminary estimates of the fair value of assets acquired and liabilities assumed. The consideration for each of the acquisitions is as follows:
  Positive Response: reflects issuance of 1,836,773 shares of the Company's Common Stock, 211,146 of which were issued into escrow and may be payable un-der certain circumstances, valued at $25.9 million.
  Prestige: assumes issuance of 706,651 shares of the Company's Common Stock valued at $13.2 million and payment of approximately $4.2 million in cash. Suzanne Paul Holdings: assumes issuance of 81,228 shares of the Company's Common Stock valued at $1.5 million and a note payable of $2.8 million matur-ing on December 5, 1996. The Company also assumes a dividend payable to the prior shareholders of Suzanne Paul of $4.6 million, which will be funded by the Company with borrowings under the Company's revolving credit facility.
(7) Reflects borrowings under the Company's revolving credit facility required to fund the cash portion of the purchase price and related dividend payable in connection with the Prestige and Suzanne Paul acquisitions.

(8) Reflects the net proceeds of the Offering after repayment of debt incurred in connection with the Positive Response, Prestige and Suzanne Paul acqui-sitions.
(9) Reflects the repayment of borrowings under the Company's revolving credit facility, outstanding Positive Response indebtedness and repayment of the $2.8 million note payable maturing on December 5, 1996 issued to the share-holders of Suzanne Paul.
(10) Reflects the issuance of 2,000,000 shares in the Offering and the result-ing capital in excess of par value at the assumed public offering price of $20.00 per share, net of offering costs.

                     SELECTED FINANCIAL AND OPERATING DATA

The following table presents selected financial and other data for each of the fiscal years in the five-year period ended March 31, 1996. The financial data for such fiscal years has been derived from the Company's consolidated finan-cial statements and notes thereto, which have been audited by Ernst & Young LLP. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's audited consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                          -------------------------------------------------
                                     YEARS ENDED MARCH 31,
                              1996      1995      1994      1993      1992
                          --------  --------  --------  --------  --------
Dollars in thousands,
 except per share data
STATEMENT OF OPERATIONS
 DATA:
Net revenues              $292,607  $176,167  $172,602  $141,997  $102,218
Gross profit                54,891    26,601    21,317    28,762    13,282
Operating income            21,119       317    (8,399)    6,706    (6,318)
Income (loss) before
 income taxes               20,104      (372)   (8,699)    6,335    (6,788)
Net income (loss)           16,579      (672)   (8,699)    6,259    (4,854)
Income (loss) per common
 share(1)
 Primary                  $   0.74  $  (0.05) $  (0.72) $   0.48  $  (0.44)
 Fully-diluted            $   0.71  $  (0.05) $  (0.72) $   0.48  $  (0.44)
                          ------------------------------------------------
                                          AT MARCH 31,
                              1996      1995      1994      1993      1992
Dollars in thousands      --------  --------  --------  --------  --------
BALANCE SHEET DATA:
Working capital
 (deficiency)             $ 38,722  $ 22,081  $  1,377  $  7,995  $ (1,780)
Total assets               116,548    64,143    47,475    46,771    34,258
Short-term debt                876       184     4,770     2,917     3,603
Long-term debt               4,054     3,613       448     1,090     1,492
Shareholders' equity        56,462    26,625    10,571    17,630    11,143
                          -------------------------------------------------
                                     YEARS ENDED MARCH 31,
                              1996      1995      1994      1993      1992
Dollars in thousands      --------  --------  --------  --------  --------
OTHER DATA:
Gross profit margin           18.8%     15.1%     12.4%     20.3%     13.0%
Operating margin (2)           7.2%      3.3%      0.4%      5.2%     (3.3%)
Current ratio (3)             1.72      1.69      1.04      1.29      0.92
EBITDA (4)                $ 23,218  $  7,485  $  2,278  $  9,453  $ (2,334)
Infomercials aired
 during period                 110        90        63        65        49
Country coverage (5)            60        42        32        19        11

- ---------
(1) Income (loss) per common share amounts have been computed based upon the weighted average number of common shares and dilutive common share equiva-lents (options and warrants to purchase Common Stock and Series B Preferred Stock) outstanding using the "if converted method" in fiscal 1996 and 1995 and the "treasury stock method" in fiscal 1994, 1993 and 1992. For fiscal 1996 and 1995, net income used to compute net income per common share equals net income, plus after-tax interest expense incurred on outstanding long-term debt and after-tax interest income earned on the investment of excess proceeds from the assumed exercise of all outstanding options and warrants to purchase Common Stock after repurchase using the treasury stock method of 20% of the Company's outstanding Common Stock. For fiscal 1995, 1994, 1993 and 1992, the effect of the exercise of options and warrants to purchase Common Stock and the conversion of Series B Preferred Stock was not assumed in the calculation of net income (loss) per common share be-cause the effect was anti-dilutive.
(2) Operating margin represents operating income plus severance expense of ap-proximately $2.7 million in fiscal 1995 and unusual charges of approxi-mately $2.9 million, $9.0 million, $725,000 and $3.0 million for fiscal 1995, 1994, 1993 and 1992, respectively, divided by net revenues.
(3) Current ratio represents the ratio of total current assets to total current liabilities.
(4) EBITDA represents earnings before interest, income taxes, depreciation and amortization plus severance expense of approximately $2.7 million in fiscal 1995 and unusual charges of approximately $2.9 million, $9.0 million, $725,000 and $3.0 million for fiscal 1995, 1994, 1993 and 1992, respective-ly.
(5) Country coverage represents countries where the Company's infomercials could be viewed by consumers as of the indicated year end.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

As more fully described elsewhere herein, the Company is engaged in the direct marketing of consumer products, primarily through the use of infomercials, in both domestic and international markets. The Company has historically been de-pendent on a limited number of successful products to generate a significant portion of its domestic net revenues. The Company's strategies are designed to reduce the risk associated with relying on a limited number of successful products for a disproportionate amount of its revenues. These include ex-panding its global presence, developing and marketing innovative products to enhance its library of infomercial programs and lowering costs by becoming a fully-integrated provider of consumer product marketing services. Interna-tional expansion has resulted in an increasing percentage of the Company's revenues being generated from the international infomercial marketplace. As the Company enters new markets overseas, it is able to air infomercials from its existing library, thus reducing its dependence on new products and new infomercial productions. The Company takes advantage of product awareness cre-ated by its infomercials and extends the sales life of its products through non-infomercial distribution channels. These include retail arrangements and agreements with manufacturers of consumer products pursuant to which the Company's strategic partners supply new products and retail distribution chan-nels for product sales.

RESULTS OF OPERATIONS

The following table sets forth operating data of the Company as a percentage of net revenues for the periods indicated below.

                                       --------------------
                                       YEARS ENDED MARCH
                                              31,
                                        1996   1995    1994
                                       -----  -----   -----
Net revenues                           100.0% 100.0%  100.0%
Operating costs and expenses:
 Media purchases                        29.6   29.5    32.5
 Direct costs                           51.7   55.4    55.1
 Selling, general and administrative    11.5   11.8    12.0
 Severance expense for former Chairman
  and Chief Executive Officer             --    1.5      --
 Unusual charges                          --    1.6     5.2
 Interest expense                        0.3    0.4     0.2
                                       -----  -----   -----
Total operating costs and expenses      93.1  100.2   105.0
                                       -----  -----   -----
Income (loss) before income taxes        6.9   (0.2)   (5.0)
                                       -----  -----   -----
Net income (loss)                        5.7%  (0.4)%  (5.0)%
                                       =====  =====   =====

Comparison of Fiscal 1996 with Fiscal 1995

Net revenues were $292.6 million in fiscal 1996 as compared to $176.2 million in fiscal 1995, an increase of $116.4 million or 66.1%.

Domestic net revenues were $141.6 million in fiscal 1996 as compared to $95.8 million in fiscal 1995, an increase of $45.8 million or 47.8%. Domestic infomercial and non-infomercial net revenues increased by $45.3 million and $500,000, respectively. Domestically, the Company produced 15 new infomercials in fiscal 1996 as compared to 6 in fiscal 1995. The increase in net revenues resulted from sales generated from certain of such new infomercials, princi-pally sales of the Company's Ab-Roller Plus product, and the continued sales from infomercials originated in prior years. The increase in the absolute num-ber of new infomercials in fiscal 1996 was the result of the revitalization of the Company's marketing department and an increase in working capital. In fis-cal 1995, new infomercial production was adversely affected by the aborted ValueVision tender offer. See note 14 to the Company's consolidated financial statements. Returns as a percentage of gross revenues decreased from 11.8% in fiscal 1995 to 6.4% in fiscal 1996. The decrease in returns as a percentage of gross revenues was primarily due to a change in the Company's sales mix toward lower priced products, which histori-cally have experienced a lower return rate. Approximately 36.9%, 17.9% and 15.0% of the Company's fiscal 1996 domestic net revenues were generated from sales of its Ab-Roller Plus, E-Force and Regal Ware Royal Diamond Cookware products, respectively. The Ab-Roller Plus generated approximately 76.1% of fourth quarter fiscal 1996 domestic net revenues.

Foreign net revenues were $151.0 million in fiscal 1996 as compared to $80.4 million in fiscal 1995, an increase of $70.6 million or 87.8%. The increase in net revenues from foreign sales was due to the Company's continuing expansion in the Asian market and the continued expansion of the Company's foreign oper-ations from over 40 countries at the end of fiscal 1995 to over 60 countries in Europe and Asia at the end of fiscal 1996. European net revenues increased 11.7% from $50.5 million in fiscal 1995 to $56.4 million in fiscal 1996. Asian net revenues were $94.6 million in fiscal 1996 as compared to $29.9 million in fiscal 1995. On a local currency basis, Asian net revenues for the year in-creased 247.0% over the prior year. The increase was principally the result of a full year of operations in Japan, the acquisition of additional airtime in Japan and the Company's entrance into new countries, such as Malaysia, New Zealand, Australia and the Philippines in fiscal 1996. The Company is able to leverage its existing infomercial library so that international net revenues are not dependent on any one or a few products. The Company did not commence airing the Ab-Roller Plus infomercial internationally until after March 31, 1996. Therefore, in fiscal 1996, the Company generated no sales from the air-ing of its Ab-Roller Plus infomercial in international markets.

Total operating costs and expenses were $272.5 million in fiscal 1996 as com-pared to $176.5 million in fiscal 1995, an increase of $96.0 million or 54.4%. This corresponded with the 66.1% increase in net revenues over the prior year.

Media purchases were $86.5 million (net of $13.8 million in media sales) in fiscal 1996 as compared to $52.0 million (net of $13.5 million in media sales) in fiscal 1995, an increase of $34.5 million or 66.3%, principally as a result of the 66.1% increase in net revenue over the prior year. The ratio of media purchases to net revenues remained relatively stable at 29.6% in fiscal 1996 as compared to 29.5% in fiscal 1995. A slight decrease in the ratio of inter-national media purchases to net revenues was offset by a slight increase in the ratio domestically.

Direct costs consist of the cost of materials, freight, infomercial produc-tion, commissions and royalties, order fulfillment, in-bound telemarketing, credit card authorization and warehousing. Direct costs were $151.2 million in fiscal 1996 as compared to $97.6 million in fiscal 1995, an increase of $53.6 million or 54.9%. This increase was primarily a result of the 66.1% increase in net revenues in fiscal 1996. As a percentage of net revenues, direct costs were 51.7% in fiscal 1996 and 55.4% in fiscal 1995. Domestically, direct costs as a percentage of net revenues decreased by approximately 3.8 percentage points, primarily due to a reduction in order fulfillment and commission costs. Internationally, direct costs as a percentage of net revenues decreased approximately 3.7 percentage points, primarily due to reduced product and freight costs. The Company experienced a significant reduction of freight costs in the Asian markets in fiscal 1996. These costs are typically higher upon initial entrance into a market. The Company entered the Japanese market in July 1994.

Selling, general and administrative expenses were $33.8 million in fiscal 1996 as compared to $20.8 million in fiscal 1995, an increase of $13.0 million or 62.5%, primarily due to costs associated with domestic and international ex-pansion. Selling, general and administrative expenses as a percentage of net revenues decreased slightly from 11.8% in fiscal 1995 to 11.5% in fiscal 1996.

Interest expense was approximately $1.0 million in fiscal 1996 as compared to $689,000 in fiscal 1995, an increase of approximately $326,000. This increase was primarily due to an increase in the Company's average outstanding debt balance and a full year of amortization of the loan discount ($399,000) asso-ciated with the Company's $5.0 million term loan obtained in October 1994.

The Company had an effective tax rate of 17.5% for fiscal 1996. The primary reason for this rate was the benefit obtained by the Company from the utiliza-tion of net operating loss carryforwards. The Company's effective tax rate is expected to increase in fiscal 1997 because the benefit from remaining avail-able net operating loss carryforwards, which relate primarily to employee stock options, will be recorded directly to shareholders' equity if realized.

The Company had net income of $16.6 million in fiscal 1996 as compared to a net loss of $672,000 in fiscal 1995, an improvement of $17.3 million. This was pri-marily a result of the 66.1% growth in the Company's net revenues combined with a 3.7 percentage point reduction in direct costs as a percentage of net reve-nues. In addition, the prior year included approximately $2.7 million in sever-ance expense to the Company's former Chairman and unusual charges of $2.9 mil-lion.

Comparison of Fiscal 1995 with Fiscal 1994

Net revenues were $176.2 million in fiscal 1995 as compared to $172.6 million in fiscal 1994, an increase of $3.6 million or 2.1%.

Domestic net revenues were $95.8 million in fiscal 1995 as compared to $126.6 million in fiscal 1994, a decrease of $30.8 million or 24.3%. Domestic infomercial and non-infomercial net revenues decreased by $25.2 million and $5.6 million, respectively. The decrease in infomercial net revenues was pri-marily due to a reduction in the number of infomercials available for airing during fiscal 1995. New infomercial production was adversely affected by the events of the early part of 1995 relating to the ValueVision tender offer. See note 14 to the Company's consolidated financial statements. The Company intro-duced 6 new infomercials in fiscal 1995 as compared to 17 in fiscal 1994. Do-mestic net revenues were also unfavorably impacted by a change in the Company's sales mix toward higher priced products, which have historically experienced a higher return rate. Returns as a percentage of gross revenues increased from 8.5% in fiscal 1994 to 11.8% in fiscal 1995. The decline in non-infomercial net revenues was primarily a result of the Company's decision to receive royalties for certain products in lieu of full sales participation in retail distribu-tion. Despite the $5.6 million decline in non-infomercial net revenue, the Com-pany realized approximately $1.0 million of additional gross profit from these revenues during fiscal 1995. In addition, as a result of its decision to shift away from owning inventory for retail sales in favor of royalty arrangements with manufacturers, the Company believes it has provided itself with a more stable and steady stream of royalty revenue with limited associated inventory risk. Approximately 54.0% and 15.0% of the Company's fiscal 1995 domestic net revenues were generated from sales of its Powerwalk Plus product and Regal Ware Royal Diamond Cookware products, respectively.

Foreign net revenues were $80.4 million in fiscal 1995 as compared to $46.0 million in fiscal 1994, an increase of $34.4 million or 74.8%. On a local cur-rency basis, foreign net revenues for the year increased 67.7% over the prior year. The increase in net revenues from foreign sales was primarily due to the Company's successful entrance into the Japanese market which began in late July 1994. Japanese net revenues were $25.7 million for the period ended March 31, 1995. The remaining $8.7 million increase in foreign net revenues was due to the continued expansion of the Company's foreign operations from 30 countries at the end of fiscal 1994 to over 40 countries in Europe and the Middle East at the end of fiscal 1995. The Company is able to leverage its existing infomercial library so that foreign net revenues are not dependent on any one or a few products.

Total operating costs and expenses were $176.5 million for fiscal 1995 as com-pared to $181.3 million in fiscal 1994, a decrease of $4.8 million or 2.6%.

Media purchases were $52.0 million (net of $13.5 million in media sales) in fiscal 1995 as compared to $56.2 million (net of $5.6 million in media sales) in fiscal 1994, a decrease of $4.2 million or 7.5%, principally as a result of a decrease in domestic infomercial airings. The ratio of media purchases to net revenues decreased from 32.5% in fiscal 1994 to 29.5% in fiscal 1995 as a re-sult of a higher proportion of current year net revenues being generated in in-ternational markets characterized by more effective media costs. International-ly, the ratio of media purchases to net revenues further benefited from in-creased availability of lower cost time while the domestic ratio was favorably impacted by an effective mix of media time utilized to air Company products and media time sold.

Direct costs were $97.6 million in fiscal 1995 as compared to $95.1 million in fiscal 1994, an increase of $2.5 million or 2.7%. This increase was a result of the 2.1% increase in net revenues during the year. As a percentage of net reve-nues, direct costs remained stable at 55.4% in fiscal year 1995 and 55.1% in fiscal year 1994. Domestically, direct costs as a percentage of net revenues decreased by 1.9 percentage points as a result of a reduction in non-infomercial direct costs. Higher infomercial product costs due to a change in product mix were offset by a reduction in freight, telemarketing and commission costs. The reduction in non-infomercial direct costs was due to the Company's decision to receive royal-ties for certain products in lieu of full sales participation in retail.

Internationally, direct costs as a percentage of net revenues increased ap-proximately 4.2 percentage points, primarily due to increased freight, ful-fillment and processing costs as a result of the Company's expansion into new countries, especially Japan. These costs are typically higher upon initial en-trance into a market.

Selling, general and administrative expenses were $20.8 million in fiscal 1995 as compared to $20.7 million in fiscal 1994, a decrease of $100,000 or 0.5%. Selling, general and administrative expenses as a percentage of net revenues decreased in fiscal 1995 to 11.8% from 12.0% in fiscal 1994. The reduction in selling, general and administrative expenses as a percentage of net revenues in fiscal year 1995 was accomplished despite costs associated with the Company's entrance into the Japanese market and an increased provision for bad debt expense of $750,000 primarily related to royalties due from a single cus-tomer. As a result of staff reductions made in late fiscal 1994 and early fis-cal 1995, the Company reduced its domestic personnel costs by $1.8 million.

During fiscal 1995, the Company incurred severance expense of approximately $2.7 million relating to the resignation of the Company's former Chairman and Chief Executive Officer. See note 8 to the Company's consolidated financial statements.

The Company's results of operations for fiscal 1995 included unusual charges of $2.9 million relating to settlement of ongoing litigation and associated legal fees. See note 14 to the Company's consolidated financial statements. $1.1 million of such unusual charges were incurred in the fourth quarter of fiscal 1995.

Included in the unusual charges of $9.0 million for fiscal 1994 was $4.1 mil-lion for certain legal settlements. In addition, the Company recognized addi-tional expenses during the period including: $1.1 million in legal fees asso-ciated with the aforementioned settlements and class action lawsuits; $1.0 million related to the relocation of the Company's fulfillment center to Phoe-nix, Arizona; $1.3 million in costs associated with the terminated tender of-fer and agreement of merger with ValueVision; $725,000 in severance related to personnel reductions; $591,000 in costs associated with two aborted stock of-ferings; and $200,000 in other costs.

Interest expense was $689,000 in fiscal 1995 as compared to $300,000 in fiscal 1994, an increase of $389,000. This increase reflects interest at 9.5% as well as amortization of the loan discount ($150,000) and loan origination fees as-sociated with the Company's $5.0 million term loan obtained in October 1994 and higher interest rates during fiscal 1995.

The Company had a net loss of $672,000 in fiscal 1995 as compared to a net loss of $8.7 million in fiscal 1994, an improvement of approximately $8.0 mil-lion.

LIQUIDITY AND CAPITAL RESOURCES

The Company's working capital was $38.7 million at March 31, 1996 compared to $22.1 million at March 31, 1995, an increase of $16.6 million. This was prin-cipally due to increases in accounts receivable and inventory associated with the Company's increased sales volume and with the Company's domestic and in-ternational expansion. Cash flow provided by operations was $5.5 million for the year ended March 31, 1996 as compared to $1.9 million for the prior year. The $17.3 million increase in net income for the period was partially offset by the aforementioned increase in working capital accounts.

The Company's international revenues are subject to foreign exchange risk. To the extent that the Company incurs local currency expenses that are based on locally denominated sales volume (order fulfillment and media costs), this ex-posure is reduced significantly. The Company closely monitors exchange rate movements and will protect short term cash flows through the use of options and/or futures contracts when appropriate. The Company has recently obtained a $50.0 million foreign exchange line for such purposes. In the long term, the Company believes that it has the ability to change prices in a timely manner in order to react to major currency fluctuations.

The Company had capital expenditures of approximately $3.9 million in fiscal 1996, of which approximately $2.0 million related to the updating of its world-wide information management system. The Company has budgeted approximately $4.0 million for capital expenditures in fiscal 1997, including in excess of $1.0 million for its worldwide information management system.

The Company has a $7.5 million revolving credit facility, of which $5.0 million is available for working capital and general corporate purposes and all of which is available for issuances of letters of credit. At March 31, 1996, the Company had approximately $3.8 million of letters of credit outstanding and no outstanding borrowings under the revolving credit facility.

The Company believes that its available cash, cash from operations and avail-able borrowings under its revolving credit facility will be sufficient to meet its normal operating, capital expenditure and debt service requirements for the near term.

In fiscal 1996, the Company received approximately $7.6 million from the exer-cise of stock options and warrants and the repayment of existing loans by cer-tain executive officers. These funds were used to continue the Company's global expansion and for working capital purposes. At March 31, 1996, the Company had a total of 8,081,884 stock options and warrants outstanding which, while having a dilutive effect on future earnings per share if exercised, would provide the Company with approximately $47.0 million in additional capital.

The Company intends to continue to pursue acquisition and expansion opportuni-ties as they may arise. In connection therewith, it may be necessary for the Company to pursue sources of financing for such transactions outside of the Company's existing sources. Subsequent to March 31, 1996, the Company completed its acquisition of Positive Response in a stock for stock transaction, which resulted in the issuance of approximately 1,836,773 shares of the Company's Common Stock, 211,146 of which have been issued into escrow and may be deliv-ered to the former shareholders of Positive Response within 18 months, upon the realization of certain assets, and the repayment by the Company of approxi-mately $1.0 million of outstanding debt of Positive Response. In May 1996, the Company announced agreements to acquire two direct response marketing compa-nies, Prestige and Suzanne Paul. The aggregate consideration to be paid by the Company for Prestige and Suzanne Paul will be approximately $4.2 million in cash, $2.8 million in a note payable December 5, 1996 and 787,879 shares of Common Stock. Upon consummation of these acquisitions, the Company will also fund a dividend of approximately $4.6 million to the shareholders of Suzanne Paul. In addition, the Company may be required to issue an additional $5.0 mil-lion in Common Stock, valued at then present market prices, in 1997 and 1998, contingent upon the levels of net income achieved in those years by Prestige and Suzanne Paul. These acquisitions are expected to be completed by early July 1996.

                                    BUSINESS

National Media is a global leader in the use of direct response transactional television programming, known as infomercials, to market consumer products. Na-tional Media is the world's largest publicly held infomercial company making infomercial programming available to more than 260 million households in 60 countries worldwide.

BACKGROUND

The infomercial industry was first developed in the United States after the FCC rescinded its limitations on advertising minutes per hour in 1984, thereby per-mitting 30-minute blocks of television advertising. The deregulation of the ca-ble television industry and the resulting proliferation of cable channels in-creased the available media time and led to the growth of the United States infomercial industry. Producers of infomercials combined direct response mar-keting and retailing principles within a television talk show-type format and purchased media time from cable channels to air their infomercials. After an initial growth period, the industry consolidated through the end of the 1980s. At the same time, increased attention from the FTC and federal and state con-sumer protection agencies led to greater regulation of the industry and to the development of the National Infomercial Marketing Association as a self-regula-tory organization. By the early 1990s, infomercials and home shopping cable channels had become a more accepted forum for obtaining information about prod-ucts and services and making purchases from home. As the infomercial industry has matured, the variety of products marketed through infomercials has steadily increased. Today, offerings as diverse as car care products and computers are marketed through infomercials.

The development of the international infomercial industry began in Western Eu-rope following the initial industry development in the United States. Quantum Marketing International, which was acquired by the Company in 1991, was one of the pioneers in the international infomercial industry's development, commenc-ing operations in 1990. The industry expanded throughout Europe and then into non-European markets through the early 1990s and continues to expand into other worldwide markets today. Whereas domestically, distribution of products through infomercials is viewed as an alternative to retail, mail order and other means of distribution, in many international markets, distribution through tradi-tional channels is not readily accessible to many consumers. As a result of these factors, the Company believes that it has an opportunity to be a primary distributor of innovative consumer products in the international marketplace.

STRATEGY

National Media's goal is to be recognized as a worldwide leader in direct mar-keting. Through direct response transactional television programming and inte-grated consumer marketing techniques, the Company is pursuing a business strat-egy focusing on: (i) expanding its global presence, (ii) developing and market-ing innovative consumer products to enhance its library of infomercial programs and (iii) lowering costs by becoming a fully-integrated provider of consumer product marketing services.

Expand Global Presence. The Company is continuing its efforts to expand its po-sition as a worldwide leader in infomercial programming. Through its existing media time and order fulfillment operations, the Company has the ability to de-liver infomercial programming and products to over 260 million households worldwide. The Company intends to aggressively increase its number of media outlets in new and existing markets through strategic acquisitions and long-term and other agreements with various network affiliates and cable networks. At present, the Company has ongoing relationships, some of which are long-term, with networks in North America such as America's Talking, BET, CNBC, Discovery, E!, ESPN2, The Family Channel, FX, Home Team Sports, The Learning Channel, Lifetime Television, The Nashville Network, The New Inspirational Network, Product Information Network, SCIFI Channel, TV Food Network and USA Network and, internationally, with satellite channels such as Eurosport, Flextech (Starstream) and The NBC Superchannel. The Company has also acquired the rights to use a twenty-four hour satellite transponder to broadcast its infomercials in Europe.

In addition to increasing media time in existing markets, National Media plans to enter additional geographic markets, including South Africa, mainland China, India and Indonesia. Initial entry into these markets is currently expected by the end of calendar year 1997.

Develop and Market Innovative Products to Enhance Library of Infomercial Pro-grams. The Company continually seeks out the most innovative consumer products which it can market and distribute profitably. The Company has built an in-house product development/marketing department responsible for researching, de-veloping and analyzing products and product ideas. The Company augments its product development activities through strategic relationships with Mitsui & Co., Ltd., one of the world's largest diversified services companies, certain media companies and various third-party manufacturers.

The Company believes that its large library of infomercial programs, together with its extensive international operations and expertise in product sourcing, in-bound telemarketing, order fulfillment and customer service, gives it a sig-nificant competitive advantage over others desiring to enter its existing or new markets. While the Company incurs certain initial and ongoing costs in con-nection with adapting a product and infomercial for specific markets, the pri-mary expenses of product and infomercial development and infomercial production are incurred when the product/infomercial is first developed for its initial target market. Thus, as the Company obtains sufficient media time in additional markets, it can quickly, efficiently and relatively inexpensively begin selling products in such new markets.

The Company believes that by further expanding its coverage into other parts of the world it will be able to further leverage its library of infomercial pro-grams and associated products by extending the time period during which each product generates revenues and, therefore, the total worldwide revenues for a particular product. At present, the Company's total product/infomercial library available for introduction into each new market consists of over 100 products.

Lower Costs by Becoming a Fully-Integrated Provider of Consumer Product Market-ing Services. National Media seeks to be the low-cost provider in the infomercial industry. The Company has created a state of the art order fulfill-ment system to service its North American operations and is working to more fully integrate its entire worldwide operations. The Company also continues to explore methods to better control each step in the development and life cycle of a product/infomercial and develop its expertise in, and refine its systems with regards to, product sourcing, in-bound telemarketing, order fulfillment and customer service. National Media believes that its current competitive ad-vantages of purchased block media time, multi-country coverage and fully-inte-grated program production, product sourcing and order fulfillment, as well as the development of new long-term media and marketing partners, provide it with a strong base from which it can continue to lower its costs.

PRODUCT DEVELOPMENT

The Company's product development/marketing department researches and develops new products that may be suited for direct response television marketing and subsequent marketing through non-infomercial distribution channels. The Company's product development staff develops new product ideas from a variety of sources, including inventors, suppliers, trade shows, industry conferences, strategic alliances with manufacturing and consumer product companies and the Company's ongoing review of new developments within its targeted product cate-gories. As a result of the Company's prominence in the infomercial industry, it also receives unsolicited new product proposals from independent third parties. The Company currently reviews over 100 new product proposals per month. That number is expected to increase through the acquisition of Positive Response and as the Company otherwise grows. The evaluation phase of product development generally takes two to eight weeks, depending upon the product being reviewed. During this phase, the Company (i) evaluates the suitability of the product for television demonstration and explanation, (ii) anticipates the perceived value of the product to consumers, (iii) determines whether an adequate and timely supply of the product can be obtained and (iv) analyzes whether the estimated profitability of the product satisfies the Company's criteria.

During fiscal 1996, the Company acquired the Flying Lure fishing product busi-ness, a well-known brand name in the outdoor category. Additionally, in order to develop new products, the Company works closely with certain consumer prod-uct companies such as (i) Blue Coral, Inc. and the Media Group (Durable Prod-ucts) in the car wax and auto care segment, (ii) CSA, Inc. and Venture Aerobic Products, Inc. in the health and fitness product segment and (iii) Regal Ware, Inc. in the housewares segment. A clear advantage of these relationships is that the Company's partner will typically provide research and development sup-port and assume inventory responsibility, thereby reducing the Company's finan-cial risk as well as its working capital requirements.

The Company has continued to devote attention to the development of products specifically targeted at the European and international markets, primarily in the music category. In fiscal 1996, the Company introduced 5 new products for European-developed infomercials and has plans to introduce approximately 5 new products in fiscal 1997. The Company regularly reviews its infomercial library to select those products which it believes will be successful in Europe and/or Asia. With new products, this selection process is usually completed within one year of the introduction of a product domestically. When a product which was initially sold domestically is selected for international distribution, the infomercial is dubbed and product literature is created in the appropriate for-eign languages. In addition, a review of the product's and the infomercial's compliance with local laws is completed. The Company then begins airing the infomercial internationally. Typically, infomercials are first aired internationally by the Company in its European markets. While the majority of the Company's infomercials aired internationally have historically originated from its United States operations, the Company also airs infomercials and distributes products of other independent domestic infomercial companies internationally, including four of the industry's other leading infomercial companies (Guthy-Renker Corporation, Inphomation, Inc., the Media Group and Kent and Spiegel). The Company brought 20 new products to market globally during fiscal 1996 and expects to bring approximately 30 new products to market during fiscal 1997.

The Company obtains the rights to new products created by third parties through various licensing arrangements generally involving royalties related to sales of the product. The amount of the royalty is negotiated and generally depends upon the level of involvement of the third party in the development and market-ing of the product. The Company generally pays the smallest royalty to a third party that only provides a product concept. A somewhat higher royalty is paid to a third party that has fully developed and manufactured a product. The Com-pany also obtains the rights to sell products which have already been devel-oped, manufactured and marketed through infomercials produced by other compa-nies. In such cases, the Company generally pays a higher royalty rate to the third party because of the relatively small amount of the Company's resources required to develop the product. The Company generally seeks exclusive world-wide rights to all products in all means of distribution. In some cases, the Company does not obtain all marketing and distribution rights, but seeks to re-ceive a royalty on sales made by the licensor pursuant to the rights retained by the licensor.

INFOMERCIAL DEVELOPMENT AND TEST MARKETING

Once the Company decides to bring a product to market, it arranges for the pro-duction of a 30-minute infomercial that will provide in-depth demonstrations and explanations of the product. The Company attempts to present a product in an entertaining and informative manner utilizing a variety of program formats, including live talk shows and live paid studio audience programs. The Company's infomercials are currently produced in-house or by independent production com-panies with experience in the Company's product categories in the United States and other countries. The acquisition of Positive Response will enhance the Company's internal capability to produce a substantial number of infomercials in the future. The production of an infomercial generally takes approximately 8 to 16 weeks to complete, at a cost typically ranging from $150,000 to $300,000 per infomercial. In addition, producers, hosts and spokespersons generally re-ceive fees based upon sales of the product.

Following completion of the production of an infomercial, the program is then tested in the United States in specific time slots on both national cable net-works and targeted broadcast stations. If a show achieves acceptable results in the market tests, it is generally aired on a rapidly increasing schedule on ca-ble networks and broadcast channels. During this initial phase, the Company may modify the creative presentation of the infomercial and/or the retail pricing, depending upon viewer response. After the initial marketing phase, the Company may adjust the frequency of a program's airings to achieve a schedule of pro-grams that it believes maximizes the profitability of all of the Company's products being marketed through infomercial programming at a given time. In general, the Company airs each infomercial domestically for 4 to 10 months or more, after which the potential may exist for international airings which may range from 12 to 24 months, or longer in some instances.

The Company believes that it has the largest library of infomercials and asso-ciated products in the world. As of March 31, 1996, the Company's library in-cluded over 100 infomercials and products. The Company believes that this li-brary is a significant asset when it negotiates to gain access to media time, particularly in new markets.

MEDIA ACCESS

An important part of the Company's ability to successfully market products is its access to media time. The Company's infomercial programming is presently available to more than 260 million households in 60 countries worldwide, in-cluding Argentina, Australia, Austria, the Benelux countries, Brazil, Canada Denmark, Ecuador, most

Eastern European countries, Finland, France, Germany, Greece, Ireland, Italy, Japan, Mexico, certain Middle Eastern countries, New Zealand, Norway, Peru, Portugal, Russia, Singapore, Spain, certain South American countries, Sweden, Switzerland, Taiwan, Turkey, the United Kingdom and the United States. The Com-pany has current plans to open new markets in South Africa, mainland China, In-dia and Indonesia by calendar year end 1997.

At present, the Company utilizes approximately 1,000 hours of cable and broad-cast television time per week in the United States and in excess of 650 hours per week internationally, most of which is satellite and terrestrial broadcast time, to air its infomercials. For the most part, cable broadcast technology is not as prevalent internationally as it is in North America. The Company be-lieves that a large and productive inventory of media time is necessary to maintain a competitive advantage and allows the Company to maximize the reve-nue-producing potential from its library of infomercials. Historically, approx-imately one-half of the Company's cable air time in the United States and over two-thirds of the Company's satellite and terrestrial air time internationally has been purchased under long-term contracts that provide for specific time slots over the life of the respective contracts.

Domestic. Domestically, the Company purchases most of its cable television time directly from cable networks and their respective media representatives, and presently has commitments for cable television time slots for periods ranging from one month to four years. Such commitments for cable television access are generally longer in duration than broadcast television time, which is often purchased on an "as available" basis. These cable networks presently include:
America's Talking, BET, CNBC, Discovery, E!, ESPN2, The Family Channel, FX, Home Team Sports, The Learning Channel, Lifetime Television, The Nashville Net-work, The New Inspirational Network, Product Information Network, SCIFI Chan-nel, TV Food Network and USA Network. The Company believes that at least one of the above networks is carried by every local cable system carrier throughout the United States.

In addition to domestic air time purchased on cable networks, the Company also purchases broadcast television time from network affiliates and independent stations. Broadcast television time segments are purchased primarily in 30-min-ute spots. The Company also purchases 60 and 120-second spots where economi-cally feasible and adapts portions of its infomercials for airings in such spots. The time segments on broadcast television are purchased primarily on a quarterly basis based on the availability of programming time. In the event that the Company determines that such time slots are not advantageous to the Company, the Company is able to terminate such agreements quickly. The Company intends to continue to pursue opportunities in new television markets through other cable channels, cable operators and with additional broadcast television stations in existing television markets. The Company believes that there is currently more than an adequate supply of broadcast television time available from these sources in the United States to satisfy the Company's needs. In fis-cal 1996, approximately 51.0% of the media time purchased by the Company in North America came from cable television and approximately 49.0% came from net-work affiliates and independent television stations. The Company's infomercials generally are aired in the United States between the hours of 3:00 a.m. and 2:00 p.m., Eastern time, seven days a week.

Recently, larger multiple system operators in the United States have elected to sell air time which was previously left unutilized, or "dark." The Company be-lieves that this may create an opportunity to lower its cost of airtime as well as obtain additional airtime in desired markets. The Company generally has the right to sell any media time it may have the right to use. During fiscal 1996, the Company maintained a broker relationship with several companies to which it sold air time. In addition to generating revenues, this ability to resell ex-cess time reduces some of the risk associated with large purchases of media time.

International. Internationally, the Company's infomercials are aired on one or more of three technologies in its market territories: (i) satellite transmis-sion direct to homes with satellite reception dishes, (ii) cable operators who retransmit satellite broadcasts to cable-ready homes and (iii) terrestrial broadcast television. The Company's satellite air time is obtained through long-term agreements with companies that own or lease satellite transponder time. When negotiating to gain access to media time in a new market, the Com-pany believes that its existing library of more than 100 infomercials which are available for immediate introduction into such new market, together with its general industry experience, gives it a significant competitive advantage. Since 1991, the Company has entered into a number of long-term, exclusive con-tracts with pan-European satellite channels such as Eurosport, Flextech (Starstream) and The NBC Super Channel. The Company recently extended its agreement with Eurosport, the leading European sports channel, providing the Company with 48 hours of time per week in which to air its Quantum Channel-branded programming. During the term of these contracts, the Company is generally entitled to broadcast pro-gramming continuously for a specified period of time and is guaranteed a speci-fied amount of satellite television hours per month. Under some of these ar-rangements, the Company has rights of first refusal for any additional infomercial air time that becomes available. In Japan, the Company purchases its media time exclusively through its partner, Mitsui & Co., Ltd. As a result of these media relationships, the Company's transactional television program-ming can be seen in the Middle East, Asia and in virtually every country in Eu-rope, and its products are available for purchase in approximately 60 coun-tries. The Company's long-term media contracts in Europe expire at various dates from August 1996 through 1999. The Company believes it will be able to renew, extend or replace such agreements on reasonable terms. As was the case with the extension of the Eurosport contract, the Company expects that it will face increases in costs associated with the renewal of certain of its media contracts, which increases are not expected to have a material adverse effect on the Company. The Company intends to aggressively pursue marketing relation-ships in additional markets.

SOURCING AND MANUFACTURING

The Company uses sources in the United States and several countries in Europe and Asia to manufacture products sold through its infomercials. The Company has entered into strategic partnerships with several manufacturers in various prod-uct categories in an effort to reduce its dependence on third party manufactur-ers. The Company believes that its strategic partnership strategy reduces the risk of supply problems, such as delays in receiving shipments, which could have a material adverse effect on the success of a product. The Company closely monitors the availability of supplies of products and promptly adjusts the air time of an infomercial for a product which cannot be adequately supplied. Addi-tionally, the Company employs a technical/engineering firm in Hong Kong to co-ordinate and direct the Company's manufacturing sources in Asia and to monitor the quality of the products manufactured in such countries. The same product manufacturing sources may be utilized irrespective of whether an infomercial is being aired in the United States or internationally.

Before the Company takes any sizeable inventory position in a product, the Com-pany test markets the product. The Company then purchases additional inventory of the product which generally takes four to six weeks to deliver.

IN-BOUND TELEMARKETING

The Company strives to create a problem-free fulfillment process for its cus-tomers consisting of in-bound telemarketing, order fulfillment and customer service. The first step in this process is the order-taking function known as in-bound telemarketing. Customers may order products marketed through infomercials during or after the infomercial by calling a telephone number (toll-free in the United States), which is shown periodically on the television screen during the broadcast. Both domestically and internationally, the Company currently subcontracts its telemarketing function to one of various third par-ties that provide this service for a fee based principally on the number of telephone calls answered. In all instances domestically and in most instances internationally, in-bound telemarketers electronically transmit orders to the Company's order fulfillment centers where the product is packaged and shipped. In certain cases, at the time of purchase, the in-bound telemarketers also pro-mote, "cross-sell" and "up-sell" complementary and/or additional products re-lating to the product for which the inquiry is received. Such sales efforts are orchestrated by the Company's marketing personnel who script the sales ap-proaches of the telemarketing personnel.

In September 1995, the Company began to take steps to reduce its telemarketing costs. In connection with its settlement of litigation with ValueVision, the Company entered into an agreement with ValueVision pursuant to which ValueVision agreed to provide telemarketing services to the Company for a mini-mum of one million telephone calls a year over a three year period. In addi-tion, the Company's acquisition of Positive Response provides the Company with an internal telemarketing capability which the Company intends to expand.

The majority of customer payments in the United States are made by credit card over the telephone with the remainder paid by check. In Europe and Asia, prod-ucts are generally delivered to consumers on a "cash on delivery" basis. In other areas of the world, payment by check at the time of order is not uncom-mon.

ORDER FULFILLMENT

The Company's North American order fulfillment center is located in Phoenix, Arizona. Activities at this facility include receiving merchandise from manu-facturers, inspecting merchandise for damages or defects, storing product for later delivery, the assembly, as required, packaging and shipping of products and processing of customer returns. The Company's Phoenix order fulfillment center, an approximately 188,000 square foot facility, processes substantially all orders for the Company's products sold in North America. The Company pri-marily uses bulk shippers to deliver products to customers in the United States. In certain instances, the manufacturer of the product ships orders di-rectly to the customer. Each customer is charged a shipping and handling fee, which varies among products.

Since the Company's restructuring in 1994, the Company has taken many steps towards reducing its per-order fulfillment costs in North America and contin-ues to strive to become the leading low-cost provider of infomercial marketing services. The Company believes that, among other things, its receiving, ware-housing, processing and shipping methods and billing systems give it a compet-itive advantage over other infomercial companies in the United States. The Company intends to replace the Positive Response order fulfillment system with existing capacity at its Phoenix order fulfillment center.

Throughout most of Europe and Asia, the Company operates the warehousing, or-der fulfillment, distribution and customer service functions of its business through independent agents, each of which is responsible for a particular ter-ritory. European products are shipped by the Company or the manufacturer to independent warehouses in Rotterdam, The Netherlands and Middlesex, England. Products are then shipped to independent fulfillment centers throughout Europe that process the Company's European sales orders. In Asia, products are pri-marily shipped to warehouses in Japan controlled by the Company's partner, Mitsui & Co., Ltd., from which the orders are fulfilled and shipped. Outside Europe and Asia, the Company generally contracts with independent licensees who buy the Company's products outright and then sell them to consumers, both through infomercials and through other local distribution channels, under con-ditions and standards prescribed and monitored by the Company. In many inter-national countries, the Company's products are delivered to purchasers through the postal system on a "cash on delivery" basis.

CUSTOMER SERVICE

An important aspect of the Company's marketing strategy is to maintain and im-prove the quality of customer service. The Company operates toll-free customer service telephone numbers and maintains its own customer service department in Phoenix, Arizona to respond to customer inquiries, provide product information to customers and process product returns for its North American operations. Outside of the United States and Canada, customer service is provided on a contract basis through third parties whose operations are monitored by the Company.

The Company generally offers an unconditional 30-day money back return policy to purchasers of any of its products. In addition, products are generally cov-ered by warranties offered by the manufacturer. The terms of such warranties vary depending upon the product and the manufacturer. The average return rate of the Company's products for each of fiscal 1996, 1995 and 1994 was 9.3%, 14.3% and 11.7%, respectively. International sales carry a higher average re-turn rate due to the "cash on delivery" terms of a significant portion of this business. In countries where the Company depends upon the postal system for deliveries on a "cash on delivery" basis, official return rates include in-stances in which there is no answer at the attempted delivery site and in which a person at the delivery site does not have the cash on hand at the time of delivery. The Company believes that its return experience is within the customary range for direct marketing businesses.

NON-INFOMERCIAL MARKETING

Based on the success of certain of its products in traditional retail markets and the evolution of its business, the Company believes that its transactional television programming is effective in building consumer awareness of its products, as well as positioning the Company to act as the media marketing partner for manufacturers of consumer products. The Company attempts to capi-talize on its ability to create product awareness and to act as a media mar-keting partner to extend the sales life of its products by shifting products from traditional infomercial programming to non-infomercial marketing channels such as retail distribution, catalogs, direct mail, direct response print ads, television home shopping programs, credit card statement inserts and other channels resulting from the development of strategic partnerships. The Company believes that established manufacturers are increasingly regarding infomercials as a desirable vehicle to showcase their products to create and build brand-awareness and generate follow-up product sales through traditional retail outlets.

Prior to fiscal 1992, a limited amount of the Company's sales had been through non-infomercial distribution channels that did not include retail distribution. In fiscal 1992, the Company began selling products through traditional retail channels, such as mass merchandisers (e.g., Venture, Caldor, Target, Sears, Montgomery Ward and Kmart), specialty retailers (e.g., Bass Pro Shops) and wholesale clubs (e.g., BJ's Wholesale Club and PACE). During fiscal 1994, the Company entered into agreements with strategic partners who handle the retail marketing and pay a royalty to the Company (based on retail sales) in consider-ation for the television advertising of the product which is funded by the Com-pany. In fiscal 1996, 1995 and 1994, non-infomercial distribution channels ac-counted for 3.3%, 6.2% and 9.3%, respectively, of the Company's net revenues. This decrease is the result of the significant worldwide growth of the Company's infomercial revenues.

The Company intends to pursue further expansion of its retail operations in or-der to capitalize on the consumer brand-awareness created by the Company's infomercials and reinforced by the "As Seen On TV" in-store signage. The Com-pany believes that the product exposure created by the Company's transactional television programming enables the Company and its strategic partners to uti-lize traditional retail distribution channels without incurring any of the ad-ditional advertisement costs that other consumer product companies may incur. In this manner, the Company believes that it will be able to market products to consumers who view its programming, but do not traditionally purchase products through direct response marketing.

PRODUCTS

The Company markets consumer products in a variety of categories, including those listed below. In fiscal 1996, the Company offered a total of over 100 products to consumers in one or more geographic markets worldwide, of which 82.0% were products sold through the Company's infomercials and 18.0% were products sold through infomercials produced by other companies and aired by the Company. Of the products sold through the Company's infomercials in fiscal 1996, approximately 41 were products first introduced by the Company in fiscal 1996 and approximately 69 were products that were originally offered in previ-ous years. Through its international programming, the Company has brought to the international marketplace many of its products that had been successfully marketed in the United States, including Auri car polish, the Flying Lure fish-ing lure, Bruce Jenner's Super Step Stair Climber and the Minimax Exercise Sys-tem, Tony Little's Target Training System video tapes and Regal Ware Royal Dia-mond Cookware. The following table sets forth examples of some of the products currently marketed and sold through the Company's infomercials in one or more geographic markets throughout the world, their respective product categories and the fiscal year in which each infomercial was first aired.

                                                                         FISCAL YEAR
PRODUCT CATEGORY        PRODUCT OFFERINGS                                FIRST AIRED
- ----------------        -----------------                                -----------
Automotive              Motor-Up                                                1996
                        Touchless Car Care                                      1995
                        Autofom Car Polish                                      1993
                        ColorCote 2000 Colored Car Polish                       1992
                        Auri Car Polish                                         1990
Beauty & Personal Care  Accents                                                 1996
                        Jet Aire Professional Hair Styling System               1993
                        Frankie Avalon's Zero Pain Topical Pain Reliever        1993
                        Sudden Youth Skin Care System                           1992
Crafts                  Bedazzler Plus Bead Punch Kit                           1993
                        Purrfect Punch Embroidery System                        1992
Health & Fitness        Ab-Roller Plus                                          1996
                        Top Ten Trainer                                         1996
                        E-Force                                                 1995
                        Powerwalk Plus                                          1994
                        Bruce Jenner's Minimax Exercise System                  1994
                        Bruce Jenner's Stairclimber Plus Stair Climber          1993
                        Tony Little's Target Training System Video Tapes        1993
                        Bruce Jenner's Super Step Stair Climber                 1992

                                                                         FISCAL YEAR
PRODUCT CATEGORY     PRODUCT OFFERINGS                                   FIRST AIRED
- ----------------     -----------------                                   -----------
Kitchen & Household  Goo Gone                                                   1995
                     Regal Ware Royal Diamond Cookware                          1994
                     Sterling Spring Water Filter                               1993
                     American Harvest Jet Stream Oven                           1992
                     Deni Turbo Sealer Food Packager                            1992
                     Astonish All-Purpose Cleaner                               1991
Music                Dance Party                                                1996
                     Legends                                                    1996
                     Shades of Love                                             1996
                     Alltime Classics                                           1995
                     Hits of the 60's                                           1995
                     Hits of the 70's                                           1995
                     Rock and Roll Days                                         1995
Outdoor              Medicus Golf Club                                          1993
                     Kangaroo Lure Fishing Lure                                 1993
                     Flying Lure Fishing Lure                                   1992
Self-improvement     Alphanetics Reading Improvement Materials                  1992
                     The Human Calculator Mathematics Teaching Materials        1991

The Company's five most successful products in each of fiscal 1996, 1995 and 1994 accounted for approximately 46.0%, 54.0%, and 67.0%, respectively, of the Company's net revenues for such periods. The Company continues to be depen-dent, in significant part, upon its ability to develop or obtain rights to new products to supplement and replace existing products as they mature through their product life cycles. The Company's expansion into international markets has reduced its dependency on new shows by lengthening the potential duration of the life cycle of programs that comprise the Company's infomercial library. Historically, the majority of the Company's products generate their most sig-nificant domestic revenues in the first 6 months following initial airing of the product's infomercial. Internationally, however, products typically gener-ate revenues more evenly over a longer period due, in part, to the introduc-tion of such products into new markets each year. To illustrate an infomercial's life cycle, the Company derived fiscal 1996 net infomercial rev-enue as follows: 38.5% from products introduced during fiscal 1996, 42.5% from products introduced during fiscal 1995 and 1994 and 19.0% from products intro-duced prior to fiscal 1994.

BACKLOG

The timing of orders is largely influenced by the degree of consumer response to product offerings, inventory levels, marketing strategies, seasonality and overall economic conditions. Backlog orders for the Company at April 30, 1996 and 1995 were approximately $13.7 million and $6.4 million, respectively. Av-erage monthly backlog orders for fiscal 1996 were approximately $8.5 million. The consumer is notified upon placement of an order that normal shipping time is four to six weeks. Orders in excess of anticipated production capacity are included in backlog figures. However, product shortages, cancellations, re-turns and allowances may reduce the amount of sales realized from the fulfill-ment of backlog orders.

COMPETITION

The Company competes directly with several companies which generate sales from infomercials. The Company also competes with a large number of consumer prod-uct companies and retailers which have substantially greater financial, mar-keting and other resources than the Company, some of which have recently com-menced, or indicated their intent to conduct, direct response marketing. The Company also competes with companies that make imitations of the Company's products at substantially lower prices. Products similar to the Company's products may be sold in department stores, pharmacies, general merchandise stores and through competing infomercials, magazines, newspapers, direct mail advertising and catalogs.

MANAGEMENT INFORMATION SYSTEMS

The Company's computer system features programs which allow the Company to man-age its media time purchases and program scheduling, the flow of product order information among its telemarketers, its order fulfillment center, its credit card clearing house and the flow of shipping, billing and payment information. The Company believes that its management information systems are currently ade-quate. However, in order to facilitate growth and to integrate fully its inter-national operations, the Company is in the process of enhancing its computer systems related to all phases of its operations. The Company expended approxi-mately $2.0 million for this project in fiscal 1996 and has budgeted in excess of $1.0 million for fiscal 1997 for this project.

GOVERNMENT REGULATION

Various aspects of the Company's business are subject to regulation and ongoing review by a variety of federal, state, and local agencies, including the FTC, the United States Post Office, the CPSC, the FCC, the FDA, various States' At-torneys General and other state and local consumer protection and health agen-cies. The statutes, rules and regulations applicable to the Company's opera-tions, and to various products marketed by it, are numerous, complex and sub-ject to change.

As a result of prior settlements with the FTC, the Company has agreed to two consent orders. Prior to the Company's recent acquisition of Positive Response, Positive Response and its Chief Executive Officer, Michael S. Levey, also agreed to a consent order with the FTC. Among other things, such consent orders require the Company, Positive Response and Mr. Levey to submit compliance re-ports to the FTC staff. The Company, Positive Response and Mr. Levey have sub-mitted compliance reports as well as additional information requested by the FTC staff. In addition, in connection with the acquisition by the Company of Positive Response, both the Company and Positive Response were required pursu-ant to such consent orders to, and did, notify the FTC of such acquisition and Michael S. Levey was required to, and did, notify the FTC of his pending affil-iation with the Company. In early June 1996, the Company received a request from the FTC for additional information regarding 2 of the Company's infomercials in order to determine whether the Company is operating in compli-ance with the consent orders referred to above. Such request also included a request for additional information concerning the Company's acquisition of Pos-itive Response. The Company is responding to such request. It is possible that the notifications referred to above will result in additional requests for in-formation from the Company and Mr. Levey and/or additional scrutiny of the Company's operations. In an effort to maintain continued compliance with the terms of its consent order, shortly following its acquisition of Positive Re-sponse, the Company caused Positive Response to cease airing one of its infomercials until the Company could make such changes to such infomercial or take such other actions as it deems appropriate to conform such infomercial to the Company's standards, if possible. After giving effect to the Acquisitions on a pro forma basis, such infomercial would have contributed less than 4.0% to the Company's consolidated net revenues for the quarter ended March 31, 1996. The Company is also considering changes to other of Positive Response's infomercials. The Company does not believe that such infomercials or the Company's actions regarding them will have a material adverse effect on the Company's financial condition.

On February 24, 1994, the staff of the CPSC notified the Company that it had made a preliminary determination that a particular model of the Company's Juice Tiger product presents a "substantial product hazard" under the provisions of the Consumer Product Safety Act. The CPSC staff requested that the Company take voluntary corrective action to ameliorate such alleged product hazard. While the Company has disputed that the model in question presents a substantial product hazard, the Company and the CPSC staff recently agreed upon the form and nature of voluntary action proposed by the Company to address the CPSC staff's concerns. The Company has implemented the agreed upon plan. The Company also recently received notification of a provisional acceptance of a proposed form of settlement agreement with the Company, which includes a civil penalty. The cost of implementing the corrective plan and such civil penalty, as well as the other terms of the settlement agreement, will not have a material adverse effect on the Company's financial condition or results of operations if the settlement agreement is finalized in the form proposed.

The Company's international business is subject to the laws and regulations of England, the European Union, Japan and other countries in which the Company sells its products, including, but not limited to, the various consumer and health protection laws and regulations in the countries in which the program-ming is broadcast, where applicable. If any significant actions were brought against the Company or any of its subsidiaries in connection with a breach of such laws or regulations, including the imposition of fines or other penalties, or against one of the entities through which the Company ob-tains a significant portion of its media access, the Company could be materi-ally adversely affected. There can be no assurance that changes in the laws and regulations of any territory which forms a significant portion of the Company's market will not adversely affect the Company's financial condition or results of operations.

The Company collects and remits sales tax in the states in which it has a phys-ical presence. Certain states in which the Company's only activity is direct marketing have attempted to require direct marketers, such as the Company, to collect and remit sales tax on sales to customers residing in such states. A decision in 1995 of the United States Supreme Court held that Congress can ena-ble the states to impose a sales tax, although Congress has taken no action to that effect. The Company is prepared to collect sales taxes for other states, if laws are passed requiring such collection. The Company does not believe that a change in the tax laws requiring the collecting of sales tax will have a ma-terial adverse effect on the Company's financial condition or results of opera-tions.

PROPERTIES

The Company leases office space for its principal executive offices in Phila-delphia, Pennsylvania. The lease, which commenced in May 1992, provides for the Company to rent office space of approximately 30,000 square feet. The annual rent is $14.75 per square foot but may be increased based on the tenant's pro-portional share of building expenses. In April 1995, the Company exercised its option to terminate the lease at the end of the initial five year term, effec-tive October 31, 1997, and in connection therewith, as called for by the lease, paid a termination fee of $220,000. At the present time, the Company is negoti-ating a new lease for office space in another building in center city Philadel-phia.

The Company also leases approximately 188,000 square feet in Phoenix, Arizona for warehousing, order fulfillment and customer service operations. The Company currently has approximately 30,000 square feet of office space available for subletting or expansion. The annual lease payments for this lease range from approximately $500,000 for fiscal year 1997 to $1.1 million for fiscal years 2010 through 2014.

The Company leases approximately 10,800 square feet of office space in London, England. The lease expires in February 2001. The lease requires annual rent payment of (Pounds)253,584 ($387,400 as of May 31, 1996) through February 28, 1998 and (Pounds)269,433 thereafter. Additionally, pursuant to the terms of such lease, the Company must pay a basic service charge for services provided by the landlord. For the fiscal year ended March 31, 1996, the Company paid a basic service charge of (Pounds)34,283.

EMPLOYEES

As of March 31, 1996, the Company had approximately 275 full-time employees. The Company also utilizes contract laborers at its order fulfillment center in Phoenix, Arizona. None of the Company's employees are covered by collective bargaining agreements and management considers relations with its employees to be good.

TRADEMARKS

The Company has a number of registered trademarks and other common law trade-mark rights for certain of its products and marketing programs. It is the Company's policy that it will seek to fully protect its trademark rights in its future products and programs and will vigorously defend its trademark rights.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below are the names, ages and positions, and a brief description of the business experience, of the Company's executive officers and directors:

NAME                      AGE POSITION IN THE COMPANY
- ----                      --- -----------------------
Brian McAdams              54 Chairman of the Board, Chairman of the Executive Committee and
                              Director
Mark P. Hershhorn          46 President, Chief Executive Officer and Director
David J. Carman            45 Executive Vice President and Director of the Company,
                              President and Chief Executive Officer of Quantum
                              International, Ltd.
Constantinos I. Costalas   60 Vice Chairman and Director
James A. Jernigan          53 Executive Vice President of the Company and President and
                              Chief Operating Officer of Quantum North America (North
                              American operating subsidiary of the Company)
John W. Kirby              36 Executive Vice President of the Company and Chairman, Chief
                              Executive Officer and President of DirectAmerica
Michael S. Levey           47 Executive Vice President of the Company and Chairman and Chief
                              Executive Officer of Positive Response
John J. Sullivan           49 Senior Vice President, Administration, Planning and Investor
                              Relations
Dolores Dinyon             41 Senior Vice President, Global Product Development and
                              Marketing
Marshall A. Fleisher,      44 Vice President (Legal) and Corporate Secretary
 Esq.
James M. Gallagher         39 Vice President and Chief Financial Officer
Michael J. Emmi            54 Director
Frederick S. Hammer        59 Director
Ira M. Lubert              46 Director
Charles L. Andes           65 Director
Jon W. Yoskin II           56 Director
Albert R. Dowden           55 Director
William M. Goldstein,      60 Director
 Esq.

BRIAN MCADAMS has served as Chairman of the Board and Chairman of the Executive Committee of the Company since September 1994. He was also Chief Executive Of-ficer of the Company from September 1994 to April 1995. From 1976 through No-vember 1994, Mr. McAdams served as President and Chief Executive Officer of Mc-Adams, Richman & Ong, Inc., a national advertising and design firm. In 1994, he was named Chairman of such firm and continues in that role today. He is also a Director of Crusader Savings and Loan Association and Chairman of the Penjerdel Telecommunications Committee. Mr. McAdams served on the board of the Council of the Better Business Bureau between 1989 and 1995. He has served as a Director of the Company since June 1990.

MARK P. HERSHHORN has served as President of the Company since August 1994, has been Chief Executive Officer of the Company and Chairman of Quantum since April 1995 and served as Chief Operating Officer of the Company from August 1994 un-til April 1995. From June 1993 to August 1994, Mr. Hershhorn served as Presi-dent and Chief Operating Officer of Buckeye Communications, Inc., a licensing and theme park development company. From December 1991 to April 1993, Mr. Hershhorn was President and Chief Operating Officer of the Company. From April 1990 until December 1991, Mr. Hershhorn was Senior Vice President of Food Oper-ations and Joint Ventures for Nutri/System, Inc. From 1985 to January 1990, Mr. Hershhorn was an executive with The Franklin Mint in Philadelphia, Pennsylva-nia, serving as Vice President and Chief Financial Officer, as well as a Direc-tor. Mr. Hershhorn has served as a Director of the National Infomercial Market-ing Association since September 1994 and was elected to its Executive Committee in September 1995. Mr. Hershhorn has also served on the Board of Direc-tors of the Wharton Graduate School of Finance since 1995. He has served as a Director of the Company since September 1994.

DAVID J. CARMAN served as President and Chief Operating Officer of Quantum since joining the Company in December 1991 until April 1995, has been Presi-dent and Chief Executive Officer of Quantum since April 1995, and has been Ex-ecutive Vice President of the Company since September 1994. From June 1991 to August 1994, Mr. Carman served as Vice President of the Company. From October 1989 to June 1991, Mr. Carman had been Vice President in charge of European, Central Pacific, Australian and New Zealand operations of The Franklin Mint. Between 1986 and 1989, he had been President of various international subsidi-aries of The Franklin Mint. Prior to that time, Mr. Carman held a Teaching Fellowship at an Australian university and was President of his own strategic consulting company. He has served as a Director of the Company since April 1993.

CONSTANTINOS I. COSTALAS has been the Vice Chairman of the Company since Sep-tember 1994 and was the Senior Financial and Legal Officer from April 1995 un-til May 1996. He served as Chairman of the Board, President and Chief Execu-tive Officer of Glendale Bancorporation and as Chairman of the Board, Presi-dent and Chief Executive Officer of Glendale National Bank of New Jersey until February 1994. Such positions were held since 1985 and 1976, respectively. He has served as a Director of the Company since May 1993.

JAMES A. JERNIGAN was promoted to the position of President of the Company's North American operations in January 1996. Mr. Jernigan has served as Execu-tive Vice President of the Company and Chief Operating Officer for North Amer-ican Operations since September 1994. From June 1994 until September 1994, he served as Senior Vice President and Chief Operating Officer of the Company. From January 1992 until June 1994, Mr. Jernigan was Vice President, Manufac-turing, Sourcing and International Operations of the Company. He was Vice President of Sourcing and International Operations at The Franklin Mint from December 1987 to January 1992.

JOHN W. KIRBY has served as Chairman of the Board, Chief Executive Officer and President of DirectAmerica since August 1994 and as Executive Vice President of National Media since the Company's acquisition of DirectAmerica in October 1995. Mr. Kirby previously served as Chairman of the Board, Chief Executive Officer and President of California Production Group, Inc. ("CAPG") from Janu-ary 1991 until the Company's acquisition of CAPG in October 1995.

MICHAEL S. LEVEY serves as Executive Vice President of the Company and Chief Executive Officer of Positive Response. Mr. Levey founded Positive Response in 1988. From 1985 to 1989, Mr. Levey was employed by Twin Star Productions, where he produced infomercials and developed fulfillment, outbound marketing and product selection activities. In 1985, he founded California Cosmetics, one of the first direct response companies to use a telemarketing strategy in conjunction with print and television advertising. In addition to doing crea-tive work for the company, Mr. Levey set up the fulfillment center, Pacific Order Processing, and the advertisement and buying operations.

JOHN J. SULLIVAN has served as Senior Vice President, Administration, Planning and Investor Relations of the Company since April 1995 and as Vice President, Treasurer and Chief Financial Officer of the Company from September 1991 to April 1995. From 1989 to 1991, Mr. Sullivan was Chief Financial Officer of Gold Medal Sporting Goods. Prior to that time, Mr. Sullivan was employed by The Franklin Mint for more than 18 years in various capacities, most recently as Corporate Controller.

DOLORES DINYON has been Senior Vice President, Global Marketing and Product Development since January 1995. From May 1991 until January 1995, Ms. Dinyon was Vice President of Marketing and Sales for Myron Manufacturing ("Myron"). Prior to joining Myron, Ms. Dinyon served as Vice President of Marketing for the Female Collectables and Home Decor division of The Franklin Mint.

MARSHALL A. FLEISHER, ESQ. has served as Vice President (Legal) and Corporate Secretary of the Company since December 1994. From September 1992 to December 1994, Mr. Fleisher was the Company's Vice President and General Counsel for Business Affairs. From July 1984 to August 1992, Mr. Fleisher practiced law at the firm of Duane, Morris & Heckscher in Philadelphia, Pennsylvania, where, as a partner and an associate, he specialized in finance, intellectual property and general corporate law.

JAMES M. GALLAGHER has served as Vice President and Chief Financial Officer of the Company since May 1996. From October 1993 to May 1996, Mr. Gallagher served as Vice President and Corporate Controller of the Company. Prior to joining the Company, Mr. Gallagher was employed by Ernst & Young LLP, an in-ternational public accounting firm, where Mr. Gallagher was employed in vari-ous capacities from January 1979 to October 1993, most recently as senior man-ager.

MICHAEL J. EMMI has served as Chairman of the Board, Chief Executive Officer and President of Systems & Computer Technology Corporation, a provider of com-puter software and services, since May 1985. Mr. Emmi is also a Director of CompuCom Systems, Inc., Premier Solutions, Inc. and The Franklin Institute and is the Chairman of the Pennsylvania Chapter of the American Electronics Asso-ciation. He has served as a Director of the Company since April 1995.

FREDERICK S. HAMMER has been Vice Chairman of Tri-Arc Financial Services, Inc., a provider of specialized insurance products to the financial services industry, since June 1994. From February 1993 to June 1994, Mr. Hammer was Chairman of Mutual of America Capital Management Corporation. From 1989 until 1993, Mr. Hammer was President of the SEI Asset Management Group in Wayne, Pennsylvania. From 1989 until 1991, Mr. Hammer was Mazur Fellow at the Wharton School of the University of Pennsylvania. Mr. Hammer presently serves on the Board of Directors of Alco Standard Corporation and was previously a director of Meritor Savings Bank. He has served as a Director of the Company since Oc-tober 1994.

IRA M. LUBERT has served as Managing Director of Radnor Venture Management Company and of Technology Leaders Management, Inc., both of which are venture capital management companies, since 1988. Mr. Lubert is a Director of CompuCom Systems, Inc. He has served as a Director of the Company since December 1994.

CHARLES L. ANDES has served as Chief Executive Officer of Interactive Market-ing Ventures since January 1995 and as Chief Executive Officer and President of the Eastern Technology Council, an affiliation of industry leaders in tech-nology fields who collaborate and cooperate on a broad range of technology re-lated matters, since 1991. From 1986 until 1991, Mr. Andes was President and Chief Executive Officer of The Franklin Institute in Philadelphia, a world-re-nowned science museum and research center. Mr. Andes is a Director of Informa-tion Systems Acquisition Corporation and First Union National Bank, N.A., Chairman of the Pennsylvania Academy of the Fine Arts and is Vice Chairman of the Pennsylvania Intergovernmental Corporation Authority, a board created by the Commonwealth of Pennsylvania to oversee the operating and capital budgets of the City of Philadelphia. He has served as a Director of the Company since October 1994.

JON W. YOSKIN II has served as Chairman, Chief Executive Officer and a Direc-tor of Tri-Arc Financial Services Inc., a provider of specialized insurance products to the financial services industry, since 1986. Prior to that time, he worked in the insurance and banking industries with companies such as Meritor Savings Bank, TransAtlantic Life Insurance Assurance Company and Royal Oak Insurance Company. He has served as a Director of the Company since June 1994.

ALBERT R. DOWDEN has served as a Director, President and Chief Executive Offi-cer of Volvo North American Corporation and Senior Vice President of AB Volvo since January 1991. Prior to such time, he served in various other positions with Volvo North America Corporation since 1974, most recently as Executive Vice President and Deputy to the President and Chief Executive Officer from June 1989 to January 1991. Mr. Dowden also serves on the Board of Directors of the National Association of Manufacturers, the Association of International Automobile Manufacturers, the Business Committee for the Arts, the Center for International Leadership, the Madison Square Boys & Girls Club, the United Way of New York City, the Cortland Trust, the American Scandinavian Foundation, the American Intercultural Student Exchange, the American Institute for Public Service and the Swedish American Chamber of Commerce. He has served as a Di-rector of the Company since August 1995.

WILLIAM M. GOLDSTEIN, ESQ. is a Managing Partner and Chairman of the Tax De-partment of the law firm of Drinker Biddle & Reath in Philadelphia, Pennsylva-nia, where he has practiced since 1982. Mr. Goldstein specializes in federal taxation, securities law and general corporate law. He previously held the po-sition of Deputy Assistant Secretary for Tax Policy with the United States De-partment of Treasury. Mr. Goldstein is also a Director of Integra LifeSciences Corporation. He has served as a Director of the Company since April 1996.

                         DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"). At the Company's 1996 An-nual Meeting of Stockholders, scheduled for July 25, 1996, the Company's Board of Directors intends to seek the approval of the Company's stockholders of a proposal to increase the number of authorized shares of Common Stock to 75,000,000. As of May 31, 1996, the Company had 19,612,008 shares of Common Stock outstanding, which shares were held by approximately 847 holders. Of the authorized shares of Preferred Stock, 500,000 shares are designated as Series A Junior Participating Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), for use in connection with the Company's Rights Plan (discussed below) (the "Rights Plan"). In addition, as of May 31, 1996, 124,500 shares of the Company's Series B Convertible Preferred Stock (the "Se-ries B Preferred Stock") were outstanding and held of record by approximately 50 holders. All of the issued and outstanding shares of Common Stock are fully paid and nonassessable.

The following summary description of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the Company's Certificate of Incor-poration (the "Certificate of Incorporation"), the Company's Bylaws (the "By-laws") and to the applicable provisions of the Delaware General Corporation Law (the "DGCL").

COMMON STOCK

The holders of validly issued and outstanding shares of Common Stock are enti-tled to one vote per share held of record on all matters to be voted upon by stockholders. At a meeting of stockholders at which a quorum is present, a ma-jority of the votes cast decides all questions other than the election of di-rectors (as discussed below under "--Preferred Stock--Series B Preferred Stock"), unless the matter is one upon which a different vote is required by express provision of the DGCL, the Certificate of Incorporation or Bylaws. There is no cumulative voting with respect to the election of directors (or any other matter).

The holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities of the Company. In addi-tion, there are no redemption or sinking fund provisions applicable to the Common Stock.

In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to participate equally and ratably, share for share, in all assets remaining after payment of liabilities and obligations of the Company and all preferential amounts to which the holders of shares at the time outstanding of all classes of stock having prior rights thereto may be entitled.

Subject to the rights of any holders of any class of capital stock having prior rights as to dividends, the holders of Common Stock are entitled to re-ceive ratably such dividends as the Board of Directors may declare out of funds legally available therefor, when and if so declared. The payment by the Company of dividends, if any, rests within the discretion of the Board of Di-rectors and will depend upon the Company's then prevailing results of opera-tions, financial condition and capital expenditure plans, as well as other factors considered relevant by the Board of Directors. The Board of Directors does not anticipate that dividends will be paid in the near future. Further-more, the Series B Preferred Stock and certain financing agreements to which the Company is a party include financial covenants restricting the payment of dividends. See "Price Range of Common Stock and Dividend Policy" and "--Pre-ferred Stock--Series B Preferred Stock."

PREFERRED STOCK

The Company's Board of Directors is authorized, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock, in one or more series, with such voting powers, preferences, special rights, qualifica-tions, limitations or restrictions as shall be set forth in resolutions pro-viding for the creation thereof adopted by the Board of Directors.

Series A Preferred Stock

In January 1994, the Company designated 500,000 shares of Series A Preferred Stock for possible future issuance pursuant to the terms of the Rights Plan described below under "Stockholder Rights Plan." As of May 31, 1996, no shares of the Series A Preferred Stock were issued or outstanding.

The holders of the Series A Preferred Stock are entitled to receive quarterly cash dividends, equal to the greater of: (i) $0.40 or (ii) 100 times the aggre-gate per share amount of all non-cash dividends or other distributions (other than dividends payable in shares of Common Stock) declared on the Common Stock since the immediately preceding quarterly dividend date (subject to certain ad-justments). Such quarterly dividends are cumulative and subject to the rights of any holders of Preferred Stock ranking prior and superior to the Series A Preferred Stock.

Each holder of Series A Preferred Stock is entitled to 100 votes per share on all matters submitted to a vote of the Company's stockholders. If at any time dividends on the Series A Preferred Stock are in arrears in an amount equal to 6 quarterly dividends thereon, a default period will commence (the "Default Pe-riod.") During a Default Period, all holders of Preferred Stock, voting as a class, irrespective of series, shall have the right to elect 2 directors. A De-fault Period will continue until all accrued and unpaid dividends and all cur-rent quarterly dividends are declared and paid or set apart for payment. When-ever quarterly dividends payable on the Series A Preferred Stock are in arrears (regardless of whether a Default Period has occurred) and until all such divi-dends are paid in full, the Company is not permitted to: (i) declare or pay dividends on, make any other distributions on or redeem or purchase or other-wise acquire, any shares of stock ranking junior to or on a parity with (either as to dividends or upon liquidation, dissolution or winding up) the Series A Preferred Stock; (ii) purchase or otherwise acquire any shares of Series A Pre-ferred Stock (unless, among other things, the purchase offer is made to all holders of such Series A Preferred Stock) or (iii) permit any subsidiary of the Company to purchase or otherwise acquire any shares of capital stock of the Company.

In the event of the liquidation, dissolution or winding up of the Company, no distribution shall be made to holders of stock ranking junior to the Series A Preferred Stock, unless the holders of the Series A Preferred Stock have first received $40,000 per share, plus an amount equal to all accrued and unpaid div-idends thereon (subject to certain adjustments). The Company has the option to redeem the Series A Preferred Stock, in whole or in part at any time, at a re-demption price equal to 100 times the current per share market price of the Common Stock on the date the notice of redemption is given, together with un-paid accumulated dividends through the date of the redemption (subject to cer-tain adjustments). The Series A Preferred Stock will rank junior in right to all other series of the Preferred Stock with respect to distribution of assets and the payment of dividends, unless the terms of such series expressly provide otherwise.

Series B Preferred Stock

In October 1994, the Company authorized the issuance of up to 400,000 shares of Series B Preferred Stock, of which a total of 255,796 shares were issued in connection with certain equity raising transactions completed by the Company. As of May 31, 1996, 124,500 shares of Series B Preferred Stock remained issued and outstanding.

Each share of the Series B Preferred Stock is valued at $40.00 per share for conversion purposes and is presently convertible at the option of the holder into shares of Common Stock at a price of $4.00 per share of Common Stock (sub-ject to certain adjustments). In the event the Board of Directors declares a dividend on the Common Stock, the holders of Series B Preferred Stock shall be entitled to receive dividends declared on the Common Stock as if the shares of Series B Preferred Stock had been converted into shares of Common Stock as of the record date for such dividend. Except as to the election of directors, each share of the Series B Preferred Stock has voting rights which are equivalent to the total number of shares of Common Stock into which the share of the Series B Preferred Stock is convertible. From and after the date on which 125,000 or more shares of Series B Preferred Stock were first issued and for so long as 50.0% or more of such shares of Series B Preferred Stock were not converted into Common Stock or transferred to any new holder(s), the holders of the Se-ries B Preferred Stock had the right to elect 2 Directors. The Series B Pre-ferred Stockholders' right to elect 2 Directors terminated in late May 1996. However, 2 of the Series B Preferred Stockholders have a contractual right to representation on the Board of Directors.

In the event of any liquidation, dissolution or winding up of the Company, holders of the Series B Preferred Stock are entitled to receive an amount equal to $40.00 for each share of Series B Preferred Stock held by such holder. In the event that there are insufficient funds to pay $40.00 for each share of Se-ries B Preferred Stock held, the Company's assets will be distributed on a pro-rata basis to such holders. In addition, the Company must obtain the consent of at least 60.0% of the outstanding shares of Series B Preferred Stock prior to:
(i) altering or changing the rights, preferences or privileges of the Series B Preferred Stock in a manner which would adversely affect the holders thereof;
(ii) creating any class of securities prior to or in parity with the Series B Preferred Stock with respect to voting, dividends, liquidation rights or otherwise; (iii) doing any act which would result in the taxation of the holders of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986; (iv) declaring any dividend on a series or class of stock other than the Series B Preferred
Stock; or (v) repurchasing shares of any class or series of capital stock of the Company.

STOCKHOLDER RIGHTS PLAN

Pursuant to a Stockholder Rights Plan, dated as of January 3, 1994, between the Company and Mellon Securities Trust Company, the Company declared a divi-dend of one preferred share purchase right (collectively, the "Rights") for each outstanding share of Common Stock to the stockholders of record on the close of business on January 13, 1994. Unless the Board of Directors directs otherwise, one Right will be issued with respect to each share of Common Stock (including the shares of Common Stock offered hereby) that becomes outstanding prior to the occurrence of certain potential change-in-control events.

The Rights become exercisable upon certain potential change-in-control events. When exercisable, the Rights entitle holders to purchase one one-hundredth of a share (subject to adjustment) of Series A Preferred Stock at an exercise price of $40.00 per Right (subject to adjustment). Thereafter, upon the occur-rence of certain additional events, the Rights entitle holders to receive, upon exercise at the then current exercise price, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. In the event that the Company is acquired in a merger or other business combination, or 50% or more of the Company's assets or earning power is sold or transferred, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise at the then current exercise price of the Right, common stock of the acquiring or surviving company having a value equal to two times the exercise price of the Right.

After the occurrence of certain potential change-in-control events, Rights held by a person that beneficially owns more than 15% of the outstanding shares of Common Stock (an acquiring person) or any affiliate or associate of an acquiring person will become null and void and thereafter cannot be exer-cised or exchanged by any such person.

Exercise or exchange of the Rights will cause substantial dilution to a person or group attempting to acquire control of the Company without the approval of the Board of Directors. Except under certain circumstances, the Board of Di-rectors may cause the Company to redeem the Rights in whole, but not in part, at a price of $.001 per Right.

The Rights expire on January 13, 2004, if not earlier redeemed or exchanged. The Rights have no voting or dividend privileges. Until such time as the Rights become exercisable, they are attached to and do not trade separately from the Common Stock.

This summary description of the Rights and Rights Plan does not purport to be complete and is qualified in its entirety by reference to the Rights Plan.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the Offering, 21,612,008 shares of Common Stock will be outstanding. Of these shares, 21,019,008 shares of Common Stock, including the shares offered hereby, have been registered under the Securities Act and are freely tradeable without restriction or further registration under the Securi-ties Act, unless purchased by "affiliates" of the Company as that term is de-fined in Rule 144 under the Securities Act. In connection with the Company's acquisition of Positive Response, the Company is obligated to file a registra-tion statement registering 378,990 shares of Common Stock issuable pursuant to Positive Response's stock option plan. Additionally, in connection with the Company's acquisitions of Prestige and Suzanne Paul, the Company will issue 787,879 shares of Common Stock and may be obligated to issue up to an aggre-gate of $5.0 million of Common Stock in 1997 and 1998, at the then current market price, which, with certain exceptions will be freely tradeable upon is-suance. In addition, as of May 31, 1996, (i) 1,245,000 shares of Common Stock were issuable upon the conversion of outstanding shares of Series B Preferred Stock, (ii) 6,099,552 shares of Common Stock were issuable upon exercise of certain outstanding warrants with a weighted average exercise price of $5.56 per share and (iii) 1,922,333 shares of Common Stock were issuable upon the exercise of options granted to certain directors, officers, employees and con-sultants of the Company with a weighted average exercise price of $6.89 per share, all of which shares of Common Stock, and any shares of Common Stock to be issued in connection with the DirectAmerica acquisition, contingent upon the level of revenues generated through January 1, 1997, will be registered or will generally be freely tradeable without restriction under the Securities Act. If stockholder approval is received at the Company's 1996 Annual Meeting of Stockholders for a proposal increasing the number of shares of Common Stock available for issuance pursuant to its 1991 Option Plan, the Company will reg-ister 3,000,000 shares of Common Stock for issuance upon exercise of options granted or to be granted pursuant to the 1991 Option Plan.

The Company and certain of its stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any se-curities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 120 days after the date hereof, without the prior writ-ten consent of J.P. Morgan Securities Inc., with certain limited exceptions.

DGCL AND CERTAIN CHARTER AND BYLAW PROVISIONS

The Certificate of Incorporation and the Bylaws provide that the number of di-rectors of the Company will be fixed from time to time exclusively by the Board of Directors, the Board of Directors will consist of not less than three nor more than eleven directors and, subject to any rights of holders of Preferred Stock of the Company, if any, and unless the Board of Directors determines oth-erwise, a majority of the directors then in office may fill any vacancies on the Board of Directors.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and Registrar for the Common Stock is Mellon Securities Trust Company.

                                  UNDERWRITING

Under the terms and subject to the conditions set forth in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwrit-ers named below, for which J.P. Morgan Securities Inc. and Tucker Anthony In-corporated are acting as representatives (the "Representatives"), have sever-ally agreed to purchase, and the Company has agreed to sell to them, the re-spective number of shares of Common Stock set forth opposite their names below:

                             NUMBER OF
UNDERWRITERS                    SHARES
- ------------                 ---------
J.P. Morgan Securities Inc.
Tucker Anthony Incorporated
                             ---------
  Total                      2,000,000
                             =========

The Underwriting Agreement provides that the obligations of the several Under-writers to purchase shares of Common Stock are subject to the approval of cer-tain legal matters by counsel and certain other conditions. The Underwriters are obligated to take and pay for all such shares of Common Stock, if any are taken.

The Underwriters propose initially to offer such shares of Common Stock di-rectly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not
in excess of $    per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $    per share to certain other dealers.
After the shares of Common Stock are released for sale to the public, the of-fering price and such concessions may be changed.

The Company has granted to the Underwriters an option, expiring at the close on the 30th day after the date of this Prospectus, to purchase up to 300,000 addi-tional shares of Common Stock at the public offering price, less the underwrit-ing discount. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any. To the extent that the Underwriters exer-cise such option, each Underwriter will have a firm commitment, subject to cer-tain conditions, to purchase approximately the same percentage of such addi-tional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered hereby.

The Company has agreed to indemnify the Underwriters against certain liabili-ties, including liabilities under the Securities Act.

The Company and certain of its stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any se-curities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 120 days after the date hereof, without the prior writ-ten consent of J.P. Morgan Securities Inc., with certain limited exceptions.

                                 LEGAL MATTERS

The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Klehr, Harrison, Harvey, Branzburg & Ellers, Philadelphia, Pennsylvania. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership in-cluding a professional corporation), New York, New York.

This Prospectus may include forward looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals or strategies will be achieved. Impor-tant factors that could cause actual results to differ materially from those reflected in the forward looking statements made herein include any delay in realizing, or inability to realize, the anticipated synergies related to the Acquisitions and any other factors and assumptions related to forward-looking statements set forth elsewhere in this Prospectus. Examples of forward-looking statements include, but are not limited to (a) projections of capital expendi-tures, capital structure and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new infomercials and products, or estimates or predictions of actions by customers, suppliers, competitors or regulatory authorities, (c) informercials and statements of future economic performance and (d) statements of assumptions underlying other statements about the Company or its business.

                                    EXPERTS

The consolidated financial statements, including the schedule incorporated by reference herein, of National Media Corporation at March 31, 1996 and 1995 and for each of the three years in the period ended March 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing else-where herein and are included, or incorporated by reference, in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The combined financial statements of DirectAmerica Corporation and California Production Group, Inc. at September 30, 1995 and for the nine months ended Sep-tember 30, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Positive Response Television, Inc. at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Deloitte and Touche, LLP, independent auditors, as stated in their report appearing elsewhere herein and have been so included in reliance upon the report given upon the authority as experts in accounting and auditing.

The financial statements of Prestige Marketing Limited at March 31, 1996 and 1995 and for each of the two years in the period ended March 31, 1996, appear-ing in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of Prestige Marketing International Limited at March 31, 1996 and 1995 and for each of the two years in the period ended March 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The combined special purpose financial statements of Suzanne Paul Holdings Pty Limited Group of companies in Australia (Suzanne Paul Holdings Pty Limited and its operating subsidiaries) at March 31, 1996 and at June 30, 1995 and for the nine months ended March 31, 1996 and the year ended June 30, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

National Media is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other in-formation with the Commission. Such reports, proxy statements and other infor-mation filed by the Company can be inspected and copied at prescribed rates at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Common Stock of the Company is listed on both the NYSE and the PHLX, and such re-ports, proxy statements and other information concerning the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the PHLX, 1900 Market Street, Philadelphia, Pennsylvania 19103.

The Company has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered hereby (such registration statement, together with all exhibits thereto, is hereinafter referred to as the "Registration Statement"). This Prospectus does not contain all the information set forth in the Regis-tration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Pro-spectus as to the contents of any document filed with, or incorporated by ref-erence in, the Registration Statement are not necessarily complete, and in each instance are qualified in all respects by such reference to the Registra-tion Statement.

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

                                                                          PAGE
                                                                          ----
NATIONAL MEDIA CORPORATION CONSOLIDATED FINANCIAL STATEMENTS
  Report of Independent Auditors                                           F-3
  Consolidated Balance Sheets as of March 31, 1996 and 1995                F-4
  Consolidated Statements of Operations for the years ended March 31,
   1996, 1995 and 1994                                                     F-5
  Consolidated Statements of Shareholders' Equity for the years ended
   March 31, 1996, 1995 and 1994                                           F-6
  Consolidated Statements of Cash Flows for the years ended March 31,
   1996, 1995 and 1994                                                     F-7
  Notes to Consolidated Financial Statements                               F-8
DIRECTAMERICA CORPORATION AND CALIFORNIA PRODUCTION GROUP, INC. COMBINED
 FINANCIAL STATEMENTS
  Report of Independent Auditors                                          F-21
  Combined Balance Sheet as of September 30, 1995                         F-22
  Combined Statement of Operations for the nine month period ended
   September 30, 1995                                                     F-23
  Combined Statement of Shareholders' Equity for the nine month period
   ended September 30, 1995                                               F-24
  Combined Statement of Cash Flows for the nine month period ended
   September 30, 1995                                                     F-25
  Notes to Combined Financial Statements                                  F-26
POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES CONSOLIDATED
 FINANCIAL STATEMENTS
AUDITED
  Independent Auditors' Report                                            F-29
  Consolidated Balance Sheets as of December 31, 1995 and 1994            F-30
  Consolidated Statements of Operations for the years ended December 31,
   1995, 1994 and 1993                                                    F-31
  Consolidated Statements of Shareholders' Equity for the years ended
   December 31, 1995, 1994 and 1993                                       F-32
  Consolidated Statements of Cash Flows for the years ended December 31,
   1995, 1994 and 1993                                                    F-33
  Notes to Consolidated Financial Statements                              F-34
UNAUDITED
  Consolidated Balance Sheet (Unaudited) as of March 31, 1996             F-42
  Consolidated Statements of Operations (Unaudited) for the three month
   periods ended March 31, 1996 and March 31, 1995                        F-43
  Consolidated Statements of Cash Flows (Unaudited) for the three month
   periods ended March 31, 1996 and March 31, 1995                        F-44
  Notes to Consolidated Financial Statements                              F-45
PRESTIGE MARKETING LIMITED FINANCIAL STATEMENTS
  Company Directory as at March 31, 1996                                  F-48
  Directors' Report for the year ended March 31, 1996                     F-49
  Auditor's Report                                                        F-50
  Statement of Financial Position as at March 31, 1996 and 1995           F-51
  Statement of Movements in Equity for the years ended March 31, 1996 and
   1995                                                                   F-52
  Statement of Financial Performance for the years ended March 31, 1996
   and 1995                                                               F-53
  Statement of Cash Flows for the years ended March 31, 1996 and 1995     F-54
  Notes to the Financial Statements                                       F-55

                                    CONTENTS

                                                                          PAGE
                                                                          ----
PRESTIGE MARKETING INTERNATIONAL LIMITED FINANCIAL STATEMENTS
  Company Directory as at March 31, 1996                                  F-60
  Directors' Report for the year ended March 31, 1996                     F-61
  Auditor's Report                                                        F-62
  Statement of Financial Position as at March 31, 1996 and 1995           F-63
  Statement of Movements in Equity for the years ended March 31, 1996 and
   1995                                                                   F-64
  Statement of Financial Performance for the years ended March 31, 1996
   and 1995                                                               F-65
  Statement of Cash Flows for the years ended March 31, 1996 and 1995     F-66
  Notes to the Financial Statements                                       F-67
SUZANNE PAUL HOLDINGS PTY LIMITED GROUP SPECIAL PURPOSE COMBINED
 FINANCIAL STATEMENTS
  Report of Independent Auditors                                          F-70
  Combined Balance Sheets as of March 31, 1996 and June 30, 1995          F-71
  Combined Statements of Operations for the nine months ended March 31,
   1996 and year ended June 30, 1995                                      F-72
  Combined Statements of Shareholders' Equity for the nine months ended
   March 31, 1996 and year ended June 30, 1995                            F-73
  Combined Statements of Cash Flows for the nine months ended March 31,
   1996 and year ended June 30, 1995                                      F-74
  Notes to the Combined Financial Statements                              F-75

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
National Media Corporation

We have audited the accompanying consolidated balance sheets of National Media Corporation as of March 31, 1996 and 1995, and the related consolidated state-ments of operations, cash flows, and shareholders' equity for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Na-tional Media Corporation at March 31, 1996 and 1995, and the consolidated re-sults of its operations and its cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

                                      Ernst & Young LLP

Philadelphia, Pennsylvania
May 13, 1996, except for Note 19,
 as to which the date is May 30, 1996

                           NATIONAL MEDIA CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                  -------------

                                                               AT MARCH 31,
                                                                 1996     1995
                                                             --------  -------
DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
ASSETS
Current assets:
 Cash and cash equivalents                                   $ 18,405  $13,467
 Accounts receivable, net                                      32,051   14,344
 Inventories                                                   22,605   15,387
 Prepaid media                                                  4,271    2,660
 Prepaid show production                                        5,469    3,463
 Deferred costs                                                 4,102    1,820
 Prepaid expenses and other current assets                      2,339    1,228
 Deferred income taxes                                          3,142    1,782
                                                             --------  -------
   Total current assets                                        92,384   54,151
Property and equipment, net                                     6,954    4,413
Excess of cost over net assets of acquired businesses and
 other intangible assets, less accumulated amortization of
 $2,548 and $1,918                                             14,303    4,659
Other assets                                                    2,907      920
                                                             --------  -------
TOTAL ASSETS                                                 $116,548  $64,143
                                                             ========  =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                            $ 20,412  $12,093
 Accrued expenses                                              26,510   17,786
 Deferred revenue                                               1,771      279
 Income taxes payable                                           1,344      300
 Deferred income taxes                                          2,749    1,428
 Current portion of long-term debt and capital lease
  obligations                                                     876      184
                                                             --------  -------
  Total current liabilities                                    53,662   32,070
Long-term debt and capital lease obligations                    4,054    3,613
Deferred income taxes                                             393      354
Other liabilities                                               1,977    1,481
Shareholders' equity:
 Preferred stock, $.01 par value; authorized 10,000,000
  shares; issued 136,375 and 255,796 shares Series B
  convertible preferred stock (liquidation preference of
  $5,455)                                                           1        3
 Common stock, $.01 par value; authorized 50,000,000 shares;
  issued 18,177,292 and 14,879,542 shares                         182      149
 Additional paid-in capital                                    48,135   31,877
 Retained earnings                                             16,569      (10)
                                                             --------  -------
                                                               64,887   32,019
 Treasury stock, 686,710 shares, at cost                       (3,791)  (3,791)
 Notes receivable, directors, officers, employees,
  consultants, and others                                        (473)  (1,868)
 Foreign currency translation adjustment                       (4,161)     265
                                                             --------  -------
   Total shareholders' equity                                  56,462   26,625
                                                             --------  -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $116,548  $64,143
                                                             ========  =======

          See accompanying notes to consolidated financial statements.

                           NATIONAL MEDIA CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    ---------------------------

                                                 YEARS ENDED MARCH 31,
DOLLARS IN THOUSANDS, EXCEPT PER SHARE            1996       1995        1994
DATA                                       ----------- ----------  ----------
Revenues:
 Product sales                             $   285,676 $  168,689  $  167,920
 Retail royalties                                5,597      5,303       3,694
 Sales commissions and other revenues            1,334      2,175         988
                                           ----------- ----------  ----------
Net revenues                                   292,607    176,167     172,602
Operating costs and expenses:
 Media purchases                                86,518     51,961      56,215
 Direct costs                                  151,198     97,605      95,070
 Selling, general, and administrative           33,772     20,766      20,667
 Severance expense for former Chairman and
  Chief Executive Officer                           --      2,650          --
 Unusual charges                                    --      2,868       9,049
 Interest expense                                1,015        689         300
                                           ----------- ----------  ----------
Total operating costs and expenses             272,503    176,539     181,301
                                           ----------- ----------  ----------
Income (loss) before income taxes               20,104       (372)     (8,699)
Income taxes                                     3,525        300          --
                                           ----------- ----------  ----------
Net income (loss)                          $    16,579 $     (672) $   (8,699)
                                           =========== ==========  ==========
Income (loss) per common and common
 equivalent share:
  Primary                                  $      0.74 $    (0.05) $    (0.72)
                                           =========== ==========  ==========
  Fully-diluted                            $      0.71 $    (0.05) $    (0.72)
                                           =========== ==========  ==========
Weighted average number of common and
 common equivalent shares outstanding:
  Primary                                   23,175,900 14,023,800  12,077,900
                                           =========== ==========  ==========
  Fully-diluted                             23,287,600 14,023,800  12,077,900
                                           =========== ==========  ==========

          See accompanying notes to consolidated financial statements.

                           NATIONAL MEDIA CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                           --------------------

                                                       YEARS ENDED MARCH 31,
                                                         1996     1995     1994
                                                      -------  -------  -------
DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA
Preferred stock:
 Beginning balance                                    $     3  $    --  $    --
 Conversion to common stock (119,421 shares)               (2)      --       --
 Issuance of investment units                              --        3       --
                                                      -------  -------  -------
 Ending balance                                             1        3       --
Common stock:
 Beginning balance                                        149      144      123
 Conversion of preferred stock (1,194,210 shares)          12       --       --
 Exercise of stock options (1,219,099; 41,500; and
  2,052,418 shares)                                        12       --       21
 Exercise of warrants (198,985 shares)                      2       --       --
 Issuance of shares for acquisition of DirectAmerica
  (554,456 shares)                                          6       --       --
 Issuance of shares to settle litigation (106,000 and
  500,000 shares)                                           1        5       --
 Stock grant (25,000 shares)                               --       --       --
                                                      -------  -------  -------
 Ending balance                                           182      149      144
Additional paid-in capital:
 Beginning balance                                     31,877   19,026   13,363
 Issuance of investment units                              --    9,083       --
 Issuance of shares to settle litigation                  724    1,726       --
 Issuance of shares for acquisition of DirectAmerica    6,994       --       --
 Conversion of preferred stock                            (11)      --       --
 Issuance of warrants in connection with term loan         --    1,800       --
 Exercise of warrants                                   1,033       --       --
 Exercise of stock options                              5,123      242    5,652
 Stock grant                                              344       --       --
 Reissuance of treasury shares                             --       --       11
 Tax benefit from exercise of stock options             2,051       --       --
                                                      -------  -------  -------
 Ending balance                                        48,135   31,877   19,026
Retained earnings:
 Beginning balance                                        (10)     662    9,361
 Net income (loss)                                     16,579     (672)  (8,699)
                                                      -------  -------  -------
 Ending balance                                        16,569      (10)     662
Treasury stock:
 Beginning balance                                     (3,791)  (3,791)  (3,892)
 Reissuance of treasury shares (18,265 shares)             --       --      101
                                                      -------  -------  -------
 Ending balance                                        (3,791)  (3,791)  (3,791)
Notes receivable:
 Beginning balance                                     (1,868)  (4,504)    (496)
 Collection of notes receivable                         2,483    2,636      642
 Exercise of stock options                             (1,088)      --   (4,650)
                                                      -------  -------  -------
 Ending balance                                          (473)  (1,868)  (4,504)
Foreign currency translation adjustment:
 Beginning balance                                        265     (966)    (829)
 Translation adjustment for the year                   (4,426)   1,231     (137)
                                                      -------  -------  -------
 Ending balance                                        (4,161)     265     (966)
                                                      -------  -------  -------
Total shareholders' equity                            $56,462  $26,625  $10,571
                                                      =======  =======  =======

          See accompanying notes to consolidated financial statements

                           NATIONAL MEDIA CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    -------------------------
                                                     YEARS ENDED MARCH 31,
                                                       1996     1995     1994
                                                    -------  -------  -------
DOLLARS IN THOUSANDS
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                   $16,579  $  (672) $(8,699)
Adjustments to reconcile net income (loss) to net
 cash provided by (used in) operating activities:
 Depreciation and amortization                        2,099    1,650    1,628
 Amortization of loan discount                          399      150       --
 Provision for deferred rent expense                    384      402      363
 Tax benefit from exercise of stock options           2,051       --       --
 Decrease (increase) in:
 Accounts receivable, net                           (18,242)   1,139   (3,577)
 Inventories                                         (8,591)  (3,987)    (360)
 Prepaid cable and advertising costs                 (3,936)    (370)    (662)
 Deferred costs                                      (2,282)     402      807
 Other current assets                                (1,060)    (395)    (106)
 Increase (decrease) in:
 Accounts payable                                     8,569     (415)   1,839
 Accrued expenses                                     9,505    4,713    6,422
 Deferred revenue                                     1,236   (1,456)    (903)
 Income taxes payable                                 1,044      300     (520)
 Other                                               (2,225)     440    1,548
                                                    -------  -------  -------
Net cash provided by (used in) operating
 activities                                           5,530    1,901   (2,220)
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment                  (3,923)    (832)  (1,815)
Cost of companies acquired, net of cash acquired       (897)      --       --
                                                    -------  -------  -------
Net cash used in investing activities                (4,820)    (832)  (1,815)
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from issuance of investment units           --    9,415       --
Proceeds from borrowings                                 --    5,000      442
Payments on long-term debt                             (166)    (952)  (1,565)
Exercise of stock options and warrants                5,085      242    1,022
Net (repayments) borrowings under lines of credit        --   (3,819)   2,334
Payments received on notes receivable                 2,483      492      583
                                                    -------  -------  -------
Net cash provided by financing activities             7,402   10,378    2,816
Effect of exchange rate changes on cash and cash
 equivalents                                         (3,174)     425      (34)
                                                    -------  -------  -------
Net increase (decrease) in cash and cash
 equivalents                                          4,938   11,872   (1,253)
Cash and cash equivalents at beginning of year       13,467    1,595    2,848
                                                    -------  -------  -------
Cash and cash equivalents at end of year            $18,405  $13,467  $ 1,595
                                                    =======  =======  =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
 Interest                                           $   528  $   546  $   339
                                                    =======  =======  =======
 Taxes on income                                    $   430  $    --  $    30
                                                    =======  =======  =======
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES
Common stock issued upon exercise of stock options
 for notes receivable                               $ 1,088  $    --  $ 4,650
                                                    =======  =======  =======
Purchase of equipment financed by capital lease     $    --  $    --  $   442
                                                    =======  =======  =======
Common stock issued for acquisition                 $ 7,000  $    --  $    --
                                                    =======  =======  =======
Note payable and other liabilities used to finance
 acquisition                                        $ 1,496  $    --  $    --
                                                    =======  =======  =======
Issuance of stock to settle litigation              $   725  $ 1,700  $    --
                                                    =======  =======  =======
Settlement of severance expense with note
 receivable                                         $    --  $ 1,700  $    --
                                                    =======  =======  =======

          See accompanying notes to consolidated financial statements

                           NATIONAL MEDIA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1996

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. DESCRIPTION OF BUSINESS

National Media Corporation is engaged in the direct marketing of consumer prod-ucts principally through television media. The Company currently brings infomercial programming to over 60 countries.

b. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The consolidated financial statements include the accounts of National Media Corporation and its wholly-owned subsidiaries (the Company). All significant intercompany accounts and transactions have been eliminated.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes to consolidated financial statements. Actual results could differ from those estimates.

Revenue Recognition and Reserve for Returned Merchandise
Product sales and retail royalty revenue are recognized when the product is shipped. Generally, it is the Company's policy to refund unconditionally the total price of merchandise returned within 30 days. The Company provides an al-lowance, based upon experience, for returned merchandise.

Cash and Cash Equivalents
For the purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when pur-chased to be cash equivalents.

Accounts Receivable
The allowance for doubtful accounts was $2,127,000 and $1,954,000 at March 31, 1996 and 1995, respectively.

Inventories
Inventories consist principally of products purchased for resale, and are stated at the lower of cost (determined by the first-in, first-out method) or market.

Property and Equipment and Depreciation and Amortization
Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method based on the estimated useful lives of the assets or lease terms.

Excess of Cost Over Net Assets Acquired and Other Intangible Assets
Excess of cost over net assets of acquired businesses ("goodwill") is being am-ortized by the straight-line method over 20 to 40 years. Other intangible as-sets are being amortized by the straight-line method over 2 to 5 years. Amorti-zation expense for excess of cost over net assets acquired and other intangible assets was $629,000, $336,000, and $415,000 for the years ended March 31, 1996,
1995, and 1994, respectively. The recoverability of goodwill is evaluated at the operating unit level by an analysis of operating results and consideration of other significant events or changes in the business environment. If an oper-ating unit has current operating losses and based upon projections there is a likelihood that such operating losses will continue, the Company will measure impairment on the basis of undiscounted expected future cash flows from opera-tions before interest for the remaining amortization period.

Show Production Costs
Costs related to the production of the Company's direct response televised ad-vertising programs are capitalized and amortized over the estimated useful life of the production. Show production expense was $8,630,000, $6,077,000, and $6,833,000 for the years ended March 31, 1996, 1995, and 1994, respectively. Production expense for 1996, 1995, and 1994 included $1,900,000, $1,100,000, and $2,600,000, respectively, for amounts written down related to unsuccessful shows.

                           NATIONAL MEDIA CORPORATION

Deferred Revenue and Costs
Deferred revenue consists of funds received by the Company for items ordered, but not shipped. The related costs are deferred and expensed as orders are shipped. The Company also defers direct costs on product orders for which the funds are not yet received and expenses these costs as orders are shipped.

Income Taxes
The Company uses the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Per Share Amounts
Income (loss) per share amounts have been computed based upon the weighted av-erage number of common shares and dilutive common equivalent shares (stock op-tions, warrants, and preferred stock) outstanding using the "if converted meth-od" in 1996 and 1995 and the "treasury stock" method in 1994. For 1996, net in-come used to compute primary earnings per share equals net income, plus after-tax interest expense incurred on outstanding long-term debt and after-tax in-terest income earned on the assumed investment of excess proceeds from the con-version of all outstanding warrants and stock options after repurchase using the treasury stock method of 20% of the Company's outstanding common stock. For 1995 and 1994, the effect of the exercise of stock options and warrants and the conversion of convertible preferred stock was not assumed in the calculation of loss per share because the effect was anti-dilutive.

Foreign Currency Translation
Results of operations for the Company's foreign subsidiaries are translated us-ing the average exchange rates during the period, while assets and liabilities are translated into U.S. dollars using the rate at the balance sheet date. Re-sulting translation adjustments are recorded as a component of shareholders' equity.

Accounting Standards Issued But Not Yet Adopted
In March 1995, the Financial Accounting Standards Board (FASB) issued Statement Number 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which addresses accounting for the impairment of long-lived assets such as property and equipment, identifiable intangible assets, and goodwill related to those assets. The prospective imple-mentation of FAS 121, which must be adopted in the first quarter of fiscal year 1997, is not expected to have a material effect on the Company's consolidated financial position or results of operations.

In October 1995, the FASB issued Statement Number 123 (FAS 123), "Accounting for Stock-Based Compensation," which prescribes accounting and reporting stan-dards for all stock-based compensation plans, including employee stock options and restricted stock plans. Under FAS 123, companies may adopt a fair value method of expense recognition for all stock-based compensation or continue to account for all stock-based compensation under the measurement standards of Ac-counting Principles Board Opinion Number 25 (APB 25), "Accounting for Stock Is-sued to Employees." The Company will continue to follow the accounting provi-sions of APB 25 in determining compensation expense and will provide the pro forma disclosures as required by Statement 123 beginning in fiscal 1997.

2. ACQUISITIONS

On October 25, 1995, the Company completed the acquisition of all of the issued and outstanding capital stock of DirectAmerica Corporation and California Pro-duction Group, Inc. (collectively, "DirectAmerica") for 554,456 shares of the Company's common stock valued at $7,000,000. The Company may be required to is-sue additional shares of common stock to the shareholders of DirectAmerica if royalties from sales of products for which DirectAmerica produced infomercials exceed $5,000,000 for a period ending January 31, 1997. Any additional shares issued will be recognized as an additional cost of the acquired enterprise. The acquisition was accounted for as a purchase and is included in the Company's financial statements from the date of acquisition. A total of

                          NATIONAL MEDIA CORPORATION

$8,500,000 in assets were acquired and included excess of cost over acquired assets of $7,800,000, which is being amortized over 20 years.

Had this purchase been made at April 1, 1994, pro forma unaudited condensed results from operations would have been as follows (in thousands, except per share data):

                                                         --------------

                                             YEARS ENDED MARCH
                                                    31,
                                                 1996     1995
                                             -------- --------
      Net revenues                           $293,365 $176,346
      Net income (loss)                      $ 16,279 $   (461)
      Primary income (loss) per share        $    .72 $   (.03)
      Fully diluted income (loss) per share  $    .69 $   (.03)

These pro forma amounts do not give effect to any shares of the Company's com-mon stock which may be issued to the shareholders of DirectAmerica contingent upon certain revenue levels being achieved.

On October 16, 1995, the Company completed the purchase of assets related to the "Flying Lure" product from United Brands International Corp. and Langer Technologies, Inc. The purchase price of $1,900,000 included $1,000,000 pay-able in cash and a two-year promissory note bearing interest at 9.0% in the principal amount of $900,000. In addition, the Company agreed to pay $596,000 over three years for a covenant not to compete. The Company may be required to make additional payments of up to $6,000,000 if worldwide sales of "Flying Lure" products exceed certain targeted levels. Any such additional amounts will be recognized as additional cost of the "Flying Lure" assets. Total as-sets acquired, principally the brand name and product rights, non-compete and product development talent, were approximately $2,500,000. These amounts are included in excess of cost over net assets of acquired businesses and other intangible assets.

3. ACCRUED EXPENSES

Accrued expenses include the following (in thousands):

                                                             -----------

                                                   MARCH 31,
                                                   1996   1995
                                                 ------ ------
      Allowance for product refunds and returns  $5,089 $3,371
      Accrual for management bonus                4,212     --
      Accrual for legal settlements                 573  1,875
      Accrual for media purchases                 2,298  3,207
      Accrual for sales and VAT tax               2,154  2,311

4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

                                                            ------------

                                                        MARCH 31,
                                                         1996    1995
                                                      -------  ------
      Furniture, fixtures and office equipment        $11,877  $7,735
      Leasehold improvements                            1,074     938
      Equipment under capital leases                      442     720
                                                      -------  ------
                                                       13,393   9,393
      Less accumulated depreciation and amortization   (6,439) (4,980)
                                                      -------  ------
      Total                                           $ 6,954  $4,413
                                                      =======  ======

Depreciation and amortization expense for property and equipment, including equipment under capital lease, was $1,470,000, $1,314,000, and $1,213,000 for the years ended March 31, 1996, 1995, and 1994, respectively.

                           NATIONAL MEDIA CORPORATION

5. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

Long-term debt and capital lease obligations consist of the following (in thou-sands):

                                        -------------
                                          MARCH 31,
                                          1996   1995
                                        ------ ------
      Term loan, net of discount        $3,749 $3,350
      Note payable                         900     --
      Obligations under capital leases     281    447
                                        ------ ------
                                         4,930  3,797
      Less current portion                 876    184
                                        ------ ------
      Long-term portion                 $4,054 $3,613
                                        ====== ======

In October 1994, the Company obtained a $5,000,000 five-year secured term loan with an independent investor pursuant to a Note and Warrant Purchase Agreement. The Company issued to the investor a warrant (the "Loan Warrants") to purchase 2,250,000 shares (subject to adjustment) of common stock. The Loan Warrants are exercisable at a price of $4.80 per share of common stock at any time from and after September 30, 1995 until September 30, 2004. Based on an independent val-uation analysis, the Company valued the Loan Warrants at $1,800,000. The corre-sponding loan discount is being amortized over the life of the loan (60 months) and the amortization is included in interest expense. On April 20, 1995, the term loan was purchased by a bank. All material terms of the loan remained un-changed. The term loan bears interest on the unpaid principal amount at prime plus .5%, and is payable monthly. The term loan is payable in annual install-ments of $1,000,000 commencing December 1, 1996 with the remaining balance due September 30, 1999.

In November 1995, the Company obtained a $5,000,000 revolving line of credit (the "Line") from a bank pursuant to a Loan and Security Agreement. The Line, which was increased in May 1996 to allow for up to $5,000,000 of cash advances or a total of $7,500,000 of cash advances and letters of credit, is available until September 30, 1996 at which time its continuation will be considered. In-terest on cash advances under the Line will accrue at varying rates based, at the Company's option, on the bank's national commercial rate, the London Interbank Offering Rate (LIBOR) plus 1.0% or for amounts outstanding up to a maximum amount of $1,000,000, a rate of 1.0% over the bank's certificate of de-posit rate. The agreement requires the Company to pay an annual fee of .5% on the unused portion of the Line and maintain an average quarterly compensating balance of $2,500,000 subject to a .25% deficiency fee. Advances under the Line are limited to 70% of qualified domestic receivables, 30% of domestic inventory with a $1,500,000 maximum cap, and 20% of prepaid media. At March 31, 1996, there were no borrowings outstanding under this facility, however, $3,800,000 of the Line was used for the issuance of letters of credit.

The term loan and the Line are secured by a lien on all of the inventory, re-ceivables, trademarks, tradenames, service marks, copyright and all other as-sets of the Company and its subsidiaries. Such lien on certain nondomestic as-sets of the Company is subordinate to a lien held by Barclays Bank PLC. At present, the Company has an overdraft line with Barclays Bank PLC in the amount of (Pounds)200,000 (approximately $300,000). The Line is also secured by the pledge of a certificate of deposit in the amount of $1,000,000. Under its agreements with the bank, the Company is subject to certain restrictions, in-cluding the payment of dividends, and must comply with covenants including the maintenance of specific ratios. The Company is in compliance with these re-strictions and covenants. The face value of the Company's debt approximates its fair value.

                           NATIONAL MEDIA CORPORATION

Long-term debt maturities and payments due under capital lease obligations are as follows (in thousands):

                              -----------------------
           YEAR
         ENDING               LONG-TERM CAPITAL LEASE
      MARCH 31,                    DEBT   OBLIGATIONS
      ---------               --------- -------------
       1997                    $1,250       $137
       1998                     1,650        117
       1999                     1,000         75
       2000                     2,000         --
                               ------       ----
                                5,900        329
      Less: Interest portion       --         48
        Loan discount           1,251         --
                               ------       ----
          Total                $4,649       $281
                               ======       ====

6. SERIES B CONVERTIBLE PREFERRED STOCK

In October 1994, the Company authorized the issuance of a series of preferred stock designated "Series B Convertible Preferred Stock," par value $.01 per share, consisting of 400,000 shares, of which a total of 255,796 shares were issued in connection with the private placements, as described in Note 12. At March 31, 1996, there were 136,375 shares outstanding.

Each share of preferred stock is valued at $40.00 per share for conversion pur-poses and is presently convertible at the option of the holder into shares of common stock at a price of $4.00 per share of common stock (subject to adjust-ment). The holders of shares of preferred stock shall be entitled to receive dividends declared on the common stock as if the shares of preferred stock had been converted into shares of common stock. Except as to the election of direc-tors, each share of preferred stock has voting rights equivalent to the total number of shares of common stock into which the share of the preferred stock is convertible. The holders of the preferred stock, voting as a class, have the right to elect two directors; the holders of the common stock, voting as a class, have the right to elect the remaining directors. The preferred stock-holders' right to elect two directors terminates under certain circumstances.

At March 31, 1996, there were 9,566,000 shares of common stock reserved for conversion of preferred stock, for exercise of stock options and warrants, for issuance under the 1995 Management Incentive Plan, and for matching contribu-tions under the Company's 401(k) plan. The Company would receive proceeds of approximately $47,000,000 upon exercise of all options and warrants currently outstanding.

7. INCOME TAXES

The components of income tax expense are as follows (in thousands):

                                            ---------------------------------
                                            FEDERAL   STATE  FOREIGN    TOTAL
                                            -------  ------  -------  -------
1996
Current (1)                                 $ 9,722  $1,174  $1,258   $12,154
Deferred                                     (4,825)   (761)  1,324    (4,262)
Benefit of net operating loss carryforward   (4,367)     --      --    (4,367)
                                            -------  ------  ------   -------
Provision for income taxes                  $   530  $  413  $2,582   $ 3,525
                                            =======  ======  ======   =======
1995
Current                                     $    --  $  100  $  200   $   300
Deferred                                       (495)     --     495        --
                                            -------  ------  ------   -------
Provision for income taxes                  $  (495) $  100  $  695   $   300
                                            =======  ======  ======   =======
1994
Current                                     $    --  $   --  $   --   $    --
Deferred                                        209      --    (209)       --
                                            -------  ------  ------   -------
Provision for income taxes                  $   209  $   --  $ (209)  $    --
                                            =======  ======  ======   =======

- ---------
(1) In 1996, current income taxes payable were reduced by approximately $2,100,000 due to the exercise of employee stock options that are deduct-ible for income tax purposes but do not affect net income.

                           NATIONAL MEDIA CORPORATION

Pretax income (loss) was taxed under the following jurisdictions (in thou-sands):

                     ------------------------
                        1996    1995     1994
                     ------- -------  -------
      United States  $15,525 $(1,530) $(7,979)
      Foreign          4,579   1,158     (720)
                     ------- -------  -------
      Total          $20,104 $  (372) $(8,699)
                     ======= =======  =======

Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                    -----------------
                                                       MARCH 31,
                                                       1996      1995
                                                    -------  --------
      Deferred tax assets:
       Net operating loss carryforwards             $ 4,883  $  9,493
       Alternative minimum tax credit carryforward      724       469
       Investment tax credit carryforward                66        66
       Accrued vacation and severance pay               207       785
       Inventory and accounts receivable reserves     2,416     1,824
       Reserve for legal settlements                    572       840
       Other                                            559       546
                                                    -------  --------
      Total deferred tax assets                       9,427    14,023
      Valuation allowance                            (5,321)  (10,451)
                                                    -------  --------
      Deferred tax assets                             4,106     3,572
      Deferred tax liabilities:
       Prepaid media and other costs                  1,282     1,078
       Tax over book depreciation                       393       360
       Deferred production costs                        731       682
       Deferred sales                                 1,700     1,452
                                                    -------  --------
      Total deferred tax liabilities                  4,106     3,572
                                                    -------  --------
      Net deferred tax asset                        $    --  $     --
                                                    =======  ========

The decrease in the valuation allowance recorded against deferred tax assets is primarily allocable to the utilization of U.S. net operating loss carryforwards from March 31, 1995 to March 31, 1996.

A reconciliation of the Company's provision for income taxes to the provision for income taxes at the U.S. federal statutory rate of 35% is as follows (in thousands):

                                                       ----------------------
                                                        YEARS ENDED MARCH
                                                               31,
                                                         1996   1995     1994
                                                       ------  -----  -------
      Tax expense (benefit) at statutory rate          $7,036  $(126) $(2,958)
      Tax effect of:
       Net operating loss                                  --    126    2,958
       Utilization of net operating loss carryforward  (4,367)    --       --
       Foreign income taxes                               980    200       --
       State and local income taxes                       268    100       --
       Nondeductible items                                301     --       --
       Other                                             (693)    --       --
                                                       ------  -----  -------
      Income tax expense                               $3,525  $ 300  $    --
                                                       ======  =====  =======

                           NATIONAL MEDIA CORPORATION

At March 31, 1996, the Company has the following loss and credit carryforwards for tax purposes (in thousands):

                                      --------------------
                                       AMOUNT   EXPIRATION
                                      ------- ------------
      U.S. net operating loss         $13,953 2009 to 2010
      Alternative minimum tax credit      724  unlimited
      Investment tax credit                66 1998 to 2001

The U.S. net operating loss carryforward is related primarily to the exercise of employee stock options. For financial reporting purposes, a valuation allow-ance has been recognized to offset the deferred tax assets related to the en-tire U.S. net operating loss carryforward. If that portion of the loss carryforward related to the exercise of stock options is realized, the result-ing tax benefit will be recorded directly to shareholders' equity.

Undistributed earnings of the Company's foreign subsidiaries amounted to ap-proximately $7,400,000 at March 31, 1996. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Distribution of those earnings in the form of dividends or otherwise would be subject to U.S. income taxes, re-duced by foreign tax credits.

8. SEVERANCE TO FORMER CHAIRMAN

In September 1994, the Chairman of the Board and Chief Executive Officer of the Company resigned. In connection with his resignation, he and the Company exe-cuted a letter agreement. The Company recorded severance expense of $2,650,000 in fiscal year 1995, pursuant to the terms of the letter agreement and the terms of his employment agreement. In connection with the former Chairman's resignation as a member of the Company's Board of Directors and the Company's settlement of the ValueVision litigation as discussed in Note 14, the Company and the former Chairman entered into further agreements in part amending the earlier agreements. Pursuant to such agreements, the Company (i) paid the for-mer Chairman $50,000 per month through March 31, 1995, (ii) forgave two notes made by the former Chairman, in the principal amount of $1,646,189, (iii) ac-celerated the vesting of 750,000 options to acquire shares of the Company's common stock in accordance with the terms of his employment agreement, and (iv) retained the former Chairman as a consultant for a term of 36 months at a cost of $300,000. He will continue to be eligible to participate in the 1991 Option Plan until 90 days after the termination of his services as a consultant.

9. STOCK OPTIONS

The Company has stock option plans under which, as amended, a maximum of 5,065,000 shares of common stock may be issued upon exercise of incentive or nonincentive stock options, special options, or stock appreciation rights granted pursuant to such plans. To date, the exercise price of options issued under the Plans has been market or related to market. All employees of the Com-pany, as well as directors, officers, and third parties providing services to the Company are eligible to participate in the Plans.

Pursuant to employment agreements with various officers of the Company who en-tered into employment agreements after August 31, 1991, as well as certain other agreements, the Board of Directors has authorized the grant of options to purchase up to 1,232,000 shares of common stock at exercise prices equal to the market price at the time of grant. In each case, the grant of option was an in-ducement to the execution of an employment or other agreement.

                          NATIONAL MEDIA CORPORATION

Options granted vest over a period ranging from the date of grant up to a max-imum of three years. Options may be exercised up to a maximum of 10 years from date of grant.

                                                           ------------
                                                           SHARES UNDER
                                                                 OPTION
                                                           ------------
      Outstanding at April 1, 1993                            2,723,924
      Granted                                                 1,590,000
      Exercised at average of $2.76 per share                (2,052,418)
      Expired and canceled                                     (181,666)
                                                           ------------
      Outstanding at March 31, 1994                           2,079,840
      Granted                                                 1,165,590
      Exercised at average of $5.84 per share                   (41,500)
      Expired and canceled                                     (295,834)
                                                           ------------
      Outstanding at March 31, 1995                           2,908,096
      Granted                                                   350,000
      Exercised at average of $4.22 per share                (1,219,099)
      Expired and canceled                                     (116,665)
                                                           ------------
      Outstanding at March 31, 1996                           1,922,332
                                                           ============
      Exercisable at March 31, 1996                           1,384,004
                                                           ============
      Exercise price                                       $3.88-$12.99
                                                           ============
      Shares available for future grant at March 31, 1996        26,681
                                                           ============
      Shares available for future grant at March 31, 1995        70,016
                                                           ============

The 26,681 shares available for future grant do not include 190,000 stock op-tions granted in connection with certain officers' employment agreements with the Company. In the event such options are not approved by the Company's stockholders, such options shall be deemed automatically to be converted into stock appreciation rights having an established price of $12.99 per share and otherwise having terms and conditions similar to such options.

10. NOTES RECEIVABLE, DIRECTORS, OFFICERS, EMPLOYEES, CONSULTANTS, AND OTHERS

The note receivable of $473,000 at March 31, 1996 was received in connection with the issuance of common stock upon exercise of stock options. The note bears interest at a rate of 5.50% per annum and is payable on the earlier of the sale of any of the shares of common stock acquired upon such exercise or the termination of the obligor's employment with the Company.

11. STOCK PURCHASE RIGHTS

On January 13, 1994, the Company distributed one preferred share purchase right on each outstanding share of its common stock. The rights will become exercisable only if, without the Company's consent or waiver, a person or group acquires 15% or more of the Company's outstanding common stock or an-nounces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company's outstanding common stock. Each right will entitle shareholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $40. In addition, upon the occurrence of certain events, the holders of rights will thereafter have the right to receive, upon exercise at the then-current exercise price, common stock (or, in certain circumstances, cash, property, or other securities of the Company) having a value equal to two times the exer-cise price of the right. In the event that the Company is acquired in a merger or other business combination, or 50% or more of the Company's assets or earn-ing power is sold, proper provision will be made so

                          NATIONAL MEDIA CORPORATION
that each holder of a right will thereafter have the right to receive, upon exercise at the then-current exercise price of the right, common stock of the acquiring or surviving company having a value equal to two times the exercise price of the right. Any rights that are, or were, under certain circumstances, beneficially owned by such a 15% owner will immediately become null and void.

The holders of rights, as such, have no rights as stockholders of the Company. The Company has the ability to redeem the rights at $.001 per right until the occurrence of certain specified events.

12. EQUITY INVESTMENT

During the year ended March 31, 1995, the Company raised a total of $9,415,000 (net of $872,000 of offering costs) through the sale, in privately negotiated transactions, of a total of 255,796 investment units ("Units"). Each Unit con-sisted of one share of preferred stock, par value $.01 per share, of the Com-pany and a warrant (the "Warrants") to purchase twelve (12) shares (subject to adjustment) of common stock, par value $.01 per share, of the Company. Each share of preferred stock is valued at $40 per share for conversion purposes, is convertible into common stock at a price of $4.00 per common share (subject to adjustment) and carries no preferred dividend right. The Warrants are exer-cisable at a price of $4.80 per share of common stock, except for those appli-cable to 3,546 Units which are exercisable at a price of $5.74 per share of common stock. At March 31, 1996, 243,296 warrants to acquire 2,919,552 shares of the Company's common stock are outstanding and exercisable, and expire be-tween October 5, 2004 and December 19, 2004.

Certain executive officers and directors of the Company participated in the aforementioned private placement acquiring 17,921 Units. The purchase price of these Units was at the same prices as offered to other investors.

13. COMMITMENTS AND CONTINGENCIES

The Company rents warehouse and office space under various operating leases which expire through December 2013 including a lease with a related party as described in Note 16. Future minimum lease payments (exclusive of real estate taxes and other operating expenditures) as of March 31, 1996 under noncancel-able operating leases with initial or remaining terms of one year or more are as follows for the years ended March 31 (in thousands):

      1997        $ 1,848
      1998          1,661
      1999          1,423
      2000          1,395
      2001          1,293
      Thereafter   12,198
                  -------
                  $19,818
                  =======

Rent expense under various operating leases aggregated $2,335,000, $2,119,100, and $2,483,500 in 1996, 1995, and 1994, respectively. Subleased building space rental income aggregated $85,300, $140,500, and $148,600 for 1996, 1995, and
1994, respectively.

During fiscal year 1996, the Company expended $86,518,000 on media purchases, a portion of which were made under long-term agreements. According to the terms of one such agreement between the Company and a cable television network which extends through December 1997, the Company is obligated to purchase a specific number of television hours per calendar year. The agreement is can-celable by the cable television network with six months' written notice, only in the event that it decides to telecast its own programming on a 24-hours-per-day basis. In addition, the Company has long-term agreements with certain Pan European satellite channels to purchase a specific number of television hours per week at a minimum guaranteed amount. These contracts expire at vari-ous dates from August 1997 to July 1999. Total commitments under these media contracts are: $33,768,000 in 1997; $28,879,000 in 1998; $10,261,000 in 1999;
and $889,000 in 2000.

                          NATIONAL MEDIA CORPORATION

14. LITIGATION AND REGULATORY MATTERS

Shareholders' Federal Class Actions
In fiscal year 1996, the Company settled a class action complaint involving allegations concerning disclosure by the Company of its ongoing relationship with Positive Response Television, Inc., an infomercial producer, and Ronic, S.A., a supplier of the Company. The settlement resulted in cash payments by the Company's insurer of $2,175,000 and the issuance of 106,000 shares of com-mon stock. The Company recorded a charge in fiscal year 1995 of $725,000 in connection with this matter.

Terminated Tender Offer and Merger Agreement with ValueVision International,
Inc.
In April 1994, the Company filed suit in federal court against ValueVision In-ternational, Inc. ("ValueVision") alleging that ValueVision had wrongfully terminated its amended tender offer. In May 1994, ValueVision answered the Company's complaint and set forth various counterclaims. In April 1995, par-ties to this litigation entered into a settlement agreement. In connection with the settlement agreement, the Company and ValueVision executed a Telemarketing, Production and Post-Production Agreement (the "Telemarketing Agreement") and a Joint Venture Agreement. Pursuant to the Telemarketing Agreement, ValueVision is obligated to provide to the Company over a three-year period inbound telephone call-taking services at rates more favorable than those currently being paid by the Company. ValueVision is also obligated to provide to the Company certain production and post-production services.

As additional consideration for the services to be provided by ValueVision un-der the Telemarketing Agreement, the Company granted to ValueVision warrants (the "Warrants") to purchase up to 500,000 shares of the Company's common stock at a price of $8.865 per share (subject to adjustment pursuant to the antidilution provisions of the Warrants). This price was based on a premium over the average 20-day market value prior to the date of settlement. The War-rants will vest with respect to an equal number of shares on each of the thir-teen-month, 2-year and 3-year anniversaries of the effective date (November 24, 1995), provided that ValueVision satisfies certain conditions. The War-rants will expire on the tenth anniversary of the effective date.

As part of the settlement, the Company and ValueVision also entered into a Joint Venture Agreement. Pursuant to the Joint Venture Agreement, the Company is required, subject to certain exceptions, to negotiate in good faith with ValueVision to form a joint venture to pursue home shopping opportunities out-side of the United States and Canada before pursuing such opportunities by it-self or with certain third parties. ValueVision granted the Company similar rights with respect to infomercial opportunities ValueVision may have outside the United States and Canada.

In connection with the matters discussed above, the Company (1) reimbursed its former Chairman $50,000 for certain legal costs, (2) paid substantially all amounts due to the former Chairman under the Consulting Agreement described in
Note 8, and (3) paid $220,000 in connection with the early termination of the lease described in Note 16.

The issuance of the Warrants to ValueVision required the prior consent of the holders of the promissory notes issued pursuant to the Note Agreement as dis-cussed in Note 5. As an inducement to the Noteholders to permit the issuance of the Warrants, the Company issued the Noteholders warrants (the "Waiver War-rants") to purchase 500,000 shares of the Company's common stock at a price of $10.00 per share. At March 31, 1996, there were warrants to purchase 490,000 shares outstanding. These warrants expire on November 28, 1996.

Shareholders' Class Actions
In 1994, class action lawsuits were filed in federal court and Delaware Chan-cery Court against the Company and certain of its present and former officers and directors in connection with an aborted merger transaction with ValueVision. In April 1995, the Company and other parties to the litigation entered into agreements in principle to settle these actions. These agreements provide for cash payments of $1,500,000, 75% of which will be paid by the Company's insurer. The Company recorded a charge of $375,000 for its portion of the settlement. In April 1996

                           NATIONAL MEDIA CORPORATION
the lawsuits in the Delaware court were settled for $350,000 with the Company remitting $87,500 representing its portion of the settlement. The consummation of the federal court settlement is subject, among other things to the approval of the court.

Consumer Product Safety Commission Investigation
In February 1994, the staff of the Consumer Product Safety Commission (CPSC) notified the Company that it had made a preliminary determination that a par-ticular model of the Company's Juice Tiger product presents a "substantial product hazard," under the Consumer Product Safety Act. The CPSC staff re-quested the Company to take voluntary corrective action to ameliorate such al-leged product hazard. While the Company has disputed that the model in question presents a substantial product hazard, the Company and the CPSC staff recently agreed upon the form and nature of voluntary action proposed by the Company to address the CPSC staff's concerns. The Company has implemented the agreed upon plan. The Company also received notification of a provisional acceptance of a proposed form of settlement agreement with the Company, which includes a civil penalty. The cost of implementing the corrective plan and the civil penalty, as well as the other terms of the settlement agreement, will not have a material adverse effect on the Company's financial condition or results of operations if the settlement agreement is finalized in the proposed form.

Ab Roller Plus Patent Litigation
On March 1, 1996, Precise Exercise Equipment ("Precise") filed suit in the United States District Court for the Central District of California against certain parties, including the Company, alleging patent infringement, unfair competition and other intellectual property claims. Such claims relate to an alleged infringement of Precise's patent for an exercise device. The suit claims that a product marketed by the Company pursuant to a license granted by a third party violates Precise's patent. Pursuant to the terms of such license, the third party is contractually obligated to indemnify the Company in this suit. The suit seeks an injunction and treble damages. The Company's indepen-dent legal counsel has issued an opinion to the Company that the product mar-keted by the Company does not infringe upon Precise's patent. Management does not believe that the disposition of this matter will have a material adverse effect on the Company's results of operations or financial condition.

Other Matters
The Company, in the normal course of its business, is a party to litigation re-lating to trademark and copyright infringement, product liability, contract-re-lated disputes, and other actions. It is the Company's policy to vigorously de-fend all such claims and enforce its rights in these areas. The Company does not believe any of these actions, either individually or in the aggregate, will have a material adverse effect on the Company's results of operations or finan-cial condition.

15. RETIREMENT PLAN

All of the Company's U.S. full-time employees may participate in a 401(k) de-fined contribution plan. The Company matches employee contributions at levels that depend on the return on equity of the Company each year. Expense recog-nized for the plan was $110,000, $40,000, and $12,500 for the years ended March 31, 1996, 1995, and 1994, respectively.

16. RELATED PARTY TRANSACTIONS

The Company leases office space in a building owned by a real estate company owned by the Company's former Chairman of the Board and CEO. The Company has exercised its option to terminate the lease, effective October 31, 1997. Rental expense is $37,000 per month.

                          NATIONAL MEDIA CORPORATION

17. SEGMENT AND GEOGRAPHIC INFORMATION

The Company operates in one industry segment and is engaged in the direct mar-keting of products principally through television. Information as to the Company's operations by geographic area, is set forth below (in thousands):

                                             ----------------------------
                                                 1996      1995      1994
                                             --------  --------  --------
      Revenues from unaffiliated customers:
       U.S. and Canada                       $141,642  $ 95,714  $126,580
       Europe                                  56,406    50,513    46,022
       Asia                                    94,559    29,940        --
                                             --------  --------  --------
      Total                                  $292,607  $176,167  $172,602
                                             ========  ========  ========
      Operating income (loss):
       U.S. and Canada                       $  4,080  $  1,800  $ (1,100)
       Europe                                   5,384     2,008         5
       Asia                                    15,728     3,062        --
       Unallocated corporate expenses          (4,073)   (6,553)   (7,304)
                                             --------  --------  --------
      Total                                  $ 21,119  $    317  $ (8,399)
                                             ========  ========  ========
      Identifiable assets:
       U.S. and Canada                       $ 73,051  $ 28,191  $ 27,780
       Europe                                  19,106    27,779    19,695
       Asia                                    24,391     8,173        --
                                             --------  --------  --------
      Total                                  $116,548  $ 64,143  $ 47,475
                                             ========  ========  ========

Operating income is net income before interest and income taxes.

18. UNUSUAL CHARGES

The year ended March 31, 1995 includes unusual charges of $2,868,000 consist-ing primarily of costs and legal fees related to the settlement of various litigation and disputes.

Included in the unusual charges of $9,049,000 for the year ended March 31, 1994 is $5,265,000 for certain legal settlements and related legal fees, $1,000,000 related to the relocation of the fulfillment center; $1,268,000 in costs associated with anti-takeover defenses and the terminated tender offer and agreement of merger; $725,000 in severance related to personnel reduc-tions; $591,000 in costs associated with two aborted stock offerings; and $200,000 of other charges.

19. SUBSEQUENT EVENTS

On May 17, 1996, the Company acquired all of the issued and outstanding capi-tal stock of Positive Response Television, Inc. ("PRTV"), a publicly traded direct marketing company and a producer of infomercials, through a tax-free merger (the "Merger").

Pursuant to the terms of the Merger, each outstanding share of common stock of PRTV has been converted into the right to receive .4512 shares of the Company's common stock. Approximately 1,625,627 shares of the Company's common stock were issued in connection with the Merger. These shares have a value of approximately $23,000,000 based on the Company's closing stock price as of the date the parties reached agreement on the transaction. In addition, an aggre-gate of 211,146 shares of the Company's common stock, representing .0586 shares of the Company's common stock for each share of PRTV common stock out-standing at the effective time of the Merger, have been deposited into an es-crow account and will be deliverable, if at all, within 18 months, only upon the

                           NATIONAL MEDIA CORPORATION
realization of the value of certain assets. The acquisition will be accounted for as a purchase and will be included in the Company's financial statements from the date of acquisition.

On May 1, 1995, a purported class action suit was filed in the United States District Court for the Central District of California against PRTV and its principal executive officers alleging that PRTV has made false and misleading statements in its public filings, press releases and other public statements with respect to its business and financial prospects. The suit was filed on be-half of all persons who purchased PRTV Common Stock during the period from Jan-uary 4, 1995 to April 28, 1995. The suit seeks unspecified compensatory damages and other equitable relief. An amended complaint was filed on June 9, 1995, which added more plaintiffs and expanded the class period from November 1994 to April 28, 1995. PRTV moved to dismiss the amended complaint and the amended complaint was dismissed in late July 1995. On or about September 25, 1995, the plaintiffs filed a second amended complaint, which added additional officers as defendants and attempted to set forth new facts to support plaintiffs' entitle-ment to legal relief. On October 31, 1995, PRTV again moved to dismiss plain-tiffs' entire action. Management does not believe that the disposition of this matter will have a material adverse effect on the Company's financial condi-tion.

In late May 1996, the Company executed definitive agreements to acquire all of the outstanding capital stock of Prestige Marketing International Limited and Prestige Marketing Limited (collectively, "Prestige") and all of outstanding capital stock of Suzanne Paul Holdings Pty. Limited Group and its two direct response television marketing subsidiaries (collectively, "Suzanne Paul"). These acquisitions are subject to certain regulatory notifications and are ex-pected to be consummated in early July 1996.

The aggregate consideration to be paid by the Company for Prestige and Suzanne Paul of approximately $21,800,000 consists of $4,200,000 in cash, $2,800,000 for a note payable maturing on December 5, 1996, and the issuance of 787,879 shares of the Company's common stock with a value of approximately $14,800,000 based on the Company's closing stock price as of the date the parties executed the definitive agreement. The Company may pay up to an aggregate of an addi-tional $5,000,000 in common stock, valued at the present market prices, in 1997 and 1998, contingent upon levels of net income achieved in those years by Pres-tige and Suzanne Paul. The acquisitions will be accounted for as purchases. Upon consummation of such acquisitions, the Company will also fund approxi-mately $4,600,000 in dividends payable by Suzanne Paul.

Had the purchases of PRTV, Prestige and Suzanne Paul been made at April 1, 1995, pro forma unaudited condensed results from operations for the year ended March 31, 1996 would have been as follows (in thousands, except per share da-ta):

      Net revenues                    $374,889
      Net income                      $ 16,024
      Primary income per share        $   0.64
      Fully diluted income per share  $   0.61

  The pro forma information does not purport to be indicative of the combined results of operations that would have been reported had the transactions taken place on April 1, 1995 or of future results of operations and does not reflect synergies or cost savings that may be realized as a result of the acquisitions, particularly PRTV.

                         REPORT OF INDEPENDENT AUDITORS

Shareholder of
DirectAmerica Corporation

We have audited the accompanying combined balance sheet of DirectAmerica Corpo-ration and California Production Group, Inc. as of September 30, 1995, and the related combined statement of operations, shareholders' equity and cash flows, for the nine months ended September 30, 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to ex-press an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audit provides a reasonable basis for our opin-ion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of DirectAmerica Corporation and California Production Group, Inc. at September 30, 1995, and the combined results of their operations and their cash flows for the nine months ended September 30, 1995, in conformity with generally accepted accounting principles.

                                        Ernst & Young LLP

Philadelphia, Pennsylvania
December 12, 1995

                         DIRECTAMERICA CORPORATION AND
                       CALIFORNIA PRODUCTION GROUP, INC.

                             COMBINED BALANCE SHEET

                               SEPTEMBER 30, 1995

                                                        ----------------
                                                        AT SEPTEMBER 30,
                                                                    1995
                                                        ----------------
ASSETS
Current assets:
 Cash and cash equivalents                                      $ 79,454
 Accounts receivable, net                                        520,944
 Prepaid expenses                                                 55,069
                                                                --------
Total current assets                                             655,467
Property and equipment, net                                      103,381
Deposits                                                          10,150
                                                                --------
TOTAL ASSETS                                                    $768,998
                                                                ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                               $ 64,013
 Accrued expenses                                                408,962
 Deferred revenue                                                132,470
 Income taxes payable                                             11,000
                                                                --------
Total current liabilities                                        616,445
Shareholders' equity:
 Common stock, no par value; authorized 505,000 shares;
  issued 109,875 shares                                            3,000
 Retained earnings                                               170,353
                                                                --------
                                                                 173,353
 Treasury stock, 2,625 shares, at cost                           (20,800)
                                                                --------
  Total shareholders' equity                                     152,553
                                                                --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                      $768,998
                                                                ========

            See accompanying notes to combined financial statements.

                         DIRECTAMERICA CORPORATION AND
                       CALIFORNIA PRODUCTION GROUP, INC.

                        COMBINED STATEMENT OF OPERATIONS

                                    -----------------
                                    NINE MONTHS ENDED
                                        SEPTEMBER 30,
                                                 1995
                                    -----------------
Revenues:
 Royalty income                            $1,933,470
 Production income                            849,430
 Other revenues                                11,000
                                           ----------
Net revenues                                2,793,900
Operating costs and expenses:
 Direct costs                               1,481,766
 General and administrative costs           1,269,748
                                           ----------
Total operating costs and expenses          2,751,514
                                           ----------
Income before income taxes                     42,386
Income taxes                                  (11,000)
                                           ----------
Net income                                 $   31,386
                                           ==========

            See accompanying notes to combined financial statements.

        DIRECTAMERICA CORPORATION AND CALIFORNIA PRODUCTION GROUP, INC.

                   COMBINED STATEMENT OF SHAREHOLDERS' EQUITY

                                                  -----------------------------

                                       NINE MONTHS ENDED
                                      SEPTEMBER 30, 1995
                               COMMON RETAINED TREASURY
                                STOCK EARNINGS    STOCK     TOTAL
                               ------ -------- --------  --------
Balance at December 31, 1994   $3,000 $138,967 $ (4,800) $137,167
 Net income                        --   31,386       --    31,386
 Purchases of treasury shares      --       --  (16,000)  (16,000)
                               ------ -------- --------  --------
Balance at September 30, 1995  $3,000 $170,353 $(20,800) $152,553
                               ====== ======== ========  ========

            See accompanying notes to combined financial statements.

                         DIRECTAMERICA CORPORATION AND
                       CALIFORNIA PRODUCTION GROUP, INC.

                        COMBINED STATEMENT OF CASH FLOWS


                                                         -----------------
                                                         NINE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                                      1995
                                                         -----------------
Cash flows from operating activities
Net income                                                       $  31,386
Adjustments to reconcile net income to net cash used in
 operating activities:
 Depreciation and amortization of property and equipment            34,082
 Increase in:
  Accounts receivable                                             (101,864)
  Prepaid expenses                                                 (41,671)
 Decrease in:
  Accounts payable and accrued expenses                             (2,077)
  Deferred revenue                                                 (67,530)
  Income taxes payable                                            (168,559)
  Other                                                            (10,467)
                                                                 ---------
Net cash used in operating activities                             (326,700)
Cash flows from investing activities
Additions to property and equipment                                (90,713)
Proceeds from sale of marketable securities                        216,000
                                                                 ---------
Net cash provided by investing activities                          125,287
Cash flows from financing activities
Purchases of treasury shares                                       (16,000)
                                                                 ---------
Net cash used in financing activities                              (16,000)
                                                                 ---------
Net decrease in cash and cash equivalents                         (217,413)
Cash and cash equivalents at December 31, 1994                     296,867
                                                                 ---------
Cash and cash equivalents at September 30, 1995                  $  79,454
                                                                 =========
Supplemental disclosure of cash flow information
Cash paid during the period for income taxes                     $ 184,722
                                                                 =========

            See accompanying notes to combined financial statements.

                         DIRECTAMERICA CORPORATION AND
                       CALIFORNIA PRODUCTION GROUP, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1995

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business
DirectAmerica Corporation and California Production Group, Inc. (together, the "Company") are engaged in the production of infomercials (television shows fea-turing various consumer products designed to motivate television viewers to place telephone orders for such products), and generate royalties based upon products sold.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The combined financial statements include the accounts of DirectAmerica Corpo-ration ("DA") and California Production Group, Inc. ("CPG"). All significant intercompany accounts and transactions have been eliminated. DA and CPG are un-der common ownership and management.

Revenue Recognition
Substantially all of the Company's revenues (and consequently most of its ac-counts receivable) are the result of production agreements with National Media (see Note 7) and Guthy-Renker Corporation. Under the agreements, the Company is reimbursed for all approved production expenses; in addition, the Company re-ceives royalties based on products sold, as provided for under the terms of the production agreements. These amounts are shown as "production income" and "roy-alty income," respectively, in the accompanying combined statement of income.

The Company generally defers production income and related production expenses until the contract is completed. When the completed infomercial production is delivered to the customer, the production income and expense are recognized. If estimated total production costs on an infomercial production at any time ex-ceed the related estimated total production billings, the entire amount of the estimated loss is recognized immediately.

Deferred Revenue
Deferred revenue, as shown in the accompanying combined balance sheet, com-prises the excess of production billings over related production costs incurred (net of recognized estimated losses).

Cash and Cash Equivalents
For purposes of the combined statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Property and Equipment
Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method based on the estimated useful lives of the assets or lease terms.

Income Taxes
The Company uses the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabil-ities and are measured using the enacted tax rates and laws that will be in ef-fect when the differences are expected to reverse.

Equity
The shares of common stock attributable to each of the individual companies in-cluded in the combined financial statements are as follows:

                   -------------
                        DA   CPG
                   ------- -----
      Authorized   500,000 5,000
      Issued       105,000 4,875
      In Treasury       -- 2,625

        DIRECTAMERICA CORPORATION AND CALIFORNIA PRODUCTION GROUP, INC.

2. ACCRUED EXPENSES

Accrued expenses include the following at September 30, 1995:

      Accrual for royalties          $ 86,559
      Accrual for severance            44,333
      Accrual for professional fees   180,000

3. PROPERTY AND EQUIPMENT

Property and equipment consist of the following at September 30, 1995:

      Production and office equipment                 $124,233
      Furniture and fixtures                            38,818
      Leasehold improvements                             9,765
                                                      --------
                                                       172,816
      Less accumulated depreciation and amortization   (69,435)
                                                      --------
      Total                                           $103,381
                                                      ========

4. INCOME TAXES

The components of income tax expense for the nine month period ended September 30, 1995 are as follows:

                ----------------------
                FEDERAL  STATE   TOTAL
                ------- ------ -------
      Current   $7,500  $3,500 $11,000
      Deferred      --      --      --
                ------  ------ -------
      Total     $7,500  $3,500 $11,000
                ======  ====== =======

There are no significant differences between the Company's financial reporting and tax bases of assets and liabilities. As such, no portion of income tax ex-pense has been classified as deferred.

The effective tax rate of 26% reflects the graduated Federal corporate income tax rates plus the California statutory rate.

5. COMMITMENTS

The Company rents office space, furniture, and certain other space under vari-ous operating leases, all of which were on a month-to-month basis at September 30, 1995. Rent expense for the nine-month period ended September 30, 1995 was approximately $56,100.

6. LITIGATION

The Company, in the normal course of its business, has been party to litigation relating to trademark and copyright infringement. It is the Company's policy to vigorously defend such claims and enforce its rights in these areas. The Com-pany does not believe that any ongoing actions either individually, or in the aggregate, will have a material adverse effect on the Company's results of op-erations or financial condition.

        DIRECTAMERICA CORPORATION AND CALIFORNIA PRODUCTION GROUP, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS--CONCLUDED

7. RELATED PARTY TRANSACTIONS

As more fully discussed in Note 8, the Company was acquired by National Media on October 25, 1995. The Company has and will continue to derive a significant portion of its revenues, incur significant costs of production, and maintain significant accounts receivable balances from infomercials produced for Na-tional Media.

As of September 30, 1995, the Company's balance in accounts receivable due from National Media was $222,566. In addition, the Company received $1,578,775 roy-alty income and $386,825 production income from National Media for the nine months ended September 30, 1995.

8. SUBSEQUENT EVENT

On October 25, 1995, all of the outstanding capital stock of DA and CPG were acquired by National Media through a tax-free merger of the entities with and into DA Acquisition Corp., a wholly owned subsidiary of National Media. Upon the consummation of the merger, the separate corporate existence of each of DA and CPG ceased, and the name of DA Acquisition Corp. was changed to DirectAmerica Corporation. In connection with the merger, National Media issued to the shareholders of DA and CPG an aggregate of 554,456 shares of National Media common stock valued at approximately $7.0 million as of the date the par-ties reached agreement on the transaction. National Media may be required to issue additional shares of common stock to the shareholders of DA and CPG if royalties received by the Company from sales of products for which DA and CPG have produced infomercials exceed $5 million for the twelve-month period ending January 31, 1997.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors of
Positive Response Television, Inc.
Sherman Oaks, California

  We have audited the consolidated balance sheets of Positive Response Televi-sion, Inc. and subsidiaries (the "Company") at December 31, 1995 and 1994 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these fi-nancial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Positive Response Television, Inc. and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting prin-ciples.

Deloitte & Touche LLP

Los Angeles, California
March 25, 1996

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                       -----------------------
                                                           AT DECEMBER 31,
                                                              1995        1994
                                                       ----------- -----------
ASSETS (NOTE 7)
Current Assets:
 Cash and cash equivalents                             $   725,000 $ 3,247,000
 Restricted cash (Note 7)                                1,500,000   1,500,000
 Royalties receivable                                      663,000   1,408,000
 Accounts receivable, net of allowance for doubtful
  accounts of $237,000 and 152,000, at 1995 and 1994,
  respectively                                           4,887,000   1,938,000
 Inventories                                             2,413,000   1,676,000
 Infomercial production costs, net of accumulated
  amortization of $2,873,000 and $969,000, at 1995 and
  1994, respectively                                     1,877,000   1,272,000
 Current portion of notes receivable (Note 3)              381,000     314,000
 Prepaid air time                                        2,024,000   2,834,000
 Prepaid income taxes                                        2,000     862,000
 Prepaid expenses and other current assets                 628,000     914,000
 Deferred air time                                       1,647,000   4,192,000
 Due from officers (Note 8)                                121,000     193,000
                                                       ----------- -----------
  Total current assets                                  16,868,000  20,350,000
 Notes Receivable, Net of Current Portion (Note 3)         129,000      10,000
 Furniture, Fixtures and Equipment, net (Note 4)           622,000     615,000
 Other Assets                                              434,000     295,000
                                                       ----------- -----------
  Total Assets                                         $18,053,000 $21,270,000
                                                       =========== ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accounts payable                                      $ 1,001,000 $ 1,464,000
 Accrued professional fees (Note 8)                        323,000     132,000
 Deferred revenues                                         274,000     284,000
 Allowance for returns                                   1,394,000     893,000
 Accrued Royalties                                         497,000     164,000
 Other accrued expenses                                    783,000     590,000
 Notes payable--bank (Note 7)                            1,839,000          --
 Current portion of long-term debt (Note 7)                 25,000      23,000
 Profit participation payable (Note 5)                     276,000   1,196,000
 Deferred income taxes (Note 11)                            20,000   1,675,000
                                                       ----------- -----------
  Total current liabilities                              6,432,000   6,421,000
Long-Term Debt (Note 7)                                     91,000     116,000
                                                       ----------- -----------
  Total liabilities                                      6,523,000   6,537,000
                                                       ----------- -----------
Commitments (Notes 5, 6, 7, 9, 10, 13 and 14)
Shareholders' Equity (Note 10)
 Preferred stock, no par value; 5,000,000 shares
  authorized, none issued or outstanding
 Capital stock, no par value; 15,000,000 shares
  authorized, 3,552,986 and 3,549,986 issued and
  outstanding at December 31, 1995 and 1994,
  respectively                                          11,352,000  11,335,000
 Retained earnings                                         178,000   3,398,000
                                                       ----------- -----------
  Total shareholders' equity                            11,530,000  14,733,000
                                                       ----------- -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $18,053,000 $21,270,000
                                                       =========== ===========

          See accompanying notes to consolidated financial statements.

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                           -----------------------------------
                                                YEARS ENDED DECEMBER 31,
                                                  1995         1994       1993
                                           -----------  ----------- ----------
REVENUES:
 Product sales                             $52,239,000  $35,932,000         --
 Air time sales                              7,610,000    4,068,000         --
 Royalty income                              3,362,000    2,408,000 $3,075,000
 Production income                                  --       43,000    750,000
 Other                                         196,000       69,000         --
                                           -----------  ----------- ----------
Total revenues                              63,407,000   42,520,000  3,825,000
                                           -----------  ----------- ----------
OPERATING COSTS AND EXPENSES:
 Cost of goods sold                         13,899,000    7,771,000         --
 Other direct operating costs               48,117,000   26,589,000    801,000
 Profit participation (Note 5)                 314,000    1,496,000         --
 General and administrative                  6,047,000    3,232,000  1,720,000
 Litigation settlement, net (Note 6)                --           --   (150,000)
                                           -----------  ----------- ----------
Total operating costs and expenses          68,377,000   39,088,000  2,371,000
                                           -----------  ----------- ----------
Income (Loss) Before Equity in Earnings
 of Ventures                                (4,970,000)   3,432,000  1,454,000
Equity in Earnings of Ventures (Note 5)             --      105,000     75,000
                                           -----------  ----------- ----------
Income (Loss) From Operations               (4,970,000)   3,537,000  1,529,000
                                           -----------  ----------- ----------
Other Income (Expense):
 Gain on exchange of venture interests
  (Note 5)                                          --      164,000         --
 Interest income, net                           78,000      111,000     (9,000)
 Other                                          17,000        6,000    (41,000)
                                           -----------  ----------- ----------
  Total other income (expense)                  95,000      281,000    (50,000)
                                           -----------  ----------- ----------
Income (Loss) Before Provision for Income
 Taxes                                      (4,875,000)   3,818,000  1,479,000
Provision (Benefit) for Income Taxes
 (Note 11)                                  (1,655,000)   1,527,000    181,000
                                           -----------  ----------- ----------
Net Income (Loss)                          $(3,220,000) $ 2,291,000 $1,298,000
                                           ===========  =========== ==========
Pro Forma (Note 11):
 Income before provision for income taxes                           $1,479,000
 Provision for income taxes                                            592,000
                                                                    ----------
  Net income                                                        $  887,000
                                                                    ==========
Income (Loss) Per Common Share:
 Primary                                        $(0.91)       $0.77      $0.49
 Fully diluted                                  $(0.91)       $0.74      $0.49
Weighted Average Shares Outstanding:
 Primary                                     3,550,076    2,985,498  1,804,239
 Fully diluted                               3,550,076    3,075,631  1,804,239

          See accompanying notes to consolidated financial statements.

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                          ---------------------------------------------------
                             SHARES      AMOUNT RETAINED EARNINGS       TOTAL
                          --------- ----------- ----------------- -----------
                              COMMON STOCK
                          ---------------------
BALANCE, JANUARY 1, 1993  1,772,684 $     9,000    $   246,000    $   255,000
 Shares issued in
  private placement, net
  of offering costs
  (Note 10)                 223,756   1,174,000             --      1,174,000
 Dividends                       --          --       (437,000)      (437,000)
 Net income                      --          --      1,298,000      1,298,000
                          --------- -----------    -----------    -----------
BALANCE, DECEMBER 31,
 1993                     1,996,440   1,183,000      1,107,000      2,290,000
 Shares issued in
  acquisition of
  subsidiary (Note 1)         3,546      14,000             --         14,000
 Shares issued in public
  offering, net of
  offering costs (Note
  10)                     1,150,000   5,446,000             --      5,446,000
 Shares issued in
  private placement, net
  of offering costs
  (Note 10)                 400,000   4,692,000             --      4,692,000
 Net income                      --          --      2,291,000      2,291,000
                          --------- -----------    -----------    -----------
BALANCE, DECEMBER 31,
 1994                     3,549,986  11,335,000      3,398,000     14,733,000
 Shares issued upon
  exercise of stock
  options (Note 10)           3,000      17,000             --         17,000
 Net loss                        --          --     (3,220,000)    (3,220,000)
                          --------- -----------    -----------    -----------
BALANCE, DECEMBER 31,
 1995                     3,552,986 $11,352,000    $   178,000    $11,530,000
                          ========= ===========    ===========    ===========

          See accompanying notes to consolidated financial statements.

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            ------------------------------------
                                                 YEARS ENDED DECEMBER 31,
                                                   1995         1994        1993
                                            -----------  -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                           $(3,220,000) $ 2,291,000  $1,298,000
Adjustments to reconcile net income (loss)
 to net cash provided by (used in)
 operating activities:
 Depreciation and amortization                2,161,000      933,000      65,000
 Equity in earnings of ventures                      --     (105,000)    (75,000)
 Gain on exchange of venture interests               --     (164,000)         --
 Gain on disposal of assets                      (9,000)          --          --
 Write-off of receivable                             --           --      24,000
 Loss on write-off of leasehold
  improvements                                       --           --      21,000
 Deferred income taxes                       (1,655,000)   1,527,000     151,000
 Changes in operating assets and
  liabilities
 Restricted cash                                     --   (1,500,000)         --
 Royalties receivable                           745,000   (1,000,000)   (110,000)
 Accounts receivable                         (2,949,000)  (1,938,000)         --
 Production reimbursement receivable                 --           --      65,000
 Inventories                                   (737,000)  (1,676,000)         --
 Infomercial production costs                (2,510,000)  (1,846,000)         --
 Prepaid air time                               810,000   (2,820,000)         --
 Deferred air time                            2,545,000   (4,192,000)         --
 Prepaid income taxes                           860,000     (862,000)         --
 Prepaid expenses and other current assets      275,000     (922,000)    (25,000)
 Notes receivable                              (186,000)     206,000    (230,000)
 Other assets                                  (209,000)    (235,000)         --
 Accounts payable                              (463,000)   1,413,000     (99,000)
 Accrued professional fees                      191,000     (180,000)    312,000
 Deferred revenues                              (10,000)     284,000          --
 Allowance for returns                          501,000      893,000          --
 Accrued Royalties                              333,000      164,000          --
 Other accrued expenses                         194,000      399,000    (128,000)
 Profit participation payable                  (920,000)   1,196,000          --
                                            -----------  -----------  ----------
  Net cash provided by (used in) operating
   activities                                (4,253,000)  (8,134,000)  1,269,000
                                            -----------  -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of furniture, fixtures and
  equipment                                    (184,000)    (536,000)    (48,000)
 Investment in ventures                              --        7,000    (164,000)
 Due from officers                               72,000     (193,000)         --
 Other                                           10,000      (72,000)         --
                                            -----------  -----------  ----------
  Net cash used in investing activities        (102,000)    (794,000)   (212,000)
                                            -----------  -----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from issuance of common shares
  from public offering                               --    5,483,000     (37,000)
 Proceeds from issuance of common shares
  from private placement                             --    4,692,000   1,174,000
 Proceeds from issuance of common shares         17,000           --          --
 Proceeds from (repayment of) loans from
  shareholders                                       --     (223,000)     48,000
 Proceeds from bank loan                      1,839,000           --          --
 Dividends                                           --           --    (437,000)
 Other                                          (23,000)     118,000          --
                                            -----------  -----------  ----------
  Net cash provided by financing
   activities                                 1,833,000   10,070,000     748,000
                                            -----------  -----------  ----------
Net (dcrease) increase in cash and cash
 equivalents                                 (2,522,000)   1,142,000   1,805,000
Cash and cash equivalents, beginning of
 period                                       3,247,000    2,105,000     300,000
                                            -----------  -----------  ----------
Cash and cash equivalents, end of period    $   725,000  $ 3,247,000  $2,105,000
                                            ===========  ===========  ==========

          See accompanying notes to consolidated financial statements.

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

1. THE COMPANY

Positive Response Television, Inc. (the "Company"), is a California corporation based in Sherman Oaks, California. The Company produces infomercials (televi-sion shows featuring various consumer products designed to motivate television viewers to place telephone orders for such products) and generates product sales through the airing of such infomercials and through other distribution channels. The consolidated financial statements include the Company and its wholly owned subsidiaries, Positive Response Media, Inc. ("PRM") and Positive Response Telemarketing, Inc. ("PRTI"). Ventures in which the Company does not own a majority interest are accounted for on the equity method (see Note 5). All intercompany accounts and transactions are eliminated in consolidation. Certain prior year account balances have been reclassified to conform to cur-rent year classifications.

PRM, which buys and sells air time, became an operating unit of the Company on January 1, 1994, the date of its acquisition, in connection with which the Com-pany issued 3,546 shares of its common stock. Pro forma operating results have not been presented because they would not differ significantly from actual re-sults.

PRTI, which is engaged in outbound telemarketing, was incorporated on May 11, 1994 and commenced operations in July 1994.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents
Cash and cash equivalents include checking and money market accounts with orig-inal maturities of less than ninety days.

Restricted Cash
Restricted cash represents cash held by a bank as collateral for the Company's line of credit (see Note 7). Such cash is invested in short-term certificates of deposit.

Inventories
Inventories are valued at the lower of first-in, first-out cost or market and consist of goods sold in the Company's infomercials.

Infomercial Production Costs
Production costs are capitalized when incurred. The Company amortizes such costs based upon the ratio of current revenues to total expected revenues. Ad-ditionally, unamortized deferred production costs are written off when manage-ment determines that such costs are not recoverable.

Prepaid Air Time
Prepaid air time represents purchased television air time scheduled to air sub-sequent to the balance sheet date.

Deferred Air Time
The Company defers a portion of purchased television air time that aired during the current year based on a pro rata share of shipped versus unshipped orders as of the balance sheet date.

Prepaid and Other Current Assets
Prepaid and other current assets primarily consist of prepaid fulfillment costs, deferred telemarketing costs (which is deferred under the same basis as deferred air time) and prepaid insurance costs.

Furniture, Fixtures and Equipment
Furniture, fixtures and equipment are stated at historical cost. Depreciation is provided for using the straight-line method over the estimated useful lives of 5 to 7 years (see Note 4).

Deferred Revenues
Deferred revenues represent 1) cash received for customer orders that have not yet been shipped at the balance sheet date, and 2) the portion of the televi-sion airtime billed that has not yet aired as of the balance sheet date.

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

Revenues
Revenues are composed of 1) product sales generated through the airing of infomercials, 2) bulk sales to retailers and other distributors, 3) sale of television air time to third parties and ventures accounted for under the eq-uity method, 4) royalties based on product sales generated by companies to whom the Company has granted certain marketing and distribution rights on its prod-ucts, and 5) production income, representing reimbursements by third parties for approved infomercial production costs. Product sales and royalties are rec-ognized when products are shipped. Air time sales are recognized when aired.

Prior to 1994, substantially all of the Company's revenues (and consequently most of the accounts receivable) were the result of production agreements with National Media Corporation ("National Media") (see Note 14). Under the agree-ment, the Company was reimbursed by National Media for all approved production expenses. The reimbursed costs are shown as "production income" in the accompa-nying statement of income. In addition, the Company receives royalties based on products sold, as provided for under the production agreement. These amounts are shown as "royalty income." Nonrefundable guarantees are recognized upon de-livery of the completed production.

Other Direct Operating Costs
Other direct operating costs consist primarily of air time costs, fulfillment costs, telemarketing service costs and other selling costs.

Income Taxes
Deferred income tax assets and liabilities are computed annually for differ-ences between the financial statement and income tax bases of assets and lia-bilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

The Company operated as a cash-basis "S" corporation for both state and Federal income tax purposes through December 31, 1993. Effective January 1, 1994, the Company elected to become a cash-basis "C" corporation (see Note 11).

Earnings per Share
Earnings per share amounts are computed based on the actual weighted average number of common stock and dilutive common equivalent shares (stock options and warrants) using the treasury stock method (see Note 10).

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. The most significant estimates re-late to inventory obsolescence, infomercial production costs and the allowance for returns.

3. NOTES RECEIVABLE

Notes receivable consist of the following:

                                                              -----------------
                                                                  1995     1994
                                                              -------- --------
      Note receivable from Telebrands Corp.                   $500,000
      Note receivable from Transactional Media, Inc. ("TMI")           $200,000
      Note receivable from National Media                       10,000  124,000
                                                              -------- --------
       Total                                                   510,000  324,000
      Current portion                                          381,000  314,000
                                                              -------- --------
      Noncurrent portion                                      $129,000 $ 10,000
                                                              ======== ========

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

The note receivable from Telebrands Corp. is due in equal monthly installments through April 1997, including interest at the rate of 8.75% per annum. The note receivable from TMI was related to the exchange of interest in certain ventures and is payable in equal installments of $25,000 per month (see Note 5). The note receivable from National Media related to the settlement of the Company's lawsuit with National Media (see Note 14) and was payable in equal installments of $10,000 per month through January 1996.

4. FURNITURE, FIXTURES AND EQUIPMENT

Furniture, fixtures and equipment consists of the following:

                                     -------------------
                                           1995     1994
                                     ---------- --------
      Furniture and fixtures         $  215,000 $171,000
      Equipment                         608,000  467,000
      Vehicles                          274,000  274,000
                                     ---------- --------
                                      1,097,000  912,000
      Less accumulated depreciation     475,000  297,000
                                     ---------- --------
                                     $  622,000 $615,000
                                     ========== ========

5. PROFIT PARTICIPATION AND INVESTMENT IN VENTURES

The Company operates certain infomercial campaigns through profit participation arrangements which generally involve a sharing of the net profits of the re-spective campaigns between the Company and its venture partners. The portion of the net profits due to the venture partners is reflected as components of oper-ating costs and expenses and current liabilities.

In 1993, the Company entered into two ventures (the Kim Komando Komputer Show and the Tai Chi Show the "TMI Ventures") with TMI to produce infomercials pro-moting certain products. Under the terms of the TMI Venture agreements, profits and losses were shared equally, as were all costs, including those associated with production and the product marketing campaign. Both the infomercial and the products they promoted were owned by the TMI Ventures.

Effective April 1, 1994, the TMI Ventures were terminated. Pursuant to the ter-mination agreement, the Company assigned its interest in the Kim Komando Komputer Show to TMI in exchange for TMI's interest in the Tai Chi Show and a $300,000 note (see Note 3). The Company recognized a $164,000 gain upon the ex-change in 1994.

The following are condensed combined financial statements of operations of the ventures for the year ended December 31, 1993:

                  ----------
      Revenues    $5,508,000
      Expenses     5,358,000
                  ----------
      Net income  $  150,000
                  ==========

6. LITIGATION

On May 1, 1995, a purported class action suit was filed in the United States District Court for the Central District of California (the "Court") against the Company and its principal executive officers alleging the that Company had made false and misleading statements in its public filings, press releases and other public statements with respect to its business and financial prospects. The suit was filed on behalf of all persons who purchased common stock of the Com-pany during the period from January 4, 1995 to April 28, 1995. The suit seeks unspecified compensatory damages and other equitable relief. An amended com-plaint was filed on June 9, 1995, which complaint added more

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES plaintiffs and expanded the class period to November 1994 to April 28, 1995. The Company moved to dismiss the amended complaint and the compliant was dis-missed by the Court in late July 1995. The plaintiffs were granted sixty days leave to file another amended complaint to allow them an attempt to state valid claims against the Company.

On or about September 25, 1995, the plaintiffs filed a Second Amended Complaint ("SAC"). The SAC added new defendants and attempts to set forth new facts to support plaintiffs' entitlement to legal relief. On October 31, 1995, the Com-pany again moved to dismiss plaintiffs' entire action. The Court denied the mo-tion on December 11, 1995. Discovery is continuing.

An investigation of the Company and one of its shareholders by the Federal Trade Commission ("FTC") for alleged unfair practices in the promotion and sale of certain products was settled April 23, 1993. The settlement agreement re-quired the Company to pay $275,000 and to comply with all regulatory require-ments of the FTC in the Company's future production of infomercials.

The Company is a plaintiff or defendant in a number of commercial litigation matters. Management of the Company does not believe that the disposition of any of these matters will have a material adverse effect on the Company's financial condition.

7. NOTE PAYABLE AND LONG-TERM DEBT

In May 1994, the Company obtained a $1,350,000 bank line of credit (the "Line") to finance operations and inventory purchases, pursuant to which the Company must maintain a $1,500,000 security deposit with the bank. In addition, $200,000 of the Line was applied as a reserve against the Company's merchant card activity for future returns and charge-backs. The Line is renewable annu-ally on May 1st and bears interest at a rate per annum one-half percent ( 1/2%) below the prime rate in effect from time to time. The bank's prime rate at De-cember 31, 1995 was 8.5%. As of December 31, 1995, the Company's borrowings un-der this Line were $339,000. Net of total open letters of credit of $146,000, the total available on the Line at December 31, 1995 was $665,000.

In May 1995, the Company obtained a $2,500,000 line of credit (the "Second Line") from another institution to finance operations and inventory purchases. This line of credit contains certain financial covenants, which provide, among other things, for the maintenance of a minimum consolidated net worth, minimum liquidity and restrictions on certain expenditures. The Second Line is secured by certain of the Company's assets, including accounts receivable and invento-ry. The Second Line is renewable annually on May 1st and bears interest at a rate per annum one percent (1%) above the bank's reference rate. The bank's reference rate at December 31, 1995 was 8.5%. As of December 31, 1995, the Com-pany had borrowed $1,500,000 under this Second Line.

As of December 31, 1995, the Company was not in compliance with several of the financial covenants, including the minimum net worth and liquidity requirements under the Second Line. Although the bank has not granted a waiver for these de-faults, it has elected not to pursue any of its remedies under the Second Line at this time pending the merger with National Media (see Note 14). In the event the merger is not consummated, the Company plans to negotiate the agreement.

Long-term debt consists of the following:

                                                         -----------------
                                                             1995     1994
                                                         -------- --------
      Note payable to bank, secured by vehicle, due in
       1997, bearing interest at 7.25% per annum         $  9,000 $ 16,000
      Lease obligation, secured by vehicle, expiring in
       1998, bearing interest at 8% per annum             107,000  123,000
                                                         -------- --------
      Total long-term debt                                116,000  139,000
      Less current portion                                 25,000   23,000
                                                         -------- --------
      Non-current portion                                $ 91,000 $116,000
                                                         ======== ========

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

8. RELATED PARTY TRANSACTIONS

The Company has loans to officers totaling $121,000, which mature on December 31, 1996, and bear interest at 8% per annum.

Certain directors and shareholders of the Company provided professional serv-ices to the Company. The Company incurred $1,516,000, $417,000 and $409,000 in professional fees from these related parties in 1995, 1994 and 1993, respec-tively. At December 1995 and 1994, a total of $216,000 and $78,000, respective-ly, were accrued and payable to these parties.

9. PROFIT SHARING PLAN

The Company maintains a defined contribution profit sharing plan for all its full-time employees. No contributions were authorized by the Board of Directors for the years ended December 31, 1995 and 1994. Contribution by the Company to the Plan in 1993 totaled $96,000.

10. COMMON STOCK AND STOCK OPTIONS

In December 1993, the Company completed a private placement of its common stock. The Company issued 223,756 shares of its common stock at $5.64 per share and realized proceeds (net of offering costs) of $1,174,000 from this offering.

On May 11, 1994, the Company completed an initial public offering, issuing one million shares of its common stock at $6 per share. On June 16, 1994, an addi-tional 150,000 shares were issued upon exercise of the underwriters' over-al-lotment option, at $6 per share. The Company's net proceeds, after payment of all offering costs, were $5,446,000. As part of their consideration, the under-writers were granted warrants to purchase up to 100,000 shares of the Company's common stock. The warrants became exercisable on May 4, 1995 at $7.20 per share and expire on May 3, 1999.

On September 19, 1994, the Company issued an additional 400,000 shares of its common stock at $12.50 per share in a private placement offering. The Company's net proceeds, after payment of fees and related expenses, were $4,692,000.

In January 1994, the Company adopted the 1994 Stock Option Plan (the "Plan"), which reserved 390,088 common shares to be issued for officers, directors and key employees. In November 1994, the authorized Plan shares were increased to 600,000 shares. As of December 31, 1995, 398,490 options had been granted at exercise prices ranging from $5.64 per share to $14.875 per share, of which 228,228 were exercisable. As of December 31, 1995, 3,000 options had been exer-cised with an additional 11,500 options exercised in January 1996. The remain-ing options become exercisable at 20 percent annual increments through 1999. All options expire ten years from the date of grant. The exercise price is set at or above the current stock price at the date of grant.

In October 1995, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Company does not plan to adopt the fair value features of the statement and in-stead will base its accounting on the provisions of Accounting Principles Board Opinion No. 25.

11. INCOME TAXES

The provision (benefit) for income taxes consists of the following:

                --------------------------------
                       1995        1994     1993(1)
                -----------  ---------- --------
      Current
       Federal  $    20,000
       State                            $ 30,000
      Deferred
       Federal   (1,424,000) $1,184,000  114,000
       State       (251,000)    343,000   37,000
                -----------  ---------- --------
                ($1,655,000) $1,527,000 $181,000
                ===========  ========== ========

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

Deferred income taxes and liabilities consist of the following:

                               --------------------------------------------
                                 FEDERAL      STATE      FEDERAL      STATE
                               ---------  ---------  -----------  ---------
                                      1995                   1994
                               --------------------  ----------------------
      Current Asset:
       Net operating loss
        carryforwards          $ 518,000         --  $   972,000  $ 122,000
       Accounts receivable
        reserve                   47,000  $  13,000       41,000     11,000
       Reserve for returns       252,000     69,000      284,000     77,000
       Reserve for obsolete
        inventory                 90,000     25,000       37,000     10,000
                               ---------  ---------  -----------  ---------
                                 907,000    107,000    1,334,000    220,000
      Valuation allowance       (268,000)        --   (1,334,000)  (220,000)
                               ---------  ---------  -----------  ---------
        Current asset net of
         allowance               639,000    107,000           --         --
                               ---------  ---------  -----------  ---------
      Current Liability:
       Cash to accrual
        adjustments             (630,000)  (107,000)  (1,424,000)  (251,000)
       Other                      (9,000)        --           --         --
                               ---------  ---------  -----------  ---------
        Current liability       (639,000)  (107,000)  (1,424,000)  (251,000)
                               ---------  ---------  -----------  ---------
        Net Current Liability  $      --  $      --  $(1,424,000) $(251,000)
                               =========  =========  ===========  =========

A reconciliation between the statutory federal income tax rate and the effec-tive income tax rates based on continuing operations is as follows:

                                                     -----------------------
                                                                   PRO FORMA
                                                      1995   1994    1993(1)
                                                     -----   ----  ---------
      Federal statutory income tax rate              (34.0)% 34.0%   34.0%
      State taxes, net of federal benefit             (5.1)   6.2     6.2
      Effect of losses without current year benefit    4.8
      Other                                            0.4   (0.2)   (0.2)
                                                     -----   ----    ----
       Total                                         (33.9)% 40.0%   40.0%
                                                     =====   ====    ====

- ---------
(1) 1993 amounts result primarily from the conversion from an S corporation taxpayer to a C corporation taxpayer using the cash-basis of accounting for income taxes. The pro forma results of operations in the 1993 statements of operations are presented as if the Company had been a C corporation with a combined Federal and state income tax rate of 40%.

The Company has available net operating loss carryforwards for Federal income tax purposes of $1,522,000, expiring in year 2009.

12. SUPPLEMENTAL CASH FLOW INFORMATION

Cash payments for income taxes were $0, $862,000 and $37,000 in 1995, 1994 and 1993, respectively. Cash payments for interest were $112,000, $10,000 and $3,000 in 1995, 1994 and 1993, respectively.

In 1993, the Company purchased an automobile, financing $22,000 of the purchase price. In 1994, the Company entered into a capital lease for an automobile, which was capitalized at $130,000 (see Note 7).

13. COMMITMENTS

Leases
The Company leases office space through a lease which expires July 15, 1996, with a one year renewal option. Rent expense for 1995, 1994 and 1993 was $219,000, $168,000 and $43,000, respectively.

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

Employment Contracts
The Company has employment contracts with five officers which expire in 1996, under which annual compensation aggregating $894,000 is to be paid in 1996.

14. NATIONAL MEDIA CORPORATION

In May, 1993, the Company filed a breach of contract and declaratory relief action against National Media (see Note 2), alleging that National Media had not paid royalties earned in connection with the production and airing of a number of infomercials. The suit also asserted the Company's ownership inter-est in a certain service mark and sought reimbursement for attorney's fees and FTC consent decree damages the Company incurred as indemnifiable expenses pur-suant to a written agreement with National Media.

On December 11, 1993, the Company and National Media entered into a settlement agreement, with National Media agreeing to pay the Company all outstanding royalties and an additional amount aggregating $560,000. The Company received $300,000 in December 1993, and received $250,000 of its settlement over a 25-month period commencing January 1994 (see Note 3). In addition, the Company was relieved of a $10,000 obligation. The settlement also provided that Na-tional Media has sole and exclusive ownership of the service mark, but that all future shows using that name would be produced exclusively by the Company and hosted exclusively by Mike Levey, the majority shareholder of the Company. The gain reported in the 1993 statements of operations are net of attorney's fees associated with the litigation in the amount of approximately $390,000. In connection with the settlement agreement, the Company also entered into a new production agreement with National Media.

On October 19, 1994, the Company and National Media entered into a new Market-ing, Distribution and Service Mark Agreement (the "New Agreement"). Under the terms of the New Agreement, the Company paid $100,000 to obtain sole right, title and interest in and to the "Amazing Discoveries" service mark. In addi-tion, National Media was granted exclusive rights to distribute certain of the Company's infomercials in certain United States television markets and certain foreign countries. As consideration, National Media reimbursed the Company for one-half of the infomercial production costs, up to a maximum reimbursement of $125,000, plus royalties ranging from 23% to 25% of Adjusted Net Revenues (as defined) for sales to end-users and 40% of Adjusted Gross Profit (as defined) for sales to other distributors.

On January 17, 1996, the Company entered into an Agreement and Plan of Merger and Reorganization (as amended, the "Merger Agreement"), by and among the Com-pany, National Media and a wholly-owned subsidiary of National Media ("Merger Sub"), pursuant to which the Company will be merged with and into Merger Sub (the "Merger"), the Company's separate corporate existence will be extin-guished, and the equity interest of the Company's shareholders in the Company will cease. The surviving corporation will be renamed "Positive Response Tele-vision, Inc." and it will continue as a wholly-owned subsidiary of National Media.

Pursuant to the terms of the Merger Agreement, each outstanding share of com-mon stock of the Company (other than in limited circumstances, shares as to which dissenters' rights of appraisal have been perfected under Chapter 13 of the California Corporations Code and shares held by National Media) will be converted into the right to receive a maximum .5239 shares (the "Exchange Ra-tio") of National Media's common stock, $.01 par value per share ("NMC Common Stock"), less a pro rata portion of any Reduction Amount (as defined below). The Reduction Amount is defined as that number of shares of NMC Common Stock equal to (x) two, multiplied by (y) the amount, if any, by which the Minimum Shareholders' Equity (as defined below) exceeds the Company's shareholders' equity as of December 31, 1995 (subject to adjustment for any material changes thereto which occur after such date and subject to reduction for certain agreed upon balance sheet items), divided by (z) $14.125. For purposes of the Merger Agreement, "Minimum Shareholders' Equity" is defined as $13,000,000, less the amount of all costs incurred by the Company directly in connection with the Merger Agreement, the Merger and the transactions contemplated thereby and given effect in the Company's financial statements. The Merger Agreement also provides that, under certain circumstances, a number of shares of NMC Common Stock equal in dollar value (based upon a price of $14.125 per share of NMC Common Stock) to certain of the Company's balance sheet items and otherwise issuable, on a pro rata basis, to the shareholders of the Company (the "Escrow Shares") will be held in escrow and

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONCLUDED will be deliverable out of escrow, if at all, within approximately 18 months after the anticipated date of closing, only upon the realization of the value of such items and the satisfaction of certain conditions set forth in the Merger Agreement and an Escrow Agreement to be entered into pursuant thereto.

The Merger Agreement also provides that each outstanding option to purchase shares of the Company's stock will be assumed by National Media upon the same terms and conditions as set forth in the Stock Option Plan and the agreement pursuant to which each such option was issued, subject, however, to appropriate adjustment (as to both number of shares and exercise price) to reflect the Ex-change Ratio (and the effect of the Reduction Amount thereon). Similarly, each outstanding stock purchase right (if any) will be assumed by National Media upon the same terms and conditions as set forth in the agreement or instrument pursuant to which each such stock purchase right was issued or granted, sub-ject, however, to appropriate adjustment (as to both number of shares and exer-cise or conversion price) to reflect the Exchange Ratio (and the effect of the Reduction amount thereon). Currently, there are no stock purchase rights out-standing.

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                  ----------------------------
                                                  AT MARCH 31, AT DECEMBER 31,
                                                          1996            1995
                                                  ------------ ---------------
                                                  (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents                        $   987,000    $   725,000
 Restricted cash                                    1,500,000      1,500,000
 Royalties receivable                                 556,000        663,000
 Accounts receivable, net of allowance for
  doubtful accounts                                 4,465,000      4,887,000
 Inventories                                        2,022,000      2,413,000
 Infomercial production costs, net of accumulated
  amortization                                      2,114,000      1,877,000
 Current portion of notes receivable                  371,000        381,000
 Prepaid air time                                   1,879,000      2,024,000
 Prepaid income taxes                                  77,000          2,000
 Prepaid expenses and other current assets            803,000        628,000
 Deferred air time                                  2,392,000      1,647,000
 Due from officers                                     77,000        121,000
                                                  -----------    -----------
   Total current assets                            17,243,000     16,868,000
Notes receivable, net of current portion              129,000        129,000
Furniture, fixtures and equipment, net                618,000        622,000
Other assets                                          547,000        434,000
                                                  -----------    -----------
TOTAL ASSETS                                      $18,537,000    $18,053,000
                                                  ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                 $ 1,329,000    $ 1,001,000
 Accrued professional fees                            388,000        323,000
 Deferred revenues                                    373,000        274,000
 Allowance for returns                              1,307,000      1,394,000
 Other accrued expenses                             1,151,000      1,280,000
 Note payable--bank                                 1,578,000      1,839,000
 Current portion of long-term debt                     25,000         25,000
 Profit participation payable                         520,000        276,000
 Income taxes payable                                   8,000            --
 Deferred Income taxes                                 20,000         20,000
                                                  -----------    -----------
   Total current liabilities                        6,699,000      6,432,000
Long-term debt                                         85,000         91,000
                                                  -----------    -----------
   Total liabilities                                6,784,000      6,523,000
                                                  -----------    -----------
Shareholders' equity:
 Preferred stock, no par value; 5,000,000 shares
  authorized, none issued or outstanding
 Capital stock, no par value; 15,000,000 shares
  authorized, 3,598,077 issued and outstanding     11,563,000     11,352,000
 Retained earnings                                    190,000        178,000
                                                  -----------    -----------
   Total shareholders' equity                      11,753,000     11,530,000
                                                  -----------    -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $18,537,000    $18,053,000
                                                  ===========    ===========

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                          ------------------------
                                            THREE MONTHS ENDED
                                                 MARCH 31,
                                                 1996         1995
                                          -----------  -----------
Revenues:
 Product sales                            $11,864,000  $20,741,000
 Air time sales                             2,275,000      858,000
 Royalty income                               403,000    1,794,000
 Production income                                 --           --
 Other                                         24,000       47,000
                                          -----------  -----------
Total revenues                             14,566,000   23,440,000
                                          -----------  -----------
Operating costs and expenses:
 Cost of goods sold                         2,968,000    5,258,000
 Other direct operating costs               9,606,000   16,649,000
 Profit participation                         453,000       52,000
 General and administrative                 1,502,000    1,520,000
                                          -----------  -----------
Total operating costs and expenses         14,529,000   23,479,000
                                          -----------  -----------
Income (loss) from operations                  37,000      (39,000)
                                          -----------  -----------
Other income (expense)
 Interest income (expense), net               (18,000)      40,000
 Other                                             --        1,000
                                          -----------  -----------
Total other income (expense)                  (18,000)      41,000
                                          -----------  -----------
Income before provision for income taxes       19,000        2,000
Provision for income taxes                      8,000        1,000
                                          -----------  -----------
Net income                                $    11,000  $     1,000
                                          ===========  ===========
Income per common share:
 Primary                                  $      0.00  $      0.00
                                          ===========  ===========
 Fully-diluted                            $      0.00  $      0.00
                                          ===========  ===========
Weighted average shares outstanding:
 Primary                                    3,679,037    3,778,399
                                          ===========  ===========
 Fully-diluted                              3,679,037    3,835,870
                                          ===========  ===========

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                     ----------------------
                                                      THREE MONTHS ENDED
                                                           MARCH 31,
                                                          1996         1995
                                                     ---------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                           $  11,000  $     1,000
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization                         232,000       50,000
 Deferred income taxes                                     --         1,000
 Changes in operating assets and liabilities:
  Royalties receivable                                 107,000       84,000
  Accounts receivable                                  422,000   (1,999,000)
  Inventories                                          391,000     (443,000)
  Infomercial production costs                        (400,000)    (382,000)
  Prepaid air time                                     145,000      (41,000)
  Deferred air time                                   (745,000)   2,494,000
  Prepaid income taxes                                 (75,000)          --
  Prepaid expenses and other current assets           (176,000)    (194,000)
  Notes receivable                                      10,000       99,000
  Other noncurrent assets                             (137,000)    (105,000)
  Accounts payable                                     328,000      100,000
  Accrued professional fees                             65,000      (31,000)
  Deferred revenues                                     98,000      366,000
  Allowance for returns                                (87,000)     667,000
  Other accrued expenses                              (126,000)    (251,000)
  Profit participation payable                         244,000     (384,000)
  Income taxes payable                                   8,000           --
                                                     ---------  -----------
Net cash provided by operating activities              315,000       32,000
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of furniture, fixtures and equipment         (42,000)     (65,000)
Due from officers                                       44,000       38,000
Other                                                    1,000        8,000
                                                     ---------  -----------
Net cash provided by (used in) investing activities      3,000      (19,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common shares                211,000           --
Payment of bank loan                                  (261,000)          --
Other                                                   (6,000)      (6,000)
                                                     ---------  -----------
Net cash used in financing activities                  (56,000)      (6,000)
                                                     ---------  -----------
Net increase in cash and cash equivalents              262,000        7,000
Cash and cash equivalents, beginning of period         725,000    3,247,000
                                                     ---------  -----------
Cash and cash equivalents, end of period             $ 987,000  $ 3,254,000
                                                     =========  ===========

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. THE COMPANY

Positive Response Television, Inc. (the "Company"), is a California corporation based in Sherman Oaks, California. The Company produces infomercials (televi-sion shows featuring various consumer products designed to motivate television viewers to place telephone orders for such products) and generates product sales through the airing of such infomercials and through other distribution channels. The consolidated financial statements include the Company and its wholly owned subsidiaries, Positive Response Media, Inc. ("PRM") and Positive Response Telemarketing, Inc. ("PRTI"). Ventures in which the Company does not own a majority interest are accounted for on the equity method. All intercompany accounts and transactions are eliminated in consolidation.

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim finan-cial information and with the requirements of Regulation S-B. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly, the financial position, results of operations and cash flows for all periods presented, have been made. The results of operations for the period ended March 31, 1996 are not necessarily indicative of the re-sults expected for the entire year ending December 31, 1996. Certain prior year account balances have been reclassified to conform to current year classifica-tions.

PRM, which buys and sells air time, became an operating unit of the Company on January 1, 1994, the date of its acquisition, in connection with which the Com-pany issued 3,546 shares of its common stock. PRTI, which is engaged in out-bound telemarketing and also provides customer service, was incorporated on May 11, 1994 and commenced operations in July 1994.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Infomercial Production Costs
Production costs are capitalized when incurred. The Company amortizes such costs based upon the ratio of current revenues to total expected revenues. Ad-ditionally, unamortized deferred production costs are written off when manage-ment determines that such costs are not recoverable.

Prepaid Air Time
Prepaid air time represents purchased television air time scheduled to air sub-sequent to the balance sheet date.

Deferred Air Time
The Company defers a portion of purchased television air time that aired during the current period based on a pro rata share of shipped versus unshipped orders as of the balance sheet date.

Allowance for Returns
The allowance for returns is accounted for using the accrual method and is es-timated based on historical rates and actual returns occurring subsequent to the balance sheet date.

Revenues
Revenues are composed of 1) product sales generated through the airing of infomercials, 2) bulk sales to distributors for retail distribution, 3) sale of television air time to third parties and ventures accounted for under the eq-uity method, 4) royalties based on product sales generated by companies to whom the Company has granted certain marketing and distribution rights on its prod-ucts, and 5) production income, representing reimbursements by third parties for approved infomercial production costs. Product sales and royalties are rec-ognized when products are shipped. Air time sales are recognized when aired.

Other Direct Operating Costs
Other direct operating costs consist primarily of air time costs, fulfillment costs, telemarketing service costs and other selling costs.

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

Income Taxes
Deferred income tax assets and liabilities are computed annually for differ-ences between the financial statement and income tax bases of assets and lia-bilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities.

Earnings per Share
Earnings per share amounts are computed based on the actual weighted average number of common stock and dilutive common equivalent shares (stock options and warrants) using the treasury stock method.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The most significant estimates re-late to inventory obsolescence, infomercial production costs and the allowance for returns.

3. PROFIT PARTICIPATION AND INVESTMENT IN VENTURES

The Company operates certain infomercial campaigns through profit participation arrangements which generally involve a sharing of the net profits of the re-spective campaigns between the Company and its profit participants or venture partners. The portion of the net profits due to the profit participants or ven-ture partners is reflected as components of operating costs and expenses and current liabilities.

4. LINES OF CREDIT

The Company has a $1,350,000 bank line of credit (the "Line") to finance opera-tions and inventory purchases, pursuant to which the Company must maintain a $1,500,000 security deposit with the bank. In addition, $200,000 of the Line is applied as a reserve against the Company's merchant card activity for future returns and charge-backs. The Line matures on August 1, 1996 and bears interest at a rate per annum one-half percent ( 1/2%) below the prime rate in effect from time to time. As of March 31, 1996, the Company's borrowings under this Line was $328,000. Net of total open letters of credit of $370,000, the total available on the Line at March 31, 1996 was $452,000.

The Company also has a $2,500,000 line of credit (the "Second Line") with an-other institution to finance operations and inventory purchases. This line of credit contains certain financial covenants, which provide, among other things, for the maintenance of a minimum consolidated net worth and restrictions on certain expenditures. The Second Line is secured by certain of the Company's assets, including accounts receivable and inventory. The Second Line is renew-able annually on May 1st and bears interest at a rate per annum one percent (1%) above the bank's reference rate. Effective May 1, 1996, the Second Line was extended to June 1, 1996. As of March 31, 1996, the Company had borrowed $1,250,000 under this Second Line.

As of March 31, 1996, the Company was not in compliance with the minimum net worth and liquidity requirements under the Second Line. Although the bank has not granted a waiver for these defaults, it has elected not to pursue any of its remedies under the Second Line at this time pending the merger with Na-tional Media (see Note 6). In the event the merger is not consummated, the Com-pany plans to negotiate the agreement.

5. LITIGATION

On May 1, 1995, a purported class action suit was filed in the United States District Court for the Central District of California (the "Court") against the Company and its principal executive officers alleging that the Company had made false and misleading statements in its public filings, press releases and other public statements with respect to its business and financial prospects. The suit was filed on behalf of all persons who purchased common stock of the Com-pany during the period from January 4, 1995 to April 28, 1995. The suit seeks unspecified compensatory

              POSITIVE RESPONSE TELEVISION, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--CONCLUDED damages and other equitable relief. An amended complaint was filed on June 9, 1995, which complaint added more plaintiffs and expanded the class period to November 1994 to April 28, 1995. The Company moved to dismiss the amended com-plaint and the complaint was dismissed by the Court in late July 1995. The plaintiffs were granted sixty days leave to file another amended complaint to allow them an attempt to state valid claims against the Company.

On or about September 25, 1995, the plaintiffs filed a Second Amended Complaint ("SAC"). The SAC added new defendants and attempts to set forth new facts to support plaintiffs' entitlement to legal relief. On October 31, 1995, the Com-pany again moved to dismiss plaintiffs' entire action. The Court denied the mo-tion on December 11, 1995. Discovery is continuing.

The Company is a defendant in a number of commercial litigation matters. Man-agement of the company does not believe that the disposition of any of these matters will have a materially adverse effect on the Company's financial condi-tion.

6. MERGER WITH NATIONAL MEDIA

On January 17, 1996, the Company entered into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), by and among the Company, National Media and a wholly-owned subsidiary of National Media ("Merger Sub"), pursuant to which the Company will be merged with and into Merger Sub (the "Merger"), the Company's separate corporate existence will be extinguished, and the equity interest of the Company's shareholders in the Company will cease. The surviving corporation will be renamed "Positive Response Television, Inc." and it will continue as a wholly-owned subsidiary of National Media. The Merger Agreement was subsequently amended on April 4, 1996.

Pursuant to the terms of the Merger Agreement, each outstanding share of common stock of the Company (other than, in limited circumstances, shares as to which dissenters' rights of appraisal have been perfected under Chapter 13 of the California Corporations code and shares held by National Media) will be con-verted into the right to receive a maximum .5239 shares (the "Exchange Ratio") of NMC's common stock, $.01 par value per share ("NMC Common Stock"), less a pro rata portion of any Reduction Amount (as defined below). The Reduction Amount is defined as that number of shares of NMC Common Stock equal to (x) two, multiplied by (y) the amount, if any, by which the Minimum Shareholders' Equity (as defined below) exceeds the Company's shareholders' equity as of De-cember 31, 1995 (subject to adjustment for any material changes thereto which occur after such date and subject to reduction for certain agreed upon balance sheet items), divided by (z) $14.125. For purposes of the Merger Agreement, "Minimum Shareholders' Equity" is defined as $13,000,000, less the amount of all costs incurred by the Company directly in connection with the Merger Agree-ment, the Merger and the transactions contemplated thereby and given effect in the Company's financial statements. The Merger Agreement also provides that, under certain circumstances, a number of shares of NMC Common Stock equal in dollar value (based upon a price of $14.125 per share of NMC Common Stock) to certain of the Company's balance sheet items and otherwise issuable, on a pro rata basis, to the shareholders of the Company (the "Escrow Shares") will be held in escrow and will be deliverable out of escrow, if at all, within approx-imately 18 months after the anticipated date of closing, only upon the realiza-tion of the value of such items and the satisfaction of certain conditions set forth in the Merger Agreement and an Escrow Agreement to be entered into pursu-ant thereto.

The Merger Agreement also provides that each outstanding option to purchase shares of the Company's stock will be assumed by National Media upon the same terms and conditions as set forth in the Stock Option Plan and the agreement pursuant to which each such option was issued, subject, however, to appropriate adjustment (as to both number of shares and exercise price) to reflect the Ex-change Ratio (and the effect of the Reduction Amount thereon). Similarly, each outstanding stock purchase right (if any) will be assumed by National Media upon the same terms and conditions as set forth in the agreement or instrument pursuant to which each such stock purchase right was issued or granted, sub-ject, however, to appropriate adjustment (as to both number of shares and exer-cise or conversion price) to reflect the Exchange Ratio (and the effect of the Reduction Amount thereon). Currently, there are no such stock purchase rights outstanding.

                           PRESTIGE MARKETING LIMITED

                               COMPANY DIRECTORY
                              AS AT 31 MARCH 1996

 NATURE OF BUSINESS Direct Response TV Marketing
 REGISTERED OFFICE  531 Great South Road
                    Penrose
                    AUCKLAND
 DIRECTORS          P E Meier
                    S Barnes
 SECRETARY          P E Meier
 AUDITORS           Ernst & Young
                    AUCKLAND
 BANKERS            ASB Bank
                    Commercial Division
                    AUCKLAND
 SOLICITORS         Shanahan & Co.
                    AUCKLAND
 BUSINESS LOCATION  AUCKLAND
 SHAREHOLDERS       P E Meier                           1 ordinary
                    Prestige Marketing Holdings Ltd    99 ordinary
                                                      ------------
                                                      100 ordinary
                                                      ============

                           PRESTIGE MARKETING LIMITED

                               DIRECTORS' REPORT
                        FOR THE YEAR ENDED 31 MARCH 1996

                                                              $NZ
                                                          -----------
Operating surplus for the year                            $ 3,789,006
Retained earnings at 1 April 1995                           2,293,352
                                                          -----------
Leaving available for appropriation                         6,082,358
Proposed dividend                                                  --
                                                          -----------
Leaving retained earnings at 31 March 1996 of               6,082,358
                                                          -----------
The directors recommend that no dividend be paid.
It is not proposed to make any transfer to reserves.
The state of the company's affairs at 31 March 1996 was:
Assets totalled                                             9,747,385
                                                          -----------
These were financed by
Shareholders funds of                                       6,082,458
Liabilities of                                              3,664,927
                                                          -----------
                                                          $ 9,747,385
                                                          ===========

The company is in the business of direct response TV marketing. The nature of the company's business has not changed during the year under review.

As required by section 199T of the Companies Act 1955 we disclose the following information:

Directors' interests: There were no transactions entered into between the di-rectors and the company.

Use of company information: The Board received no notices during the year from directors requesting to use company information received in their capacity as directors which would not have been otherwise available to them.

Share Dealing: No director acquired or disposed of any interest in shares in the company during the year.

Remuneration and other benefits: Directors remuneration paid during the year or due and payable is as follows:

                  $NZ
           -----------------
             1996     1995
           -------- --------
P E Meier  $471,268 $643,768
S Barnes    370,380  532,980

For and on behalf of the Board

    /s/ Paul E. Meier         Director       24-5-96            Date
- ----------------------------           -----------------------

    /s/  Susan Barnes         Director       24-5-96            Date
- ----------------------------           -----------------------

                                AUDITOR'S REPORT

To the Shareholders of Prestige Marketing Limited

We have audited the financial statements on pages F-51 to F-54. The financial statements provide information about the past financial performance of the com-pany and its financial position as at 31 March 1995 and 31 March 1996. This in-formation is stated in accordance with the accounting policies set out on pages F-55 and F-56.

Directors' Responsibilities
The directors are responsible for the preparation of financial statements which comply with generally accepted accounting practice and give a true and fair view of the financial position of the company as at 31 March 1995 and 31 March 1996 and of the results of its operations and cash flows for the years ended on those dates.

Auditor's Responsibilities
It is our responsibility to express an independent opinion on the financial statements presented by the directors and report our opinion to you.

Basis of Opinion
An audit includes examining, on a test basis, evidence relevant to the amounts and disclosures in the financial statements. It also includes assessing:

 . the significant estimates and judgements made by the directors in the prepa-ration of the financial statements; and

 . whether the accounting policies are appropriate to the company's circum-stances, consistently applied and adequately disclosed.

We conducted our audit in accordance with generally accepted auditing standards in New Zealand. We planned and performed our audit so as to obtain all the in-formation and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial state-ments are free from material misstatements, whether caused by fraud or error. In forming our opinion we also evaluated the overall adequacy of the presenta-tion of information in the financial statements.

Other than in our capacity as auditor we have no relationship with, or interest in, the company.

Unqualified Opinions
We have obtained all the information and explanations we have required.

In our opinion:

 . proper accounting records have been kept by the company so far as appears from our examination of those records; and

 .  the financial statements on pages F-51 to F-54:

  --comply with generally accepted accounting practice; and

  --give a true and fair view of the financial position of the company as at 31 March 1995 and 31 March 1996 and the results of its operations and cash flows for the years ended on those dates.

Our audit was completed on 24 May 1996 and our unqualified opinions are ex-pressed as at that date.

                                        Ernst & Young

Auckland, New Zealand

                           PRESTIGE MARKETING LIMITED

                        STATEMENT OF FINANCIAL POSITION

                              AS AT 31 MARCH 1996

                                           $NZ
                                --------------------------
                                NOTE    1996       1995
                                ---- ---------- ----------
CURRENT ASSETS
Cash on hand                                663        791
Bank                                    873,243    387,361
Accounts receivable--trade            3,328,972  2,198,697
Prepayments                              68,354     23,350
Intercompany receivables         10   1,248,968    522,753
Inventories                       2   3,064,325  1,507,941
                                     ---------- ----------
                                      8,584,525  4,640,893
Goodwill                                 27,542         --
Fixed Assets                      3   1,135,318    544,940
                                     ---------- ----------
TOTAL ASSETS                         $9,747,385 $5,185,833
                                     ========== ==========
CURRENT LIABILITIES
Accounts payable--trade               1,001,114  1,100,865
Accruals                                618,520    351,554
Revenue in advance                       46,722     25,722
Intercompany payables            10     344,535     43,890
GST payable                             206,940     93,201
Provision for taxation                  835,168    398,978
Shareholders' current accounts    5     611,928    878,171
                                     ---------- ----------
                                      3,664,927  2,892,381
SHAREHOLDERS EQUITY
Issued capital                    6         100        100
Retained earnings                     6,082,358  2,293,352
                                     ---------- ----------
                                      6,082,458  2,293,452
                                     ---------- ----------
TOTAL FUNDS EMPLOYED                 $9,747,385 $5,185,833
                                     ========== ==========

For and on behalf of the Board

       /s/ Paul E. Meier     Director            /s/ Susan Barnes      Director
- -----------------------------               ---------------------------


             24-5-96         Date                     24-5-96          Date
- -----------------------------               ---------------------------


        The accompanying notes form part of these financial statements.

                           PRESTIGE MARKETING LIMITED

                        STATEMENT OF MOVEMENTS IN EQUITY

                        FOR THE YEAR ENDED 31 MARCH 1996

                                       $NZ
                              ---------------------
                                 1996       1995
                              ---------- ----------
Equity at 1 April              2,293,452    865,003
Operating surplus for period   3,789,006  1,428,449
                              ---------- ----------
Equity at 31 March            $6,082,458 $2,293,452
                              ========== ==========

        The accompanying notes form part of these financial statements.

                           PRESTIGE MARKETING LIMITED

                       STATEMENT OF FINANCIAL PERFORMANCE

                        FOR THE YEAR ENDED 31 MARCH 1996

                                               $NZ
                                   ----------------------------
                                   NOTE    1996        1995
                                   ---- ----------- -----------
Operating Revenue                    7   25,556,214  17,698,686
Cost of sales                             8,095,966   7,616,938
                                        ----------- -----------
Gross profit                             17,460,248  10,081,748
Expenses                             8   11,550,196   7,648,974
                                        ----------- -----------
Operating surplus before taxation         5,910,052   2,432,774
Taxation expense                     4    2,121,046   1,004,325
                                        ----------- -----------
Net surplus after taxation              $ 3,789,006 $ 1,428,449
                                        =========== ===========

        The accompanying notes form part of these financial statements.

                           PRESTIGE MARKETING LIMITED

                            STATEMENT OF CASH FLOWS

                        FOR THE YEAR ENDED 31 MARCH 1996

                                                        $NZ
                                            -----------------------------
                                            NOTE    1996         1995
                                            ---- -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Cash was provided from:
 Receipts from customers                          21,136,644   15,364,864
 Interest received                                    63,271       34,439
                                                 -----------  -----------
                                                  21,199,915   15,399,303
                                                 -----------  -----------
Cash was disbursed to:
 Payments to suppliers and employees              16,464,983   13,185,073
 Income tax paid                                   1,684,856      633,825
 Interest paid                                        49,742          862
                                                 -----------  -----------
                                                  18,199,581   13,819,760
                                                 -----------  -----------
Net cash inflow from operating activities    12    3,000,334    1,579,543
                                                 -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES
Cash was applied to:
 Purchase of fixed assets                            854,175      429,602
 Increase in loans and advances                      569,915      500,000
 Purchase of goodwill                                 31,249           --
                                                 -----------  -----------
                                                   1,455,339      929,602
                                                 -----------  -----------
Net cash outflow from investing activities        (1,455,339)   ( 929,602)
                                                 -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES
Cash was applied to:
 Advances on shareholders current accounts         1,059,241      355,558
                                                 -----------  -----------
Net cash outflow from financing activities        (1,059,241)   ( 355,558)
                                                 -----------  -----------
Net increase in cash held                            485,754      294,383
Add opening cash brought forward                     388,152       93,769
                                                 -----------  -----------
Ending cash carried forward                      $   873,906  $   388,152
                                                 ===========  ===========

        The accompanying notes form part of these financial statements.

                          PRESTIGE MARKETING LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS

                       FOR THE YEAR ENDED 31 MARCH 1996

1. STATEMENT OF ACCOUNTING POLICIES

Reporting Entity
Prestige Marketing Limited is a private company registered under the Companies Act 1955.

Prestige Marketing Limited is a reporting entity for purposes of the Financial Reporting Act 1993. The financial statements of Prestige Marketing Limited have been prepared in accordance with the Financial Reporting Act 1993.

Measurement Base
The accounting principles recognised as appropriate for the measurement and reporting of earnings and financial position on a historical cost basis are followed by the company.

Specific Accounting Policies
The following specific accounting policies which materially affect the mea-surement of financial performance and financial position have been applied:

 .  Accounts receivable are stated at their estimated realisable value.

 . Inventories are stated at the lower of cost, determined on a first-in first-out basis, and net realisable value.

 . Fixed assets are stated at cost less aggregate depreciation. Depreciation has been calculated using the maximum rates permitted by the Income Tax Act 1976.

      Motor vehicles          20%-26% DV
      Fixtures and fittings  9.5%-25% DV
      Office equipment        20%-40% DV
      Plant                  9.5%-50% DV

 . Goodwill represents the excess of the purchase consideration over the fair value of net tangible and identifiable assets acquired at the time of ac-quisition of a business or an equity interest in a subsidiary, in-substance subsidiary or associate.

  Goodwill is amortised by the straight line method over the period during which benefits are expected to be received. This is a maximum of 5 years.

 . Operating lease payments, where the lessors effectively retain substan-tially all the risks and benefits of ownership of the leased items, are in-cluded in the determination of the operating profit in equal instalments over the lease term.

 . Transactions in foreign currencies are converted at the New Zealand rate of exchange ruling at the date of receipt or payment for the transaction. At balance date foreign monetary assets and liabilities are translated at the closing rate and variations arising from these translations are included in the Statement of Financial Performance.

  The income tax expense charged to the statement of financial performance includes both the current year's provision and the income tax effects of timing differences calculated using the liability method.

  Tax effect accounting is applied on a comprehensive basis to all timing differences. A debit balance in the deferred tax account, arising from tim-ing differences or income tax benefits from income tax losses, is only recognised if there is virtual certainty of realisation.

 .  The financial statements have been prepared on a GST exclusive basis.

 . The company qualifies for differential reporting as it is not publicly ac-countable and there is no separation between the owners and the governing body. The company has applied all available differential reporting exemp-tions except for the exemption in respect of FRS-10 Statement of Cash Flows and SSAP-12 Accounting for Income Tax.

                           PRESTIGE MARKETING LIMITED

Changes in Accounting Policies
There have been no changes in accounting policies. All policies have been ap-plied on bases consistent with those used in previous years.

2. INVENTORY

                           $NZ
                  ---------------------
                     1996       1995
                  ---------- ----------
Goods in transit     903,127    250,924
Inventory          2,161,198  1,257,017
                  ---------- ----------
                  $3,064,325 $1,507,941
                  ========== ==========

3. FIXED ASSETS

                                       $NZ
                          ------------------------------
                                       1996
                                      AGGREG
                             COST     DEPREC  BOOK VALUE
                          ---------- -------- ----------
Motor vehicles               237,829   76,360    161,469
Fixtures & fittings           94,487   23,010     71,477
Office equipment             602,360  179,147    423,213
Plant                        523,138  261,522    261,616
Capital Work in Progress     217,543       --    217,543
                          ---------- -------- ----------
                          $1,675,357 $540,039 $1,135,318
                          ========== ======== ==========
                                       $NZ
                          ------------------------------
                                       1995
                                      AGGREG
                             COST     DEPREC  BOOK VALUE
                          ---------- -------- ----------
Motor vehicles               182,852   45,596    137,256
Fixtures & fittings           51,285   14,705     36,580
Office equipment             238,704   83,785    154,919
Plant                        356,555  140,370    216,185
Capital Work in Progress          --       --         --
                          ---------- -------- ----------
                          $  829,396 $284,456 $  544,940
                          ========== ======== ==========

4. TAXATION

                                            $NZ
                                   ----------------------
                                      1996        1995
                                   ----------  ----------
Net profit before tax               5,910,052   2,432,774
Add back
Timing differences not recognised     402,907     424,393
Permanent differences                  22,002       5,277
                                   ----------  ----------
Net taxable income                 $6,334,961  $2,862,444
                                   ==========  ==========
Taxation charge at 33%              2,090,537     944,607
Prior year tax adjustment                (117)         --
Additional tax                         30,626      59,718
                                   ----------  ----------
Taxation expense                   $2,121,046  $1,004,325
                                   ==========  ==========

                           PRESTIGE MARKETING LIMITED

Accumulated tax effect of timing differences not recognised amount to $NZ273,009 asset (1995: $NZ140,050 asset).

                                                  $NZ
                                         ---------------------
                                            1996       1995
                                         ---------- ----------
Imputation credit account
Opening balance                           1,007,892    402,545
Payments to Inland Revenue                1,694,460    594,000
RWT credits attached to interest income      19,434     11,347
                                         ---------- ----------
Closing balance                          $2,721,786 $1,007,892
                                         ========== ==========

5. SHAREHOLDERS' CURRENT ACCOUNTS

Balances at year end:

                                           $NZ
                                    -----------------
                                      1996     1995
                                    -------- --------
P E Meier                            311,722  524,466
S Barnes                             300,206  353,705
                                    -------- --------
Total amount owing to shareholders  $611,928 $878,171
                                    ======== ========

6. SHAREHOLDERS' EQUITY

                                                               $NZ
                                                            ---------
                                                            1996 1995
                                                            ---- ----
Authorised capital--100 ordinary shares of $1 each          $100 $100
                                                            ==== ====
Issued and paid up capital--100 ordinary shares of $1 each  $100 $100
                                                            ==== ====

7. OPERATING REVENUE

                                        $NZ
                              -----------------------
                                 1996        1995
                              ----------- -----------
Sales                          22,376,497  17,047,884
Interest received                  63,271      34,439
Foreign currency gains             15,028       1,341
Gain on sale of fixed assets        3,726          --
Other income                    3,097,692     615,022
                              ----------- -----------
                              $25,556,214 $17,698,686
                              =========== ===========

8. EXPENSES

Operating surplus was arrived at after charging the following expenses:

                                              $NZ
                                     ----------------------
                                        1996        1995
                                     ----------- ----------
Depreciation                             267,253    141,222
Bad and doubtful debt expense            235,777    117,529
Interest expense                          49,742        862
Loss on disposal of assets                    --      3,481
Rental and operating lease expenses      172,452    116,372
Amortisation of goodwill                   3,707         --
Donations                                  5,606         --
Other expenses                        10,815,659  7,269,508
                                     ----------- ----------
                                     $11,550,196 $7,648,974
                                     =========== ==========

                           PRESTIGE MARKETING LIMITED

9. DIRECTORS' REMUNERATION

The total value of Directors' remuneration including non-monetary benefits was $NZ841,648 (1995: $NZ1,176,748).

10. RELATED PARTIES

During the year Prestige Marketing Limited had the following transactions with related parties:

     ----------------------------------------------------------------

      RELATED PARTY                             RELATIONSHIP         TYPE OF TRANSACTION
      -------------                             ------------         -------------------
      Prestige Marketing Holdings Ltd           Parent Company       Advances
      Prestige Marketing International Limited  Sister Company       License Fees
      Suzanne Paul Pty Australia Limited        Common Shareholders  Export Sales
      P E Meier                                 Ultimate Shareholder Salary, Directors fee
      S Barnes                                  Ultimate Shareholder Salary, Directors fee

11. LEASE AND CAPITAL COMMITMENTS

The company has no lease and capital commitments.

12. RECONCILIATION OF NET SURPLUS AFTER TAXATION WITH CASH INFLOW FROM OPERATING ACTIVITIES

                                                               $NZ
                                                     ------------------------
                                                        1996         1995
                                                     -----------  -----------
Reported surplus after taxation                        3,789,006    1,428,449
Add/(less) non-cash items:
Depreciation                                             267,523      141,222
Loss/(Gain) on sale of fixed assets                       (3,726)       3,481
Amortisation of goodwill                                   3,707           --
                                                     -----------  -----------
                                                         267,504      144,703
Add/(less) items classified as investing activities
 Intercompany advance                                    569,915      500,000
Add/(less) items classified as financing activities
 Advances on shareholders current accounts             1,059,241      355,558
Movement in working capital:
 Increase in debtors                                  (1,130,275)  (1,685,989)
 Increase in other current assets                       (726,215)    (522,753)
 Increase in prepayments                                 (45,004)     (13,165)
 Increase in inventory                                (1,556,384)    (713,338)
 Increase in taxation payable                            436,190      370,500
 Increase in trade creditors                             (99,751)     462,516
 Increase in accrued liabilities                         494,906      360,728
 Increase in other current liabilities                   (58,799)     892,334
                                                     -----------  -----------
                                                      (2,685,332)    (849,167)
                                                     -----------  -----------
Net cash inflow from operating activities            $ 3,000,334  $ 1,579,543
                                                     ===========  ===========

                           PRESTIGE MARKETING LIMITED

                  NOTES TO THE FINANCIAL STATEMENTS--CONCLUDED

13. INVESTMENT IN ASSOCIATE

Prestige Marketing Limited has a 50% investment in Quantum Prestige Limited. Quantum Prestige Limited is in the business of direct response TV marketing. The shares are unpaid at 31 March 1996. The company has a balance date of 31 March and has an operating surplus after tax of $NZ nil for the year ended 31 March 1996.

14. CONTINGENT LIABILITIES

Prestige Marketing Limited is acting as a guarantor of a $NZ 1,850,000 loan for Prestige Marketing Holdings Limited.

15. DIFFERENCES BETWEEN NEW ZEALAND GENERALLY ACCEPTED ACCOUNTING PRACTICE ("NZ GAAP") AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("US GAAP").

The financial statements have been prepared in accordance with the NZ GAAP. The accounting policies of the company also comply with US GAAP as at 31 March 1995 and 31 March 1996 and therefore the financial results would not require amend-ment if the financial statements were to be prepared in accordance with US GAAP.

                    PRESTIGE MARKETING INTERNATIONAL LIMITED

                               COMPANY DIRECTORY
                              AS AT 31 MARCH 1996

NATURE OF BUSINESS    International Marketing

REGISTERED OFFICE     531 Great South Road
                      Penrose
                      AUCKLAND

DIRECTORS             P E Meier
                      S Barnes

SECRETARY             P E Meier

AUDITORS              Ernst & Young
                      AUCKLAND

BANKERS               ASB Bank
                      Commercial Division
                      AUCKLAND

SOLICITORS            Shanahan & Co.
                      AUCKLAND

BUSINESS LOCATION     AUCKLAND

SHAREHOLDERS          Prestige Marketing Holdings Ltd         1,000 ordinary
                                                              -----
                                                              1,000 ordinary
                                                              =====

                    PRESTIGE MARKETING INTERNATIONAL LIMITED

                               DIRECTORS' REPORT

                        FOR THE YEAR ENDED 31 MARCH 1996

The Board of Directors present their Annual Report including financial state-ments of the company for the year ended 31 March 1996.

As required by section 211 of the Companies Act 1993 we disclose the following information:

NATURE OF BUSINESS: The company is in the business of international marketing. The nature of the company's business has not changed during the year under re-view.

DIRECTORS' INTERESTS: There were no transactions entered into between the di-rectors and the company.

REMUNERATION AND OTHER BENEFITS: No remuneration was paid to the directors dur-ing the year.

AUDIT FEES: No audit fees were payable to any person.

DONATIONS: No donations were made by the company during the year.

DIRECTORS: P E Meier and S Barnes held office as directors during the year. No other person held the office of director at any time during the year.

EMPLOYEE REMUNERATION: No employee received remuneration and any other benefits of more than $NZ100,000 during the year.

For and on behalf of the Board


      /s/ Paul E. Meier       Director                    24-5-96        Date
- ------------------------------                    -----------------------



      /s/ Susan Barnes        Director                    24-5-96        Date
- ------------------------------                    -----------------------

                                AUDITOR'S REPORT

To the Shareholders of Prestige Marketing International Limited

We have audited the financial statements on pages F-63 to F-66. The financial statements provide information about the past financial performance of the com-pany and its financial position as at 31 March 1995 and 31 March 1996. This in-formation is stated in accordance with the accounting policies set out on page F-67.

Directors' Responsibilities
The directors are responsible for the preparation of financial statements which comply with generally accepted accounting practice and give a true and fair view of the financial position of the company as at 31 March 1995 and 31 March 1996 and of the results of its operations and cash flows for the years ended on those dates.

Auditor's Responsibilities
It is our responsibility to express an independent opinion on the financial statements presented by the directors and report our opinion to you.

Basis of Opinion
An audit includes examining, on a test basis, evidence relevant to the amounts and disclosures in the financial statements. It also includes assessing:

 . the significant estimates and judgements made by the directors in the prepa-ration of the financial statements; and

 . whether the accounting policies are appropriate to the company's circum-stances, consistently applied and adequately disclosed.

We conducted our audit in accordance with generally accepted auditing standards in New Zealand. We planned and performed our audit so as to obtain all the in-formation and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial state-ments are free from material misstatements, whether caused by fraud or error. In forming our opinion we also evaluated the overall adequacy of the presenta-tion of information in the financial statements.

Other than in our capacity as auditor we have no relationship with, or interest in, the company.

Unqualified Opinions
We have obtained all the information and explanations we have required.

In our opinion:

 . proper accounting records have been kept by the company so far as appears from our examination of those records; and

 .  the financial statements on pages F-63 to F-66:

  --comply with generally accepted accounting practice; and

  --give a true and fair view of the financial position of the company as at 31 March 1995 and 31 March 1996 and the results of its operations and cash flows for the years ended on those dates.

Our audit was completed on 24 May 1996 and our unqualified opinions are ex-pressed as at that date.

                                        Ernst & Young

Auckland, New Zealand

                    PRESTIGE MARKETING INTERNATIONAL LIMITED

                        STATEMENT OF FINANCIAL POSITION

                              AS AT 31 MARCH 1996

                                      $NZ
                            ------------------------
                            NOTE    1996      1995
                            ---- ---------- --------
CURRENT ASSETS
Bank                                290,076    5,268
Accounts receivable--trade          451,251   90,780
GST receivable                      104,781   29,644
Intercompany receivables      6     816,889   10,000
                                 ---------- --------
TOTAL ASSETS                     $1,662,997 $135,692
                                 ---------- --------

CURRENT LIABILITIES
Accruals                             74,678   75,263
Intercompany payables         6     179,053   22,753
Provision for taxation               88,511       --
                                 ---------- --------
                                    342,242   98,016

SHAREHOLDERS EQUITY
Issued capital                3      10,000   10,000
Retained earnings                 1,310,755   27,676
                                 ---------- --------
                                  1,320,755   37,676
                                 ---------- --------
TOTAL FUNDS EMPLOYED             $1,662,997 $135,692
                                 ========== ========

For and on behalf of the Board

    /s/ Paul E. Meier      Director                /s/ Susan Barnes    Director
- ---------------------------                     -----------------------


         24-5-96           Date                         24-5-96        Date
- ---------------------------                     -----------------------



        The accompanying notes form part of these financial statements.

                    PRESTIGE MARKETING INTERNATIONAL LIMITED

                        STATEMENT OF MOVEMENTS IN EQUITY

                        FOR THE YEAR ENDED 31 MARCH 1996

                                     $NZ
                              ------------------
                                 1996     1995
                              ---------- -------
Equity at 1 April                 37,676  10,000
Operating surplus for period   1,283,079  27,676
                              ---------- -------
Equity at 31 March            $1,320,755 $37,676
                              ========== =======

        The accompanying notes form part of these financial statements.

                    PRESTIGE MARKETING INTERNATIONAL LIMITED

                       STATEMENT OF FINANCIAL PERFORMANCE

                        FOR THE YEAR ENDED 31 MARCH 1996

                                             $NZ
                                   ------------------------
                                   NOTE    1996      1995
                                   ---- ---------- --------
Operating Revenue                    4   2,823,230  374,598
Expenses                             5     908,173  272,244
                                        ---------- --------
Operating surplus before taxation        1,915,057  102,354
Taxation expense                     2     631,978   74,678
                                        ---------- --------
Net surplus after taxation              $1,283,079 $ 27,676
                                        ========== ========

        The accompanying notes form part of these financial statements.

                    PRESTIGE MARKETING INTERNATIONAL LIMITED

                            STATEMENT OF CASH FLOWS

                        FOR THE YEAR ENDED 31 MARCH 1996

                                                              $NZ
                                                    ------------------------
                                                    NOTE    1996      1995
                                                    ---- ---------- --------
CASH FLOWS FROM OPERATING ACTIVITIES
Cash was provided from:
 Receipts from customers                                  1,575,490  244,174
 Interest received                                            5,243       --
                                                         ---------- --------
                                                          1,580,733  244,174
                                                         ---------- --------
Cash was disbursed to:
 Payments to suppliers and employees                        750,564  174,228
 Income tax paid                                            543,467   74,678
 Interest paid                                                1,894       --
                                                         ---------- --------
                                                          1,295,925  248,906
                                                         ---------- --------
Net cash inflow(outflow) from operating activities    8     284,808   (4,732)
                                                         ---------- --------
CASH FLOWS FROM FINANCING ACTIVITIES
Cash was provided from:
 Proceeds from issue of shares                                   --   10,000
                                                         ---------- --------
Net cash inflow from financing activities                        --   10,000
                                                         ---------- --------
Net increase in cash held                                   284,808    5,268
Add opening cash brought forward                              5,268       --
                                                         ---------- --------
Ending cash carried forward                              $  290,076 $  5,268
                                                         ========== ========

        The accompanying notes form part of these financial statements.

                    PRESTIGE MARKETING INTERNATIONAL LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS

                        FOR THE YEAR ENDED 31 MARCH 1996

1. STATEMENT OF ACCOUNTING POLICIES

Reporting Entity
Prestige Marketing International Limited is a company registered under the Com-panies Act 1993.

Prestige Marketing International Limited is a reporting entity for purposes of the Financial Reporting Act 1993. The financial statements of Prestige Market-ing International Limited have been prepared in accordance with the Financial Reporting Act 1993.

Measurement Base
The accounting principles recognised as appropriate for the measurement and re-porting of earnings and financial position on a historical cost basis are fol-lowed by the company.

Specific Accounting Policies
The following specific accounting policies which materially affect the measure-ment of financial performance and financial position have been applied:

 .  Accounts receivable are stated at their estimated realisable value.

 . Transactions in foreign currencies are converted at the New Zealand rate of exchange ruling at the date of receipt or payment for the transaction. At balance date foreign monetary assets and liabilities are translated at the closing rate and variations arising from these translations are included in the Statement of Financial Performance.

 . The income tax expense charged to the statement of financial performance in-cludes both the current year's provision and the income tax effects of tim-ing differences calculated using the liability method.

  Tax effect accounting is applied on a comprehensive basis to all timing differences. A debit balance in the deferred tax account, arising from tim-ing differences or income tax benefits from income tax losses, is only recognised if there is virtual certainty of realisation.

 .  The financial statements have been prepared on a GST exclusive basis.

 . The company qualifies for differential reporting as it is not publicly ac-countable and there is no separation between the owners and the governing body. The company has applied all available differential reporting exemp-tions except for the exemption in respect of FRS-10 Statement of Cash Flows and SSAP-12 Accounting for Income Tax.

Changes in Accounting Policies
There have been no changes in accounting policies. All policies have been ap-plied on bases consistent with those used in previous years.

2. TAXATION

                                                       $NZ
                                               -------------------
                                                  1996      1995
                                               ---------- --------
      Net profit before tax                     1,915,057  102,354
      Add back
      Permanent differences                            --      585
                                               ---------- --------
      Net taxable income                       $1,915,057 $102,939
                                               ========== ========
      Taxation charge at 33%                      631,969   33,970
      Additional tax                                    9   40,708
                                               ---------- --------
      Taxation expense                         $  631,978 $ 74,678
                                               ========== ========
      IMPUTATION CREDIT ACCOUNT
      Opening balance                                  --       --
      Payments to Inland Revenue                  453,982       --
      RWT credits attached to interest income       1,716       --
                                               ---------- --------
      Closing balance                          $  455,698 $     --
                                               ========== ========

                    PRESTIGE MARKETING INTERNATIONAL LIMITED

3. SHAREHOLDERS' EQUITY

                                                         $NZ
                                                   ---------------
                                                    1996    1995
                                                   ------- -------
Authorised capital--1,000 ordinary shares          $10,000 $10,000
                                                   ======= =======
Issued and paid up capital--1,000 ordinary shares  $10,000 $10,000
                                                   ======= =======

4. OPERATING REVENUE

                           $NZ
                   -------------------
                      1996      1995
                   ---------- --------
Commission          2,562,826  374,598
Interest received       5,243       --
Other income          255,161       --
                   ---------- --------
                   $2,823,230 $374,598
                   ========== ========

5. EXPENSES

Operating surplus was arrived at after charging the following expenses:

                         $NZ
                  -----------------
                    1996     1995
                  -------- --------
Interest expense     1,894       --
Other expenses     906,279  272,244
                  -------- --------
                  $908,173 $272,244
                  ======== ========

6. RELATED PARTIES

During the year Prestige Marketing International Limited had the following transactions with related parties:

     ---------------------------------------------------------

      RELATED PARTY                          RELATIONSHIP     TYPE OF TRANSACTION
      -------------                          ------------     -------------------
      Prestige Marketing Holdings Ltd     Parent Company         Advances
      Prestige Marketing Limited          Sister Company         License Fees
      Suzanne Paul Pty Australia Limited  Common Shareholders    Commission

7. LEASE AND CAPITAL COMMITMENTS

The company has no lease and capital commitments.

8. RECONCILIATION OF NET SURPLUS AFTER TAXATION WITH CASH INFLOW (OUTFLOW) FROM OPERATING ACTIVITIES

                                                            $NZ
                                                     -------------------
                                                       1996       1995
                                                     ---------  --------
Reported surplus after taxation                      1,283,079    27,676
Movement in working capital:
 Increase in debtors                                  (360,471)  (90,780)
 Increase in other current assets                     (882,026)  (39,644)
 Increase in taxation payable                           88,511        --
 Increase/(decrease) in accrued liabilities               (585)   75,263
 Increase in other current liabilities                 156,300    22,753
                                                     ---------  --------
                                                      (998,271)  (32,408)
                                                     ---------  --------
Net cash inflow/(outflow) from operating activities  $ 284,808  $ (4,732)
                                                     =========  ========

                    PRESTIGE MARKETING INTERNATIONAL LIMITED

                  NOTES TO THE FINANCIAL STATEMENTS--CONCLUDED

9. CONTINGENT LIABILITIES

The company has no contingent liabilities.

10. DIFFERENCES BETWEEN NEW ZEALAND GENERALLY ACCEPTED ACCOUNTING PRACTICE ("NZ GAAP") AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("US GAAP").

The financial statements have been prepared in accordance with the NZ GAAP. The accounting policies of the company also comply with US GAAP as at 31 March 1995 and 31 March 1996 and therefore the financial results would not require amend-ment if the financial statements were to be prepared in accordance with US GAAP.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
National Media Corporation

This report is issued at the request of National Media Corporation in connec-tion with their acquisition of the Suzanne Paul Holdings Pty Limited Group of companies in Australia. The special purpose financial statements have been pre-pared on the basis of Accounting Policies outlined in Note 1 and do not include all the disclosures needed under Australian requirements.

We have audited the accompanying combined balance sheets of Suzanne Paul Hold-ings Pty Limited Group as of March 31, 1996 and June 30, 1995, and the related statements of operations, cash flows, and shareholders' equity for the nine months ended March 31, 1996 and the year ended June 30, 1995.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined balance sheets of Suzanne Paul Holdings Pty Limited Group at March 31, 1996 and June 30, 1995, and the com-bined results of its operations and its cash flows for the nine months ended March 31, 1996 and the year ended June 30, 1995 in conformity with generally accepted accounting principles.

                                      Ernst & Young

Sydney, Australia
June 7, 1996

                    SUZANNE PAUL HOLDINGS PTY LIMITED GROUP

                            COMBINED BALANCE SHEETS

                                              ---------- ----------
                                              MARCH 31,   JUNE 30,
                                                 1996       1995
                                                  $A         $A
                                              ---------- ----------
ASSETS
Current assets:
 Cash and cash equivalents                    $1,017,069 $  713,150
 Accounts receivable (net)                     4,166,985  2,195,327
 Inventories                                   2,270,024    872,013
 Prepaid expenses and other current assets     1,246,263    410,509
 Due by related party                            229,425        --
                                              ---------- ----------
   Total current assets                        8,929,766  4,190,999
Property and equipment (net)                     600,301    536,995
Intangible assets (net)                            2,578      3,437
Deferred income taxes                            237,378    135,178
                                              ---------- ----------
TOTAL ASSETS                                  $9,770,023 $4,866,609
                                              ========== ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                             $  628,488 $  490,552
 Accrued expenses                                269,373     88,074
 Due to related parties                        1,109,730    703,883
 Income tax payable                            1,870,993    819,646
                                              ---------- ----------
   Total current liabilities                   3,878,584  2,102,155
Shareholders' equity:
 Ordinary shares, $A1 par value, issued 1,001      1,001      1,001
 Retained earnings                             5,890,438  2,763,453
                                              ---------- ----------
   Total shareholders' equity                  5,891,439  2,764,454
                                              ---------- ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $9,770,023 $4,866,609
                                              ========== ==========

            See accompanying notes to combined financial statements.

                    SUZANNE PAUL HOLDINGS PTY LIMITED GROUP

                       COMBINED STATEMENTS OF OPERATIONS

                                      ----------- -----------
                                       9 MONTHS      YEAR
                                         ENDED       ENDED
                                       MARCH 31,   JUNE 30,
                                         1996        1995
                                          $A          $A
                                      ----------- -----------
Revenues:
 Product sales                        $21,667,815 $12,446,370
 Other revenues                           100,598      56,687
                                      ----------- -----------
Net revenues                           21,768,413  12,503,057
Operating costs and expenses:
 Direct costs                           4,138,249   2,012,520
 Selling, general, and administrative   9,477,507   5,601,028
 Interest expense                       3,255,669   2,693,794
                                      ----------- -----------
   Total operating costs and expenses  16,871,425  10,307,342
                                      ----------- -----------
Income before income taxes              4,896,988   2,195,715
Income taxes                            1,770,003     723,893
                                      ----------- -----------
Net income                            $ 3,126,985 $ 1,471,822
                                      =========== ===========

            See accompanying notes to combined financial statements.

                    SUZANNE PAUL HOLDINGS PTY LIMITED GROUP

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                 ---------------------
                                                  9 MONTHS
                                                   ENDED    YEAR ENDED
                                                 MARCH 31,   JUNE 30,
                                                    1996       1995
                                                     $A         $A
                                                 ---------- ----------
Common stock (of Suzanne Paul Holdings Pty Ltd)
 Beginning balance                               $    1,001 $    1,001
                                                 ---------- ----------
Ending balance                                        1,001      1,001
Retained earnings:
 Beginning balance                                2,763,453  1,291,631
 Net income                                       3,126,985  1,471,822
                                                 ---------- ----------
Ending balance                                    5,890,438  2,763,453
                                                 ---------- ----------
TOTAL SHAREHOLDERS' EQUITY                       $5,891,439 $2,764,454
                                                 ========== ==========

            See accompanying notes to combined financial statements.

                    SUZANNE PAUL HOLDINGS PTY LIMITED GROUP

                       COMBINED STATEMENTS OF CASH FLOWS

                                                   -----------  -----------
                                                    9 MONTHS
                                                      ENDED     YEAR ENDED
                                                    MARCH 31,    JUNE 30,
                                                      1996         1995
                                                       $A           $A
                                                   -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                         $ 3,126,985  $ 1,471,822
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
 Depreciation and amortization                         126,509       88,526
 Increase in:
  Accounts receivable, net                          (1,971,658)  (1,771,315)
  Inventories                                       (1,398,011)    (589,954)
  Deferred costs                                      (102,200)    (100,618)
  Other current assets                                (835,754)    (124,852)
 Increase in:
  Accrued expenses                                     137,936       36,961
  Income taxes payable                                 181,299      357,648
  Other                                              1,051,347      757,207
  Accounts payable                                     176,422      323,063
                                                   -----------  -----------
Net cash provided by operating activities              492,875      448,488
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment                   (188,956)    (501,210)
                                                   -----------  -----------
Net cash used in investing activities                 (188,956)    (501,210)
                                                   -----------  -----------
Net increase (decrease) in cash and cash equiva-
 lents                                                 303,919      (52,722)
Cash and cash equivalents at beginning of year         713,150      765,872
                                                   -----------  -----------
Cash and cash equivalents at end of year           $ 1,017,069  $   713,150
                                                   ===========  ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
 Taxes on income                                   $   819,646  $   461,998
                                                   ===========  ===========

            See accompanying notes to combined financial statements.

                    SUZANNE PAUL HOLDINGS PTY LIMITED GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 MARCH 31, 1996

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business
Suzanne Paul Holdings Pty Limited is engaged in the direct marketing of con-sumer products principally through television media by the operating companies, Suzanne Paul Australia Pty Ltd. And Telemall Shopping Pty Ltd.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
These combined financial statements are a pro forma amalgamation of Suzanne Paul Holdings Pty Ltd, Suzanne Paul (Australia) Pty Ltd, and Telemall Shopping Pty Ltd. with disregard to present ownership as it is intended that all three companies in the "group" be acquired by National Media Corporation, a U.S. listed company.

Basis of Accounting
The financial statements have been prepared in accordance with the historic cost convention and going concern principle.

Adjustments to Conform to Accounting Principles Generally Accepted in the United States
The historical records of the three companies are kept in accordance with gen-erally accepted accounting principles in Australia and in local currency. These combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States and do not differ from those kept for statutory purposes in Australia.

Reserve for Returned Merchandise
It is the Company's policy to refund unconditionally the total price of mer-chandise returned within 30 days. The Company provides an allowance, based upon experience, for returned merchandise. The allowance for returns was $A351,000 and $A234,000 at March 31, 1996 and June 30, 1995, respectively.

Cash and Cash Equivalents
For the purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when pur-chased to be cash equivalents.

Accounts Receivable
The allowance for doubtful accounts was $A257,000 and $A130,000 at March 31, 1996 and June 30, 1995, respectively.

Inventories
Inventories consist principally of products purchased for resale, and are stated at the lower of cost (determined by the first-in, first-out method) or market.

Property and Equipment and Depreciation and Amortization
Property and equipment is stated at cost. Depreciation and amortization are provided using the reducing balance sheet method based on the estimated useful lives of the assets.

Income Taxes
The Company uses the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Joint Ventures
Suzanne Paul Holdings Pty Ltd (SPH) has a 50% interest in the assets, liabili-ties and output of a joint venture company being incorporated. The other joint venture partner is Quantum International, a wholly owned subsidiary

                    SUZANNE PAUL HOLDINGS PTY LIMITED GROUP
of National Media Corporation. The joint venture made no contribution to the results for the period at March 31, 1996. The joint venture will be wound up if the group is acquired by National Media Corporation.

Goodwill
Goodwill represents the excess of the purchase consideration over the fair value of identifiable net assets acquired at the time of acquisition of a busi-ness. Goodwill is amortized by the straight-line method over the period during which benefits are expected to be received. This is taken as being 5 years. Am-ortization was $A859 and $A1,145 the nine month period ended March 31, 1996 and the year ended June 30, 1995, respectively.

Advertising Costs
All advertising costs are expensed as incurred. The total amount charged to ad-vertising expense was $A3,873,000 and $A2,013,000 for the nine months ended March 31, 1996 and the year ended June 30, 1995, respectively.

2. ACCRUED EXPENSES

Accrued expenses include the following:

                           --------- --------
                           MARCH 31, JUNE 30,
                              1996     1995
                              $A        $A
                           --------- --------
      Fringe benefits tax  $ 30,000  $   --
      Sales tax                 --     3,927
      Superannuation         70,434   11,602
      Holiday pay            37,659   27,726
      Employee taxes         43,374   43,042
      Withholding tax        87,906    1,777
                           --------  -------
                           $269,373  $88,074
                           ========  =======

3. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                 --------- --------
                                                 MARCH 31, JUNE 30,
                                                    1996     1995
                                                    $A        $A
                                                 --------- --------
      Furniture, fixtures, and office equipment  $779,087  $590,133
      Motor vehicles                              108,000   108,000
                                                 --------  --------
                                                  887,087   698,133
      Less accumulated depreciation               286,786   161,138
                                                 --------  --------
      Total                                      $600,301  $536,995
                                                 ========  ========

Depreciation expense for property and equipment was $A125,648 and $A87,381 for the nine months ended March 31, 1996 and the year ended June 30, 1995, respec-tively.

                    SUZANNE PAUL HOLDINGS PTY LIMITED GROUP

4. INCOME TAX

                                                        ---------- ----------
                                                           1996       1995
                                                            $A         $A
                                                        ---------- ----------
      (A)INCOME TAX EXPENSE                             $4,896,988 $2,195,715
        Income tax prima facie payable on reported
         operating profit at 36% and 33%, respectively   1,762,916    724,586
        Tax effect of permanent differences:
         Goodwill amortization                                 309        378
         Non tax deductible costs                            6,778     (1,071)
                                                        ---------- ----------
        Charge to profit and loss account               $1,770,003 $  723,893
      (B)INCOME TAX PAYABLE
        Charge to property and loss account as above.
        Increase (decrease) in amount payable due to
         timing
         differences, comprising:
         --Increase in allowance for doubtful accounts  $   45,720 $   42,900
         --Increase in allowance for returned
          merchandise                                       42,120     55,110
         --Increase in allowance for employee
          entitlements                                       2,350     (2,257)
         --Allowance for fringe benefits tax                10,800        --
                                                        ---------- ----------
        Estimated liability on current period's profit  $1,870,993 $  819,646
                                                        ========== ==========
      (C)DEFERRED INCOME TAX BENEFIT (FUTURE INCOME
       TAX BENEFIT)
        Balance at beginning of period                  $  135,178 $   34,560
        Transfer for current year resulting from
         timing differences                                102,200    100,618
                                                        ---------- ----------
        Balance at end of period                        $  237,378 $  135,178
                                                        ========== ==========

5. COMMITMENTS AND CONTINGENCIES

The Company rents warehouse and office space under various operating leases which expire September 1997. Future minimum lease payments (exclusive of real estate taxes and other operating expenditures) as of March 31, 1996 under noncancellable operating leases with initial or remaining terms of one year or more are as follows for the year ending March 31:

            --------
               $A
            --------
      1997  $249,892
      1998    71,946
            --------
            $321,838
            ========

6. PENSION PLAN

As the group has no pension plan of its own under Australian statutory require-ments, for every employee, the Company must remit to the Government up to 5% of gross salary to a maximum amount, for a Superannuation Guarantee Levy. Once the employee reaches the age of 65, the Government will provide a pension payment. Superannuation payments in respect of this levy were $A79,273 and $A61,367 for the nine month period ended March 31, 1996 and the year ended June 30, 1995, respectively.

7. SEGMENT AND GEOGRAPHIC INFORMATION

The Company operates in Australia and is engaged in the direct marketing of products principally through television.

                    SUZANNE PAUL HOLDINGS PTY LIMITED GROUP

               NOTES TO COMBINED FINANCIAL STATEMENTS--CONCLUDED

8. LITIGATION

Action regarding "Super Slicer"
In December 1995, an application was lodged via the Federal Court of Australia to restrain K-Tel International (Australia) Pty Limited from selling, advertis-ing, or distributing in Australia a household utensil known as "super slicer."

Action by Telemall MOH Pty Ltd
In September 1995, the Company received communication seeking to restrain it from using the name Telemall Shopping as it is alleged that the name Telemall Shopping confuses the public with the name Telemall MOH Pty Ltd used by a South Australian company.

9. RELATED PARTY TRANSACTIONS

The following related party transactions occurred during the financial period.

The following transactions are with companies that have a common shareholding to the Suzanne Paul Group:

Nine months ended March 31, 1996

 .  Royalties are due to Prestige International to the amount of $A773,000. The royalty agreement was made under normal commercial terms and conditions.
 . An amount of $A229,425 is due from Prestige Marketing. The balance is for management fees and programming fees. These fees are based on normal commer-cial terms and conditions.
 .  A loan was obtained from Tancot Pty Ltd, a company wholly owned by Alan J J
   Meier. The balance outstanding is $A414,029. No repayment terms have been agreed and no interest has been paid or is due.
 .  A directors fee for $A54,077 was paid to Alan J J Meier. No other director received any benefits.
 . A management fee of $A150,000 was paid to Tancot Pty Ltd in respect of serv-ices provided by Alan J J Meier. The transaction was made under normal com-mercial terms and conditions.

Year ended June 30, 1995

 .  An amount of $A71,946 is payable to Prestige Marketing for management fees and royalties.
 .  A directors fee for $A69,712 was paid to Alan J J Meier. No other director received any benefits.
 .  Management fees and consulting fees for $A314,767 were paid to Tancot Pty
   Ltd in respect of services provided by Alan J J Meier. The consulting fee and the management fee for $A218,386 remain unpaid at June 30, 1995.

        NATIONAL MEDIA'S FULFILLMENT CENTER LOCATED IN PHOENIX, ARIZONA

                                     [LOGO]

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below is an itemized statement of all expenses incurred or to be in-curred in connection with the issuance and distribution of the securities to be registered:

      Registration fee*                    $15,863.00
      Blue sky filing fees and expenses           --
      NASD filing fee*                       5,100.00
      Transfer agent and registration fee         --
      Printing and mailing expenses               --
      Legal fees and expenses                     --
      Accounting fees and expenses                --
      Miscellaneous                               --
                                           ----------
        Total                              $20,963.00
                                           ==========

- ---------
*Exact; all other fees and expenses are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company has adopted in its Certificate of Incorporation and Bylaws the pro-visions of Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") which eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the lia-bility of a director for any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the DGCL, or for any transaction from which the director derived an improper personal benefit.

Further, the Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL to the full extent permitted therein. Section 145 provides, subject to various exceptions and limitations, that the Company may indemnify its directors or officers if such director or officer is a party or is threat-ened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connec-tion with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether indemnification is proper under the circumstances, unless made by a court, shall be made by a majority of a quorum of disinterested members of the Board of Directors, independent legal counsel or the stockholders of the Compa-ny. In addition, the Company shall indemnify its directors or officers to the extent that they have been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, against expenses (including attorneys' fees) actually and rea-sonably incurred by them in connection therewith.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

The following documents are filed as a part of this Registration Statement. (Exhibit numbers correspond to the exhibits required by Item 601 of Regulation S-K for a Registration Statement on Form S-3.)

(a) Exhibits

 EXHIBIT NO.
 -----------
  *1         Form of Underwriting Agreement.
  *5         Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers as to the
             legality of the Registrant's Common Stock being registered hereby.

 **23.1   Consent of Ernst & Young, LLP, independent auditors, with respect to the consolidated financial statements and schedule of the
          Registrant.
 **23.2   Consent of Ernst & Young, LLP, independent auditors, with respect to the combined financial statements of DirectAmerica Corporation and
          California Production Group, Inc.
 **23.3   Consent of Deloitte and Touche, LLP, independent auditors, with respect to the consolidated financial statements of Positive
          Response Television, Inc.
 **23.4   Consent of Ernst & Young, independent auditors, with respect to the financial statements of Prestige Marketing Limited.
 **23.5   Consent of Ernst & Young, independent auditors, with respect to the financial statements of Prestige Marketing International Limited.
 **23.6   Consent of Ernst & Young, independent auditors, with respect to the special purpose combined financial statements of Suzanne Paul
          Holdings Pty Limited Group.
  *23.7   Consent of Klehr, Harrison, Harvey, Branzburg & Ellers with respect to the legality of securities being registered (included in the opinion filed as Exhibit 5 hereto).
 **24     Power of Attorney (appears on signature pages hereof).

- ---------
*To be filed supplementally.
**Filed herewith.

(b) Financial Statement Schedule VIII is incorporated herein by reference to Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.

ITEM 17. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and con-trolling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securi-ties and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the pay-ment by the registrant of expenses incurred or paid by a director, officer or controlling-person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the reg-istrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as ex-pressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the ini-tial bona fide offering thereof.

The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Reg-istration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Regis-tration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities of-fered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHO-RIZED, IN THE CITY OF PHILADELPHIA, COMMONWEALTH OF PENNSYLVANIA, ON THIS 14TH DAY OF JUNE, 1996.

                                      National Media Corporation


                                      By: /s/ Mark P. Hershhorn
                                         ------------------------------------
                                         Mark P. Hershhorn, President
                                         and Chief Executive Officer

                               POWER OF ATTORNEY

  Each of the undersigned officers and directors of National Media Corporation whose signature appears below hereby appoints Mark P. Hershhorn, Constantinos
I. Costalas, Brian McAdams and John J. Sullivan, jointly and each individually, as true and lawful attorneys-in-fact for the undersigned with full power of substitution, to execute in his name and on his behalf in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact shall deem appropriate, and to cause to be filed any such amendment (including exhibits thereto and other doc-uments in connection therewith) to this Registration Statement with the Securi-ties and Exchange Commission, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any of them, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

        SIGNATURE                     TITLE                          DATE
        ---------                     -----                          ----

                                Chairman of the Board,           June 14, 1996
- ----------------------------     Chairman of the Executive
BRIAN MCADAMS                    Committee and Director

/s/ Mark P. Hershhorn           President, Chief Executive       June 14, 1996
- ----------------------------     Officer and Director
MARK P. HERSHHORN

                                Executive Vice President         June 14, 1996
- ----------------------------     and Director
DAVID J. CARMAN

                                Director                         June 14, 1996
- ----------------------------
CHARLES L. ANDES

/s/ Constantinos I. Costalas    Vice Chairman of the Board       June 14, 1996
- ----------------------------     and Director
CONSTANTINOS I. COSTALAS

/s/ Albert R. Dowden            Director                         June 14, 1996
- ----------------------------
ALBERT R. DOWDEN

/s/ Michael J. Emmi             Director                         June 14, 1996
- ----------------------------
MICHAEL J. EMMI

         SIGNATURE                   TITLE                           DATE
         ---------                   -----                           ----

/s/ Frederick S. Hammer         Director                         June 14, 1996
- ----------------------------
FREDERICK S. HAMMER

/s/ Ira M. Lubert               Director                         June 14, 1996
- ----------------------------
IRA M. LUBERT

/s/ Jon W. Yoskin II            Director                         June 14, 1996
- ----------------------------
JON W. YOSKIN II

/s/ William M. Goldstein,       Director                         June 14, 1996
Esq.
- ----------------------------
WILLIAM M. GOLDSTEIN, ESQ.

/s/ James M. Gallagher          Vice President and Chief         June 14, 1996
- ----------------------------     Financial Officer
JAMES M. GALLAGHER               (Principal Accounting and
                                 Financial Officer)

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER   DESCRIPTION
 -------  -----------
 23.1     Consent of Ernst & Young, LLP, independent auditors, with respect to the consolidated financial statements and schedule of the Registrant.
 23.2     Consent of Ernst & Young, LLP, independent auditors, with respect to the combined financial statements of DirectAmerica Corporation and California Production Group, Inc.
 23.3     Consent of Deloitte and Touche, LLP, independent auditors, with respect to the consolidated financial statements of Positive Response Television, Inc.
 23.4     Consent of Ernst & Young, independent auditors, with respect to the financial statements of
          Prestige Marketing Limited.
 23.5     Consent of Ernst & Young, independent auditors, with respect to the financial statements of
          Prestige Marketing International Limited.
 23.6     Consent of Ernst & Young, independent auditors, with respect to the special purpose combined financial statements of Suzanne Paul Holdings Pty Limited Group.
 23.7     Consent of Klehr, Harrison, Harvey, Branzburg & Ellers with respect to the legality of securities being registered (included in the opinion filed as Exhibit 5 hereto).
 24       Power of Attorney (appears on signature pages hereof).